CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Ordinary Shares, par value 50 pence each (1)	24,955,000	$5.89	$146,984,950	$20,048.75

(1)	American Depositary Shares (“ADSs”), evidenced by American Depositary Receipts, issuable upon deposit of Ordinary Shares, par value 50 pence each (“Ordinary Shares”), of Amarin Corporation plc (“Amarin”) are registered on a separate registration statement. Each ADS represents one Ordinary Share.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended. The offering price per share and the aggregate offering price are based upon the average of the high and low prices of Amarin’s ADSs as reported on The NASDAQ Global Market on July 5, 2013.

(3)	The registration fee is calculated and being paid pursuant to Rule 457(r) under the Securities Act of 1933, as amended, and relates to the Registration Statement on Form S-3 (File No. 333-179964) filed by the Registrant on March 29, 2011.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-173132

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 29, 2011)

21,700,000 American Depositary Shares

Representing 21,700,000 Ordinary Shares

We are offering 21,700,000 American Depositary Shares, or ADSs. Each ADS represents one of our ordinary shares, par value £0.50 per share. Our ADSs are listed on The NASDAQ Global Market under the symbol “AMRN”. On July 8, 2013, the last reported sale price of our ADSs on The NASDAQ Global Market was $6.17 per share.

Investing in our ADSs involves a high degree of risk. Please read “Risk Factors” beginning on page S-6 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement.

The underwriters have agreed to purchase the ADSs from us at a price of $5.60 per share, which will result in $121,520,000 net proceeds to us before deducting estimated offering expenses payable by us. The underwriters may offer the ADSs from time to time for sale in one or more transactions on the Nasdaq Global Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. See “Underwriting”.

The underwriters may exercise their option to purchase up to an additional 3,255,000 ADSs from us, at the price per share set forth above for 30 days after the date of this prospectus supplement. If the underwriters exercise the option in full, we would receive an additional $18,228,000 in net proceeds before deducting estimated offering expenses payable by us.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the ADSs is expected to be made on or about July 12, 2013.

Citigroup	Jefferies

Prospectus supplement dated July 8, 2013.

PROSPECTUS SUPPLEMENT

PROSPECTUS

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus supplement and accompanying prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus form part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. This document contains two parts. The first part consists of this prospectus supplement, which provides you with specific information about this offering. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined.

In this prospectus supplement, the “Company,” “we,” “us,” “our” and similar terms refer to Amarin Corporation plc and its subsidiaries on a consolidated basis. References to our “ordinary shares” or “common shares” refer to the ordinary shares of Amarin Corporation plc. References to “ADSs” refer to American Depositary Shares, each of which represents one ordinary share of Amarin Corporation plc.

All references in this prospectus supplement to our consolidated financial statements include, unless the context indicates otherwise, the related notes.

This prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein and therein includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary of our business highlights some of the information contained elsewhere in or incorporated by reference into this prospectus supplement or the accompanying prospectus. Because this is only a summary, however, it does not contain all of the information that may be important to you. You should carefully read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, which are described under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement and the accompanying prospectus. You should also carefully consider the matters discussed in the section in this prospectus supplement entitled “Risk Factors” and in the accompanying prospectus and in other periodic reports incorporated by reference herein and therein.

Our Company

We are a biopharmaceutical company with expertise in lipid science focused on the commercialization and development of therapeutics to improve cardiovascular health. On July 26, 2012, we received U.S. Food and Drug Administration, or FDA, approval to market and sell our lead product Vascepa® (icosapent ethyl) capsules (formerly known as AMR 101) as an adjunct to diet to reduce triglyceride levels in adult patients with severe (TG >500mg/dL) hypertriglyceridemia, which we sometimes refer to as the MARINE indication. Triglycerides are fats in the blood. Vascepa became commercially available in the United States by prescription in January 2013, when we commenced sales and shipments to its network of U.S.-based wholesalers and specialty pharmacy providers. On January 28, 2013, we commenced our full commercial launch of Vascepa in the United States for use in the MARINE indication.

We are also developing Vascepa for the treatment of patients with high triglyceride levels (TG >200 mg/dL and <500 mg/dL) who are also on statin therapy for elevated LDL-C levels. This indication is referred to as mixed dyslipidemia or the ANCHOR indication. In February 2013, we submitted a supplemental New Drug Application, or sNDA, to the FDA seeking approval of Vascepa for the ANCHOR indication. In April 2013, the FDA notified us that it accepted the sNDA for review. The acceptance of the sNDA indicates that the application is sufficiently complete to permit a substantive review by the FDA. On June 18, 2013, the FDA informed us that it plans to convene an advisory committee in October 2013 to review our sNDA seeking approval for the marketing and sale of Vascepa for the treatment of patients with high triglyceride levels (TG >200 mg/dL and <500 mg/dL) who are also on statin therapy for elevated LDL-C levels. The application is subject to a standard review and has been assigned a Prescription Drug User Fee Act, or PDUFA, date of December 20, 2013. The PDUFA date is the target date for the FDA to complete its review of the sNDA. However, there can be no assurance that the FDA will complete its review of the sNDA by this date.

We believe that our sales and marketing team is well positioned to support the commercialization of Vascepa for the MARINE indication. Upon approval of the ANCHOR indication, we anticipate that we will need to increase our commercial presence, alone or in conjunction with commercial partners, in order to fully maximize Vascepa’s commercial opportunity in this patient population. From time to time we have held discussions with larger pharmaceutical companies on potential collaborations and other strategic opportunities, and we intend to continue having discussions regarding such opportunities in the future. However, we cannot estimate the timing of any such potential strategic transaction, and no assurance can be given that we will enter into any such strategic transaction. Until such time as we enter into such a strategic transaction, if ever, we plan to continue to execute on our plans to market and sell Vascepa on our own.

In December 2011 we announced commencement of patient dosing in our cardiovascular outcomes study of Vascepa, titled REDUCE-IT (Reduction of Cardiovascular Events with EPA – Intervention Trial), which is designed to evaluate the efficacy of Vascepa in reducing major cardiovascular events in a high risk patient population on statin therapy. We do not believe the final results of the REDUCE-IT study will be required for FDA approval of Vascepa for the ANCHOR indication, although there can be no assurance that this will be the case.

The potential efficacy and safety of Vascepa was studied in the MARINE trial and the ANCHOR trial, each of which were Phase 3 clinical trials. At a daily dose of 4 grams of Vascepa, the dose at which Vascepa is FDA-approved for the MARINE indication, these trials showed favorable clinical results in their respective patient populations in reducing triglyceride levels without increasing LDL-C levels in the MARINE trial and with a statistically significant decrease in LDL-C levels in the ANCHOR trial, in each case as compared to placebo. These trials also showed favorable results, particularly with the 4-gram dose of Vascepa, in other important lipid and inflammation biomarkers, including apolipoprotein B (apo B), non-high-density lipoprotein cholesterol (non-HDL-C), total-cholesterol (TC), very low-density lipoprotein cholesterol (VLDL-C), lipoprotein-associated phospholipase A2 (Lp-PLA2), and high sensitivity C-reactive protein (hs-CRP). In these trials, the most commonly reported adverse reaction (incidence >2% and greater than placebo) in patients treated with Vascepa was arthralgia (joint pain) (2.3% for Vascepa vs. 1.0% for placebo).

Commercialization Update

Vascepa became commercially available in the United States by prescription in January 2013 when we commenced sales and shipments to our network of U.S.-based wholesalers. On January 28, 2013, we commenced our full commercial launch of Vascepa in the United States. In preparation for our commercial launch, we hired and trained a direct sales force of approximately 275 sales representatives. We also employ various marketing and medical affairs personnel to support our commercialization of Vascepa.

In June 2013, we completed our fifth full calendar month of marketing and selling Vascepa. As of the date hereof, based on monthly compilations of data provided by a third party, the estimated number of normalized total Vascepa prescriptions (TRx) for the first four calendar months were as follows: 3,224 (Feb); 7,260 (Mar); 12,314 (Apr); and 16,076 (May). As of the date hereof, based on weekly compilations of data from a third party source for the four weeks ended June 28th, the estimated number of normalized total Vascepa prescriptions (TRx) for June is 18,367 (partial data available). Data provided for June excludes the last two calendar days of June; weekly compilations generally tend to understate the number of prescriptions in the monthly compilations. Normalized total prescriptions represent the estimated total number of Vascepa prescriptions shipped to patients, calculated on a normalized basis (i.e., total capsules shipped divided by 120 capsules, or one month’s supply). The data reported above is based on information made available to the Company from a third party resource and may be subject to adjustment and may overstate or understate actual prescriptions.

As of June 30, 2013, over 7,300 clinicians have written prescriptions for Vascepa.

Although we believe these data are prepared on a period-to-period basis in a manner that is generally consistent and that such results are generally indicative of current prescription trends, these data are based on estimates and should not be relied upon as definitive. In addition, as described in our most recent quarterly report on Form 10-Q, because of our limited selling history, during the quarter ended March 31, 2013, we only recognized revenue on product that we could substantiate being resold by retailers, such as pharmacies, for purposes of fulfilling prescriptions. Those prescription data may differ from the prescription data provided above or otherwise reported by third parties.

Because of our limited selling history, we do not believe that we can provide a reasonably accurate forecast of Vascepa prescriptions or revenues. We provide no guidance regarding anticipated levels of Vascepa prescriptions or revenues and no such guidance should be inferred from the operating metrics described above. We believe that investors should view the above-referenced operating metrics with caution, as data for this limited period may not be representative of a trend consistent with the results presented or otherwise predictive of future results. Seasonal fluctuations in pharmaceutical sales, for example, may affect future prescription trends of Vascepa, as could changes in prescriber sentiment and other factors. We believe investors should consider our results over several quarters, or longer, before making an assessment about potential future performance.

The commercial launch of a new pharmaceutical product is a complex undertaking, and our ability to effectively and profitably launch Vascepa will depend in part on our ability to generate market demand for Vascepa through education, marketing and sales activities our ability to achieve market acceptance of Vascepa, our ability to generate product revenue and our ability to receive adequate levels of reimbursement from third-party payers. See “Risk Factors—Risks Related to the Commercialization and Development of Vascepa.”

Corporation Information

Amarin Corporation plc (formerly Ethical Holdings plc) is a public limited company listed in the United States on the NASDAQ Global Market. Amarin was originally incorporated in England as a private limited company on March 1, 1989 under the Companies Act 1985, and re-registered in England as a public limited company on March 19, 1993. Our registered office is located at One New Change, London EC4M 9AF, England. Our principal executive offices are located at 2 Pembroke House, Upper Pembroke Street 28-32, Dublin 2, Ireland and our telephone number is +353-1-6699-020. Our primary U.S. offices are located at 1430 Route 206, Bedminster, NJ 07921.

THE OFFERING

ADSs offered by us	21,700,000 ADSs

Option	3,255,000 ADSs

Ordinary shares to be outstanding after this offering	172,432,881 shares (175,687,881 shares if the option is exercised in full)

Use of proceeds

We intend to use the net proceeds from this offering to continue the commercial launch of Vascepa® (icosapent ethyl) capsules in the MARINE indication, prepare for and commercially launch Vascepa in the ANCHOR indication, if approved, advance our REDUCE-IT cardiovascular outcomes trial, and for general corporate and working capital purposes. See “Use of Proceeds.”

Risk Factors

This investment involves a high degree of risk. See the information contained in or incorporated by reference under “Risk Factors” beginning on page S-6 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement.

NASDAQ Global Market symbol

“AMRN”

The number of ordinary shares to be outstanding after this offering is based on 150,732,881 ordinary shares outstanding on June 30, 2013 and excludes as of that date:

•

11,284,725 ADSs, each ADS representing one ordinary share, issuable upon exercise of outstanding options, at a weighted average exercise price of $7.47 per share, issuable under our 2002 Stock Option Plan and 2011 Stock Incentive Plan, or the Plans, and other equity incentive plans;

•	warrants to purchase a total of 9,866,826 ADSs, each ADS representing one ordinary share, at a weighted average exercise price of $1.44 per share;

•	7,240,625 ADSs, each ADS representing one ordinary share, available for grant under our 2011 Stock Incentive Plan; and

•	ADSs issuable upon the conversion of our outstanding 3.5% exchangeable senior notes due 2032 in the aggregate principal amount of $150.0 million.

If the underwriters’ option is exercised in full, we will issue and sell an additional 3,255,000 ADSs and will have 175,687,881 ordinary shares outstanding after the offering.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option.

RISK FACTORS

An investment in our ADSs and our ordinary shares involves a high degree of risk. Before deciding whether to invest in our ADSs and our ordinary shares, you should consider carefully the risks described below, together with other information in this prospectus supplement, the accompanying prospectus and the information and documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including (i) our most recent quarterly report on Form 10-Q for the quarter ended March 31, 2013 which is on file with the SEC and is incorporated herein by reference and (ii) other documents we file with the SEC that are deemed incorporated by reference into this prospectus supplement. Any of these risks could seriously harm our business, financial condition, results of operations or cash flow, resulting in the decline of the trading price of our ADSs and a loss of all or part of your investment.

Risks Related to the Commercialization and Development of Vascepa

We are dependent upon the success of Vascepa, which only recently obtained FDA approval and launched commercially in the MARINE indication.

As a result of our reliance on a single product and our primary focus on the U.S. market in the near-term, much of our near-term results and value as a company depends on our ability to execute our commercial strategy for Vascepa in the United States, which we only recently launched in January 2013. If commercialization efforts for Vascepa in the MARINE indication or, if approved, the ANCHOR indication, are not successful, our business will be materially and adversely affected. Even if we are able to develop additional products from our research and development efforts, the development time cycle for products typically takes several years. This restricts our ability to respond to adverse business conditions for Vascepa. If we are not successful in developing any future product or products, or if there is not adequate demand for Vascepa or the market for such product develops less rapidly than we anticipate, we may not have the ability to effectively shift our resources to the development of alternative products or do so in a timely manner without suffering material adverse effects on our business. As a result, the lack of alternative products we develop could constrain our ability to generate revenues and achieve profitability.

We recently launched Vascepa in the MARINE indication in the United States with our own, newly established sales and marketing teams and distribution channels and we may not be successful. Historical results may not be consistent with or predictive of future results.

In late January 2013, we began selling and marketing Vascepa in the United States through our own, newly established sales and marketing teams and through a newly established third-party commercial distribution infrastructure. We hired key personnel in these areas over the last several years and hired and trained a professional sales force in early January 2013. The commercial launch of a new pharmaceutical product is a complex undertaking for a company to manage, and we have very limited experience as a company operating in this area. Factors related to building and managing our own sales and marketing organization that can inhibit our efforts to successfully commercialize Vascepa on our own include:

•	our inability to attract and retain adequate numbers of effective sales and marketing personnel;

•

our inability to adequately train our sales and marketing personnel, in particular as it relates to various healthcare regulatory requirements applicable to the marketing and sale of pharmaceutical products, and our inability to adequately monitor compliance with these requirements;

•	the inability of our new sales personnel, working for us as a new market entrant, to obtain access to or persuade adequate numbers of physicians to prescribe Vascepa;

•	the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

•	unforeseen costs and expenses associated with operating a new independent sales and marketing organization.

In addition, we believe that investors should view with caution both the results for the first quarter of 2013 and as-reported monthly Vascepa prescription numbers for February through June of 2013, as data for this limited period may not be representative of a trend consistent with the results presented or otherwise predictive of future results. We commenced our commercial launch of Vascepa on January 28, 2013. Accordingly, there is a very limited amount of information available at this time to determine the actual number of total prescriptions for Vascepa. We believe investors should consider our results for the first quarter of 2013 and the as-reported Vascepa prescription data from February through June of 2013 together with results over several future quarters, or longer, before making an assessment about potential future performance.

In addition to the factors identified above, seasonal fluctuations in pharmaceutical sales, for example, may affect future prescription trends of Vascepa. The historical prescription data provided in our filings with the SEC are based on data published by a third party as of July 5, 2013. Although we believe these data are prepared on a period-to-period basis in a manner that is generally consistent and that such results are generally indicative of current prescription trends, these data are based on estimates and should not be relied upon as definitive. These data may overstate or understate actual prescriptions. Moreover, in accordance with our revenue recognition policy and U.S. Generally Accepted Account Principles, or GAAP, until we have more experience with the commercialization of Vascepa and can reasonably estimate any product returns, we plan to recognize revenue based on the resale of Vascepa from the distributors to which we sell Vascepa, and not based on sales from us to such distributors. Accordingly, because of our limited selling history, during the quarter ended March 31, 2013, we only recognized revenue on product that we could substantiate being resold by retailers, such as pharmacies, for purposes of fulfilling prescriptions. These prescription data may differ from the data reported by third parties. The value of product shipped to distributors but not resold by the distributors to retailers has been deferred until we have evidence that the product was resold by retailers or until we gain sufficient history with our customers to be able to estimate product returns. This is the case even where invoices for such shipments have been collected in full. From launch through June 30, 2013, we had experienced no material product returns.

We have to compete with other pharmaceutical and life sciences companies to recruit, hire, train and retain sales and marketing personnel, and turnover in our sales force and marketing personnel could negatively affect sales of Vascepa. If we are not successful in our efforts to market and sell Vascepa on our own, market acceptance of Vascepa may be harmed, our anticipated revenues will be materially and negatively impacted, and we may need additional funding or seek a strategic licensing or co-promotion transaction as a means of raising additional funds.

Vascepa may fail to achieve the degree of market acceptance by physicians, patients, healthcare payors and others in the medical community necessary for commercial success.

We only recently began marketing and selling Vascepa for use in the MARINE indication in January 2013. Vascepa may fail to gain sufficient market acceptance by physicians, patients, healthcare payors and others in the medical community. If Vascepa does not achieve an adequate level of acceptance, we may not generate significant product revenues and we may not become profitable. The degree of market acceptance of Vascepa for the MARINE indication and any future approved indications will depend on a number of factors, including:

•	the perceived efficacy, safety and potential advantages of Vascepa, as compared to alternative treatments;

•	our ability to offer Vascepa for sale at competitive prices;

•	convenience and ease of administration compared to alternative treatments;

•	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

•	the scope, effectiveness and strength of product education, marketing and distribution support, including our sales and marketing team;

•	publicity concerning Vascepa or competing products;

•	sufficient third-party coverage or reimbursement; and

•	the actual efficacy of the product and the prevalence and severity of any side effects, including any limitations or warnings contained in Vascepa’s approved labeling.

We may not be able to compete effectively against our competitors’ pharmaceutical products.

The pharmaceutical industry is highly competitive. In attempting to achieve the widespread commercialization of Vascepa, we will face competition to the extent other pharmaceutical companies have on the market, or are able to develop, products for the treatment of similar indications. Potential competitors in this market include companies with greater experience in commercializing pharmaceutical products, and greater resources and name recognition than we have. Furthermore, to the extent we are able to acquire or develop additional marketable products in the future, such products will compete with a variety of other products within the United States or elsewhere, possibly including established drugs and major brand names and also generic versions of these products. Competitive factors, including generic competition, could force us to lower prices or could result in reduced sales. In addition, new products developed by others could emerge as competitors to our future products. Products based on new technologies or new drugs could render our products obsolete or uneconomical.

The success of Vascepa and any of our future products will also depend in large part on the willingness of physicians to prescribe these products to their patients. Vascepa will, and our future products may, compete against products that have achieved broad recognition and acceptance among medical professionals. In order to achieve an acceptable level of prescriptions for Vascepa or any future product, we must be able to meet the needs of both the medical community and end users with respect to cost, efficacy and other factors.

Our potential competitors both in the United States and Europe include large, well-established pharmaceutical companies, specialty pharmaceutical sales and marketing companies, and specialized cardiovascular treatment companies. These companies include GlaxoSmithKline plc, which currently markets Lovaza, a prescription-only omega-3 fatty acid indicated for patients with severe hypertriglyceridemia, and Abbott Laboratories, which currently markets Tricor and Trilipix for the treatment of severe hypertriglyceridemia and mixed dyslipidemia and Niaspan, which is primarily used to raise HDL-C, but is also used to lower triglycerides. In March 2011, Pronova BioPharma Norge AS, now owned by BASF, which owns the patents for Lovaza, entered into an agreement with Apotex Corp. and Apotex Inc. to settle their patent litigation in the United States related to Lovaza. Pursuant to the terms of the settlement agreement, Pronova granted Apotex a license to enter the United States market with a generic version of Lovaza in the first quarter of 2015, or earlier depending on circumstances. We expect Apotex to compete against us as well. Other companies are also seeking to introduce generic versions of Lovaza. These competitors have greater resources than we do, including financial, product development, marketing, personnel and other resources.

In addition, we are aware of other pharmaceutical companies that are developing products that, if approved, would compete with Vascepa. These include a free fatty acid form of omega-3 (comprised of 55% EPA and 20% DHA) that is being developed by Omthera Pharmaceuticals, which in April 2012 announced its top-line Phase 3 clinical trial results and indicated that it plans to submit an NDA during 2013 for the treatment of hypertriglyceridemia. In May 2013, AstraZeneca PLC agreed to acquire Omthera Pharmaceuticals, and AstraZeneca may utilize its substantial commercial resources to market Omthera Pharmaceuticals’ product, if approved. We also understand that another company, Trygg Pharma AS, has completed a Phase 3 study of an omega-3 based drug candidate for hypertriglyceridemia, but we believe Trygg has not yet announced results from that study. It is possible that Trygg Pharma has filed for FDA approval of its product candidate. In addition, Acasti Pharma, a subsidiary of Neptune Technologies & Bioresources Inc., announced in late 2012 that it intends to conduct a Phase 3 clinical program to assess the safety and efficacy of its omega-3 prescription drug candidate derived from krill oil for the treatment of hypertriglyceridemia. We believe Resolvyx Pharmaceuticals and

Catabasis Pharmaceuticals are also developing potential treatments for hypertriglyceridemia based on omega-3 fatty acids but, to our knowledge, neither has initiated a Phase 2 clinical trial of its product. In addition, we are aware that Essentialis, Inc is developing a controlled release diazoxide product for the treatment of hypertriglyceridemia and that Matinas BioPharma, Inc. is developing an omega-3-based therapeutic for the treatment of severe hypertriglyceridemia and mixed dyslipidemia. Essentialis, Inc. has reported that they have completed Phase 2 clinical studies with its product. Matinas BioPharma, Inc. has reported that it is preparing to file an Investigational New Drug Application with the FDA and conduct a human study in 2013. Isis Pharmaceuticals recently announced favorable Phase 2 results of ISIS-APOCIIIRx, a drug candidate administered through weekly subcutaneous injections, in patients with high triglycerides and type 2 diabetes. Isis is also evaluating ISIS-APOCIIIRx in a separate Phase 2 study in patients with moderate to severe high triglycerides and has announced plans to report data from this study in the summer of 2013.

Competitors may seek approval of generic versions of Vascepa.

In April 2013, the FDA published draft guidance for companies that may seek to develop generic versions of Vascepa. If an application for a generic version of Vascepa were filed and if NCE exclusivity is not granted to Vascepa, the FDA may accept the filing for review and we would likely engage in costly litigation with the applicant to protect our patent rights. If the generic filer is ultimately successful in patent litigation against us, meets the requirements for a generic version of Vascepa to the satisfaction of the FDA (after any applicable regulatory exclusivity period and, typically, the litigation-related 30-month stay period expires), and is able to supply the product in significant commercial quantities, the generic company could, with the market introduction of a generic version of Vascepa, limit our U.S. sales, which would have an adverse impact on our business and results of operations. In addition, even if a competitor’s effort to introduce a generic product is ultimately unsuccessful, the perception that such development is in progress and/or news related to such progress could materially affect the perceived value of our company and its stock price.

Vascepa is a prescription-only omega-3 fatty acid. Omega-3 fatty acids are also marketed by other companies as non-prescription dietary supplements. As a result, Vascepa would be subject to non-prescription competition and consumer substitution.

Our only current product, Vascepa, is a prescription-only omega-3 fatty acid. Mixtures of omega-3 fatty acids are naturally occurring substances contained in various foods, including fatty fish. Omega-3 fatty acids are also marketed by others as non-prescription dietary supplements. We cannot be sure physicians will view the pharmaceutical grade purity of Vascepa as having a superior therapeutic profile to naturally occurring omega-3 fatty acids and dietary supplements. To the extent the price of Vascepa is significantly higher than the prices of commercially available omega-3 fatty acids marketed by other companies as dietary supplements (through that lack of coverage by insurers or otherwise), physicians may recommend these commercial alternatives instead of writing prescriptions for Vascepa or patients may elect on their own to take commercially available omega-3 fatty acids. Either of these outcomes may adversely impact our results of operations by limiting how we price our product and limiting the revenue we receive from the sale of Vascepa due to reduced market acceptance.

If we are not successful marketing and selling Vascepa on our own, we may need to find collaborative partners to help market and sell the product.

If we are not successful marketing and selling Vascepa on our own, we may need to find collaborative partners to help market and sell the product or otherwise outsource these functions to third parties. Until such time as we choose to, and actually do, complete a strategic transaction with a third party to market and sell Vascepa, if ever, we will continue to market and sell Vascepa on our own. We are actively exploring collaboration opportunities for the continued marketing and sale of Vascepa as we approach the potential approval of Vascepa in the ANCHOR indication, assuming its regulatory approval.

We may not be successful in finding a collaborative partner to help market and sell Vascepa, or may be delayed in doing so, if we determine such a collaborative partner is necessary, in which case we may not receive revenue to the extent that we currently anticipate. We face significant competition in seeking appropriate collaborators, and these collaborations are complex and time-consuming to negotiate and document. We may not be able to negotiate collaborations on acceptable terms, or at all. We likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively. If that were to occur, we may have to curtail the continued development of Vascepa for approval for additional indications beyond ANCHOR or increase our planned expenditures and undertake additional development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we will need to obtain additional capital, which may not be available to us on acceptable terms, or at all, or which may not be possible due to our other financing arrangements, including our Purchase and Sale Agreement with Biopharma Secured Debt Fund II Holdings Cayman, L.P., or Biopharma. If we cannot raise sufficient funds, we may not be able to market and sell Vascepa effectively, and generate as much product revenue, as we could under collaboration.

Our ability to generate increased revenue depends, in part, on FDA approval for the use of Vascepa in the ANCHOR indication in the United States and potentially on other regulatory approvals outside the United States, and we may be delayed in obtaining, or never obtain, such approvals.

The costs involved in obtaining regulatory approvals for pharmaceutical products can be substantial. While we are currently marketing Vascepa for use in the MARINE indication in the United States, our ability to commercialize Vascepa in the ANCHOR indication in the United States or market Vascepa for either indication outside of the United States is dependent upon receiving additional regulatory approvals. In April 2013, the FDA accepted our sNDA which seeks approval for the use of Vascepa in the ANCHOR indication, and the FDA has assigned the sNDA a PDUFA date of December 20, 2013 for the completion of its review. The PDUFA date is the goal date for the FDA to complete its review of the sNDA. However, there can be no assurance that the FDA will complete its review of the sNDA by this date. Additionally, the FDA could deny approval of our sNDA and require additional testing or data. For example, FDA may require that we complete the REDUCE-IT cardiovascular outcome trial before they approve our sNDA. If the FDA takes any of these actions, they could have a material adverse effect on our operations and financial condition, including our ability to reach profitability.

Even if we obtain additional regulatory approvals for Vascepa, the timing or scope of any approvals may prohibit or reduce our ability to commercialize the product successfully. For example, if the approval process for the ANCHOR indication takes too long, we may miss market opportunities and give other companies the ability to develop competing products or establish market dominance. Additionally, the terms of any approvals, including the approval received from the FDA in July 2012 for the MARINE indication, may prove to not have the scope or breadth needed for us to successfully commercialize Vascepa or become profitable.

The FDA advisory committee may render recommendations on the sNDA for the ANCHOR indication that are negative or may delay approval or limit Vascepa’s marketability and may raise new concerns.

On June 18, 2013, the FDA informed us that it plans to convene an advisory committee on October 16, 2013 to review the sNDA for the ANCHOR indication. Shortly before the advisory committee meeting, the FDA will publish on its website its executive summary based on its review of the sNDA, which may identify any concerns the agency has with our sNDA. Even if the advisory committee ultimately disagrees with these concerns, the publication of these concerns may negatively affect us. The FDA is not bound by the recommendations of an advisory committee, which is typically composed of clinicians, statisticians and other experts, but it generally follows such recommendations. The advisory committee may recommend against approval of our application or may recommend that the FDA require, as a condition of approval, additional preclinical studies or clinical trials, including for example our REDUCE-IT cardiovascular outcomes trial, limitations on approved labeling, or distribution and use restrictions. This may delay and increase the cost of the review process. Although not typically the case, the FDA can, at its option, extend the time for its review of the sNDA for the ANCHOR indication or delay the advisory committee review. Any delay in obtaining, or an inability to obtain, marketing approval could prevent us from commercializing Vascepa in the ANCHOR indication, continuing our REDUCE-IT study, generating revenue, and achieving profitability.

Our SPAs with the FDA are not guarantees of FDA approval of Vascepa for the proposed ANCHOR and REDUCE-IT indications.

A Special Protocol Assessment, or SPA, is an evaluation by the FDA of a protocol with the goal of reaching an agreement that the Phase 3 trial protocol design, clinical endpoints, and statistical analyses are acceptable to support regulatory approval of the drug product candidate with respect to effectiveness for the indication studied. The ANCHOR trial was, and the REDUCE-IT trial is, being conducted under an SPA with the FDA. The FDA agreed that, based on the information we submitted to the agency, the design and planned analysis of the ANCHOR trial is adequate to support use of the conducted study as the primary basis for approval with respect to effectiveness. An SPA is generally binding upon the FDA except in limited circumstances, such as if the FDA identifies a substantial scientific issue essential to determining safety or efficacy after the study begins, or if the study sponsor fails to follow the protocol that was agreed upon with the FDA. Even though we have received regulatory approval of Vascepa for the MARINE indication, there is no assurance that the FDA will not identify a scientific issue and deem either or both of the ANCHOR or REDUCE-IT SPAs no longer binding. Moreover, any change to a study protocol after agreement with the FDA is reached can invalidate an SPA. While we amended the protocol for the ANCHOR trial after the initial SPA evaluation was completed, we obtained the FDA’s evaluation of, and agreement to, the amendment. If, for example, the FDA does not consider the applicable SPA to be binding during its review of our regulatory approval applications, or if the FDA determines that we did not follow the SPAs appropriately, the agency could assert that additional studies or data are required to support approval of the application. As another example, if the FDA determines that the potential risk of the use of Vascepa outweighs the potential benefit of the drug in the ANCHOR indication, the FDA may choose not to approve Vascepa for use in the ANCHOR population, regardless of our adherence to the related SPA.

The commercial value to us of the MARINE and ANCHOR indications may be smaller than we anticipate.

There can be no assurance as to the adequacy for commercial success of the scope and breadth of the MARINE indication or, if approved, the ANCHOR indication. Even if we obtain marketing approval for additional indications, the FDA may impose restrictions on the product’s conditions for use, distribution or marketing and in some cases may impose ongoing requirements for post-market surveillance, post-approval studies or clinical trials. Also, with regard to the MARINE indication and any other indications for which we may gain approval, the number of actual patients with the condition included in such approved indication may be smaller than we anticipate. If any such approved indication is narrower than we anticipate, the market potential for our product would suffer.

Our products will be subject to extensive post-approval government regulation.

Once a product candidate receives FDA marketing approval, numerous post-approval requirements apply. Among other things, the holder of an approved NDA is subject to periodic and other monitoring and reporting obligations enforced by the FDA and other regulatory bodies, including obligations to monitor and report adverse events and instances of the failure of a product to meet the specifications in the approved application. Application holders must also submit advertising and other promotional material to regulatory authorities and report on ongoing clinical trials.

With respect to sales and marketing activities including direct-to-consumer advertising and promotional activities involving the Internet, advertising and promotional materials must comply with FDA rules in addition to other applicable federal and local laws in the United States and in other countries. Industry-sponsored scientific and educational activities also must comply with FDA and other requirements. In the United States, the distribution of product samples to physicians must comply with the requirements of the U.S. Prescription Drug Marketing Act. Manufacturing facilities remain subject to FDA inspection and must continue to adhere to the FDA’s current good manufacturing practice requirements, or cGMPs. Application holders must obtain FDA approval for product and manufacturing changes, depending on the nature of the change. We also are subject to the new federal transparency requirements under the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, which require manufacturers of certain drugs, devices, biologics, and medical supplies to report to the Centers for Medicare & Medicaid Services, or CMS, information related to payments and other transfers of value to physicians and teaching hospitals and physician ownership and investment interests. We may also be subject, directly or indirectly through our customers and partners, to various fraud and abuse laws, including, without limitation, the U.S. Anti-Kickback Statute, U.S. False Claims Act, and similar state laws, which impact, among other things, our proposed sales, marketing, and scientific/educational grant programs. If we participate in the U.S. Medicaid Drug Rebate Program, the Federal Supply Schedule of the U.S. Department of Veterans Affairs, or other government drug programs, we will be subject to complex laws and regulations regarding reporting and payment obligations. All of these activities are also potentially subject to U.S. federal and state consumer protection and unfair competition laws. Similar requirements exist in many of these areas in other countries.

Depending on the circumstances, failure to meet these post-approval requirements can result in criminal prosecution, fines or other penalties, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of pre-marketing product approvals, or refusal to allow us to enter into supply contracts, including government contracts. In addition, even if we or our potential partners comply with FDA and other requirements, new information regarding the safety or effectiveness of a product could lead the FDA to modify or withdraw a product approval. Adverse regulatory action, whether pre- or post-approval, can potentially lead to product liability claims and increase our product liability exposure. We or our potential partners must also compete against other products in qualifying for coverage and reimbursement under applicable third party payment and insurance programs.

The FDA and other regulatory agencies strictly regulate the promotional claims that may be made about prescription products. If we are found to have improperly promoted off-label uses, we may become subject to significant fines and other liability.

The FDA and other regulatory agencies strictly regulate the promotional claims that may be made about prescription products. In particular, a product may not be promoted for uses that are not approved by the FDA or such other regulatory agencies as reflected in the product’s approved labeling. Even though we received marketing approval for Vascepa for the MARINE indication only, physicians may nevertheless prescribe Vascepa to their patients in a manner that is inconsistent with the approved label. If we are found to have promoted such off-label uses, we may become subject to significant government fines and other related liability. For example, the Federal government has levied large civil and criminal fines against companies for alleged improper promotion and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed.

In addition, incentives exist under applicable laws that encourage competitors, employees and physicians to report violations of rules governing promotional activities for pharmaceutical products. These incentives could lead to so-called whistleblower lawsuits as part of which such persons seek to collect a portion of moneys allegedly overbilled to government agencies due to, for example, promotion of pharmaceutical products beyond labeled claims. These incentives could also lead to suits that we have mischaracterized a competitor’s product in the marketplace and may, as a result, be sued for alleged damages to our competitors. Such lawsuits, whether with or without merit, are typically time-consuming and costly to defend. Such suits may also result in related shareholder lawsuits, which are also costly to defend.

The REDUCE-IT cardiovascular outcomes trial may fail to show that Vascepa can reduce major cardiovascular events in an at-risk patient population on statin therapy, and the long-term clinical results of Vascepa may not be consistent with the clinical results we observed in our Phase 3 clinical trial, in which case our sales of Vascepa may then suffer.

In accordance with the SPA for our MARINE and ANCHOR trials, efficacy was evaluated in these trials compared to placebo at twelve weeks. No placebo-controlled studies have been conducted regarding the long-

term effect of Vascepa on lipids, and no outcomes study has been conducted evaluating Vascepa. The REDUCE-IT study is designed to evaluate the efficacy of Vascepa in reducing major cardiovascular events in an at-risk patient population on statin therapy.

Outcomes studies of certain other lipid modifying therapies have failed to achieve the endpoints of such studies. For example, in September 2012, researchers published in the Journal of the American Medical Association, or JAMA, the results of a retrospective meta-analysis of twenty previously conducted studies regarding the use of omega-3 supplements across various patient populations. This meta-analysis suggested that the use of such supplements was not associated with a lower risk of all-cause death, cardiac death, sudden death, heart attack, or stroke. We believe the results of the JAMA meta-analysis may not be directly applicable to the use of Vascepa over time. For instance, nineteen of the twenty studies included in the JAMA meta-analysis involved the use of omega-3 supplements containing a mixture of EPA and DHA, and most were evaluated at relatively lower doses. In addition, in May 2013, The New England Journal of Medicine published the results of an outcome study of 1 gram per day of an omega-3 acid ethyl ester composition. In that study, the composition failed to show a benefit in reducing the rate of death from cardiovascular causes or hospitalization for cardiovascular causes when administered to patients with cardiovascular risk factors under different study conditions than in the REDUCE-IT study. Vascepa is comprised of highly-pure ethyl-EPA, and has been approved by the FDA for use in patients with severe hypertriglyceridemia at a dose of 4 grams per day. The only other outcomes study involving the use of a highly-pure formulation of ethyl-EPA, called the Japan EPA Lipid Intervention Study (JELIS), suggested that use of a highly-pure formulation of ethyl-EPA in Japan, when used in conjunction with statins, reduced cardiovascular events by 19% compared to the use of statins alone.

Although we believe the results of the JAMA meta-analysis and other studies are not directly applicable to the potential long-term clinical experience with Vascepa, there can be no assurance that the endpoints of the REDUCE-IT cardiovascular outcomes study will be achieved or that the lipid modifying effects of Vascepa in REDUCE-IT or any other study of Vascepa will not be subject to variation beyond twelve weeks. If the REDUCE-IT trial fails to achieve its clinical endpoints or if the results of these long-term studies are not consistent with the 12-week clinical results, it could prevent us from expanding the label of any approved product or even call into question the efficacy of any approved product.

We may not be successful in developing or marketing future products if we cannot meet the extensive regulatory requirements of the FDA and other regulatory agencies for quality, safety and efficacy.

The success of our research and development efforts is dependent in part upon our ability, and the ability of our partners or potential partners, to meet regulatory requirements in the jurisdictions where we or our partners or potential partners ultimately intend to sell such products once approved. The development, manufacture and marketing of pharmaceutical products are subject to extensive regulation by governmental authorities in the United States, the European Union, Japan and elsewhere. In the United States, the FDA generally requires pre-clinical testing and clinical trials of each drug to establish its safety and efficacy and extensive pharmaceutical development to ensure its quality before its introduction into the market. Regulatory authorities in other jurisdictions impose similar requirements. The process of obtaining regulatory approvals is lengthy and expensive and the issuance of such approvals is uncertain. The commencement and rate of completion of clinical trials and the timing of obtaining marketing approval from regulatory authorities may be delayed by many factors, including:

•	the lack of efficacy during clinical trials;

•	the inability to manufacture sufficient quantities of qualified materials under cGMPs for use in clinical trials;

•	slower than expected rates of patient recruitment;

•	the inability to observe patients adequately after treatment;

•	changes in regulatory requirements for clinical or preclinical studies;

•	the emergence of unforeseen safety issues in clinical or preclinical studies;

•	delay, suspension, or termination of a trial by the institutional review board responsible for overseeing the study at a particular study site;

•	unanticipated changes to the requirements imposed by regulatory authorities on the extent, nature or timing of studies to be conducted on quality, safety and efficacy; and

•	government or regulatory delays or “clinical holds” requiring suspension or termination of a trial.

Even if we obtain positive results from early stage pre-clinical or clinical trials, we may not achieve the same success in future trials. Clinical trials that we or potential partners conduct may not provide sufficient safety and efficacy data to obtain the requisite regulatory approvals for product candidates. The failure of clinical trials to demonstrate safety and efficacy for our desired indications could harm the development of that product candidate as well as other product candidates, and our business and results of operations would suffer. For example, the efficacy results of our Vascepa Phase 3 clinical trials for the treatment of Huntington’s disease were negative. As a result, we stopped development of that product candidate, revised our clinical strategy and shifted our focus to develop Vascepa for use in the treatment of cardiovascular disease.

Any approvals that are obtained may be limited in scope, may require additional post-approval studies or may require the addition of labeling statements focusing on product safety that could affect the commercial potential for our product candidates. Any of these or similar circumstances could adversely affect our ability to earn revenues from the sale of such products. Even in circumstances where products are approved by a regulatory body for sale, the regulatory or legal requirements may change over time, or new safety or efficacy information may be identified concerning a product, which may lead to the withdrawal of a product from the market or similar use restrictions. The discovery of previously unknown problems with a product or in connection with the manufacturer of products may result in restrictions on that product or manufacturer, including withdrawal of the product from the market, which would have a negative impact on our potential revenue stream.

Legislative or regulatory reform of the health care system in the United States and foreign jurisdictions may affect our ability to profitably sell Vascepa.

Our ability to commercialize our future products successfully, alone or with collaborators, will depend in part on the extent to which coverage and reimbursement for the products will be available from government and health administration authorities, private health insurers and other third-party payors. The continuing efforts of the U.S. and foreign governments, insurance companies, managed care organizations and other payors of health care services to contain or reduce health care costs may adversely affect our ability to set prices for our products which we believe are fair, and our ability to generate revenues and achieve and maintain profitability.

Specifically, in both the United States and some foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the health care system in ways that could affect our ability to sell our products profitably. For example, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively the PPACA, enacted in March 2010, substantially changes the way healthcare is financed by both governmental and private insurers. Among other cost-containment measures, PPACA establishes:

•	An annual, nondeductible fee on any entity that manufactures or imports certain branded prescription drugs and biologic agents;

•

A new Medicare Part D coverage gap discount program, in which pharmaceutical manufacturers who wish to have their drugs covered under Part D must offer discounts to eligible beneficiaries during their coverage gap period; and

•	A new formula that increases the rebates a manufacturer must pay under the Medicaid Drug Rebate Program.

We expect further federal and state proposals and health care reforms to continue to be proposed by legislators, which could limit the prices that can be charged for the products we develop and may limit our commercial opportunity.

The continuing efforts of government and other third-party payors to contain or reduce the costs of health care through various means may limit our commercial opportunity. It will be time consuming and expensive for us to go through the process of seeking coverage and reimbursement from Medicare and private payors. Our products may not be considered cost effective, and government and third-party private health insurance coverage and reimbursement may not be available to patients for any of our future products or sufficient to allow us to sell our products on a competitive and profitable basis. Our results of operations could be adversely affected by PPACA and by other health care reforms that may be enacted or adopted in the future. In addition, increasing emphasis on managed care in the United States will continue to put pressure on the pricing of pharmaceutical products. Cost control initiatives could decrease the price that we or any potential collaborators could receive for any of our future products and could adversely affect our profitability.

In some foreign countries, including major markets in the European Union and Japan, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take 6 to 12 months or longer after the receipt of regulatory marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a pharmacoeconomic study that compares the cost-effectiveness of Vascepa to other available therapies. Such pharmacoeconomic studies can be costly and the results uncertain. Our business could be harmed if reimbursement of our products is unavailable or limited in scope or amount or if pricing is set at unsatisfactory levels.

As we evolve from a company primarily involved in research and development to a company also focused on establishing an infrastructure for commercializing Vascepa, we may encounter difficulties in managing our growth and expanding our operations successfully.

We only recently hired and trained a professional sales force of approximately 275 sales representatives and commenced our commercial launch of Vascepa in the MARINE indication in the United States in early January 2013. The process of establishing a commercial infrastructure is difficult, expensive and time-consuming. As our operations expand, we expect that we will need to manage additional relationships with various collaborative partners, suppliers and other third parties. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional employees. Our future financial performance and our ability to commercialize Vascepa and to compete effectively will depend, in part, on our ability to manage our future growth effectively. To that end, we must be able to manage our development efforts effectively, and hire, train, integrate and retain additional management, administrative and sales and marketing personnel. We may not be able to accomplish these tasks, and our failure to accomplish any of them could prevent us from successfully growing our company.

Risks Related to our Reliance on Third Parties

Our supply of product for commercial supply and clinical trials is dependent upon relationships with third party manufacturers and key suppliers.

We have no in-house manufacturing capacity and rely on contract manufacturers for our clinical and commercial product supply. We cannot assure you that we will successfully manufacture any product we may develop, either independently or under manufacturing arrangements, if any, with our third party manufacturers. Moreover, if any manufacturer should cease doing business with us or experience delays, shortages of supply or excessive demands on their capacity, we may not be able to obtain adequate quantities of product in a timely manner, or at all.

Any manufacturing problem, natural disaster affecting manufacturing facilities, or the loss of a contract manufacturer could be disruptive to our operations and result in lost sales. Additionally, we will be reliant on third parties to supply the raw materials needed to manufacture our potential products. Any reliance on suppliers may involve several risks, including a potential inability to obtain critical materials and reduced control over production costs, delivery schedules, reliability and quality. Any unanticipated disruption to future contract manufacture caused by problems at suppliers could delay shipment of products, increase our cost of goods sold and result in lost sales. If our suppliers were unable to supply us with adequate supply of ethyl-EPA it would have a material adverse effect on our ability to continue to commercialize Vascepa.

We initially purchased all of our supply of the bulk compound (ethyl-EPA), which constitutes the only active pharmaceutical ingredient, or API, of Vascepa, from a single supplier, Nisshin Pharma, or Nisshin, located in Japan. Nisshin was approved by the FDA as a Vascepa API supplier as part of our FDA marketing approval for the MARINE indication in July 2012. In April 2013, we announced the approval by the FDA of Chemport, Inc. and BASF as additional Vascepa API suppliers. We now plan to use and purchase additional commercial supply from Chemport and BASF (formerly Equateq Limited) in addition to Nisshin. Each of the API manufacturers obtains supply of the key raw material to manufacture API from other third party sources of supply.

While we have contractual freedom to source the API for Vascepa and have entered into supply agreements with multiple suppliers who also rely on other third party suppliers of the key raw material to manufacture the API for Vascepa, Nisshin currently supplies a large majority of our API for Vascepa. Our strategy in adding API suppliers beyond Nisshin has been to expand manufacturing capacity and to partially mitigate the risk of reliance on one supplier Both Chemport and BASF continue to expand their API manufacturing capacity and bring to three the number of qualified worldwide suppliers of API for Vascepa.

Also, in December 2012 we announced the addition of an exclusive consortium of companies led by Slanmhor Pharmaceutical, Inc., or Slanmhor, to our planned API global supply chain for Vascepa. Slanmhor was spun-out from Ocean Nutrition Canada, or ONC, prior to the May 2012 acquisition of ONC by Royal DSM N.V., a global leader in life sciences and materials sciences. Amarin now has a total of four suppliers for Vascepa API to utilize in supporting the global commercialization of Vascepa, subject to appropriate regulatory approval of Slanmhor. We intend to submit an additional sNDA for Slanmhor after it successfully completes the qualification process.

Expanding manufacturing capacity and qualifying such capacity is difficult and subject to numerous regulations and other operational challenges. The resources of our suppliers are limited and costs associated with projected expansion and qualification can be significant. The resources of our suppliers vary. For example, Chemport, which was approved as one of our API supplier in April 2013, is a privately-held company and their commitment to Vascepa supply has required them to seek additional resources. There can be no assurance that the expansion plans of any of our suppliers will be successful. Our aggregate capacity to produce API is dependent upon the qualification of our API suppliers. Each of our API suppliers has outlined plans for potential further capacity expansion. If no additional API supplier is approved by the FDA, our API supply will be limited to the API we purchase from Nisshin, Chemport and BASF. If our third party manufacturing capacity is not expanded and compliant with application regulatory requirements, we may not be able to supply sufficient quantities of Vascepa to meet anticipated demand. We cannot assure you that we can contract with any future manufacturer on acceptable terms or that any such alternative supplier will not require capital investment from us in order for them to meet our requirements. Alternatively, our purchase of supply may exceed actual demand for Vascepa.

We currently rely on two suppliers, Banner and Catalent, for the encapsulation of API for all capsules of Vascepa. While we have contractual freedom to source the API encapsulation for Vascepa elsewhere, Banner and Catalent are the only encapsulators approved by the FDA for encapsulation of API for Vascepa. There can be no guarantee that additional other suppliers with which we have contracted to encapsulate API will be qualified to manufacture the product to our specifications or that these and any future suppliers will have the manufacturing capacity to meeting anticipated demand for Vascepa. We cannot assure you that we can contract with any future manufacturer on acceptable terms or that any such alternative supplier will not require capital investment from us in order for them to meet our requirements.

We do not have sufficient experience with the commercial sale of Vascepa, and such inexperience may cause us to purchase too much or not enough supply to satisfy actual demand, which could have a material adverse effect on our financial results and financial condition.

Our agreements with our suppliers typically include minimum purchase obligations and limited exclusivity provisions. These purchases are generally made on the basis of rolling twelve-month forecasts which in part are binding on us and the balance of which are subject to adjustment by us subject to certain limitations. We have no experience with the commercial sale of Vascepa, and as such expectations regarding expected demand may be wrong. We may not purchase sufficient quantities of Vascepa to meet actual demand or our purchase of supply may exceed actual demand. In either case, such event could have a material adverse effect on our financial results and financial condition.

The manufacture and packaging of pharmaceutical products such as Vascepa are subject to FDA requirements and those of similar foreign regulatory bodies. If we or our third party manufacturers fail to satisfy these requirements, our product development and commercialization efforts may be materially harmed.

The manufacture and packaging of pharmaceutical products, such as Vascepa, are regulated by the FDA and similar foreign regulatory bodies and must be conducted in accordance with the FDA’s cGMPs and comparable requirements of foreign regulatory bodies. There are a limited number of manufacturers that operate under these cGMPs regulations who are both capable of manufacturing Vascepa and willing to do so. Failure by us or our third party manufacturers to comply with applicable regulations, requirements, or guidelines could result in sanctions being imposed on us, including fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approval of our products, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect our business. For example, Nisshin plans to expand it capacity to supply API to us by further expanding their current facility. If we are not able to manufacture Vascepa to required specifications through Nisshin, Chemport and BASF, or other potential API suppliers, we may be delayed in successfully supplying the product to meet anticipated demand and our anticipated future revenues and financial results may be materially adversely affected.

Changes in the manufacturing process or procedure, including a change in the location where the product is manufactured or a change of a third party manufacturer, may require prior FDA review and approval of the manufacturing process and procedures in accordance with the FDA’s cGMPs, or cGMPs. Any new facility may be subject to a pre-approval inspection by the FDA and would again require us to demonstrate product comparability to the FDA. There are comparable foreign requirements. This review may be costly and time consuming and could delay or prevent the launch of a product. For example, we have plans to file a supplemental NDA to add Slanmhor as an additional API supplier for Vascepa. If Slanmhor cannot establish, to the satisfaction of the FDA, that it is in substantial compliance with cGMPs, and that the products manufactured at its site meets FDA requirements, we may not be able to manufacture API from that site, our supply of API for Vascepa may be delayed, and our anticipated future revenues and financial results may be materially adversely affected if such supply cannot be satisfied by our other three API suppliers.

Furthermore, the FDA and foreign regulatory agencies require that we be able to consistently produce the API and the finished product in commercial quantities and of specified quality on a repeated basis, including proven product stability, and document our ability to do so. This requirement is referred to as process validation. This includes stability testing, measurement of impurities and testing of other product specifications by validated test methods. If the FDA does not consider the result of the process validation or required testing to be satisfactory, the commercial supply of Vascepa may be delayed, or we may not be able to supply sufficient quantities of Vascepa to meet anticipated demand.

The FDA and similar foreign regulatory bodies may also implement new standards, or change their interpretation and enforcement of existing standards and requirements, for manufacture, packaging or testing of products at any time. If we are unable to comply, we may be subject to regulatory, civil actions or penalties which could significantly and adversely affect our business.

We rely on third parties to conduct our clinical trials, and those third parties may not perform satisfactorily, including failing to meet established deadlines for the completion of such clinical trials.

Our reliance on third parties for clinical development activities reduces our control over these activities. However, if we sponsor clinical trials, we are responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA requires us to comply with standards, commonly referred to as good clinical practices, for conducting, recording, and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. Our reliance on third parties does not relieve us of these responsibilities and requirements. Furthermore, these third parties may also have relationships with other entities, some of which may be our competitors. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may be delayed in obtaining regulatory approvals for our product candidates and may be delayed in our efforts to successfully commercialize our product candidates for targeted diseases.

Risks Related to our Intellectual Property and Regulatory Exclusivity

We are dependent on patents, proprietary rights and confidentiality to protect the commercial potential of Vascepa.

Because of the significant time and expense involved in developing new products and obtaining regulatory approvals, it is very important to obtain patent and preserve trade secret protection for new technologies, products and processes. Our ability to successfully implement our business plan will depend in large part on our ability to:

•	obtain, defend and maintain patent protection and market exclusivity for our current and future products;

•	preserve any trade secrets relating to our current and future products;

•	acquire patented or patentable products and technologies; and

•	operate without infringing the proprietary rights of third parties.

As of May 31, 2013, we have announced that 23 patent applications in the United States have been either issued or allowed and more than 30 additional patent applications are pending in the United States. Of such 23 allowed and issued applications, we currently have

•	2 issued U.S. patents directed to a pharmaceutical composition of Vascepa in a capsule that have terms that expire in 2020 and 2030, respectively,

•	1 issued U.S. patent covering a composition containing highly pure EPA that expires in 2021,

•	14 U.S. patents covering the use of Vascepa in either the MARINE or anticipated ANCHOR indication that have terms that expire in 2030, and

•

6 additional patent applications for which the United States Patent and Trademark Office, or USPTO, has issued a Notice of Allowance each of which with terms that expire in 2030 and are related to the use of Vascepa in either the MARINE or anticipated ANCHOR indication.

A Notice of Allowance is issued after the USPTO makes a determination that a patent can be granted from an application. A Notice of Allowance does not afford patent protection until the underlying patent is issued by the USPTO. No assurance can be given that our issued patents and our pending patents, if and when issued, will prevent competitors from competing with Vascepa.

We are also pursuing patent applications related to Vascepa in multiple jurisdictions outside the United States. We may be dependent in some cases upon third party licensors to pursue filing, prosecution and maintenance of patent rights or applications owned or controlled by those parties. It is possible that third parties will obtain patents or other proprietary rights that might be necessary or useful to us. In cases where third parties are first to invent a particular product or technology, or first to file after various provisions of the America Invents Act of 2011 went into effect on March 16, 2013, it is possible that those parties will obtain patents that will be sufficiently broad so as to prevent us from utilizing such technology or commercializing our current and future products.

Although we intend to make reasonable efforts to protect our current and future intellectual property rights and to ensure that any proprietary technology we acquire or develop does not infringe the rights of other parties, we may not be able to ascertain the existence of all potentially conflicting claims. Therefore, there is a risk that third parties may make claims of infringement against our current or future products or technologies. In addition, third parties may be able to obtain patents that prevent the sale of our current or future products or require us to obtain a license and pay significant fees or royalties in order to continue selling such products.

We may in the future discover the existence of products that infringe patents that we own or that have been licensed to us. If we were to initiate legal proceedings against a third party to stop such an infringement, such proceedings could be costly and time consuming, regardless of the outcome. No assurances can be given that we would prevail, and it is possible that, during such a proceeding, our patent rights could be held to be invalid, unenforceable or both. Although we intend to protect our trade secrets and proprietary know-how through confidentiality agreements with our manufacturers, employees and consultants, we may not be able to prevent parties subject to such confidentiality agreements from breaching these agreements or third parties from independently developing or learning of our trade secrets.

We anticipate that competitors may from time to time oppose our efforts to obtain patent protection for new technologies or to submit patented technologies for regulatory approvals. Competitors may seek to oppose our patent applications to delay the approval process or to challenge our granted patents, for example, by requesting a reexamination of our patent at the USPTO, or by filing an opposition in a foreign patent office, even if the opposition or challenge has little or no merit. Such proceedings are generally highly technical, expensive, and time consuming, and there can be no assurance that such a challenge would not result in the narrowing or complete revocation of any patent of ours that was so challenged.

Our issued patents and our pending patents, if and when issued, may not prevent competitors from competing with Vascepa.

We plan to vigorously defend our rights under issued patents. Other drug companies may challenge the validity, enforceability, or both of our patents and seek to design its products around our issued patent claims and gain marketing approval for generic versions of Vascepa or branded competitive products based on new clinical studies. The pharmaceutical industry is highly competitive and many of our competitors have greater experience and resources than we have. Any such competition could undermine sales, marketing and collaboration efforts for Vascepa, and thus reduce, perhaps materially, the revenue potential for Vascepa.

Even if we are successful in enforcing our issued patents, we may incur substantial costs and divert management’s time and attention in pursuing these proceedings, which could have a material adverse effect on us. Patent litigation is costly and time consuming, and we may not have sufficient resources to bring these actions to a successful conclusion.

There can be no assurance that any of our pending patent applications relating to Vascepa or its use will issue as patents.

We have filed and are prosecuting numerous families of patent applications in the United States and internationally with claims designed to protect the proprietary position of Vascepa. For certain of these patent families, we have filed multiple patent applications. Collectively the patent applications include numerous independent claims and dependent claims. Several of our patent applications contain claims that are based upon what we believe are unexpected and favorable findings from the MARINE and ANCHOR trials. If granted, many of the resulting granted patents would expire in 2030 or beyond. However, no assurance can be given that any of our pending patent applications will be granted or, if they grant, that they will prevent competitors from competing with Vascepa.

Securing patent protection for a product is a complex process involving many legal and factual questions. The patent applications we have filed in the United States and internationally are at varying stages of examination, the timing of which is outside our control. The process to getting a patent granted can be lengthy and claims initially submitted are often modified in order to satisfy the requirements of the patent office. This process includes written and public communication with the patent office. The process can also include direct discussions with the patent examiner. There can be no assurance that the patent office will accept our arguments with respect to any patent application or with respect to any claim therein. The timing of the patent review process is independent of and has no effect on the timing of the FDA’s review of our NDA or SNDA submissions. We cannot predict the timing or results of any patent application. In addition, we may elect to submit, or the patent office may require, additional evidence to support certain of the claims we are pursuing. Furthermore, third parties may attempt to submit publications for consideration by the patent office during examination of our patent applications. Providing such additional evidence and publications could prolong the patent office’s review of our applications and result in us incurring additional costs. We cannot be certain what commercial value any granted patent in our patent estate will provide to us.

If Vascepa is not granted new chemical entity exclusivity protection from the FDA our business may be materially harmed.

Under Sections 505(c)(3)(E)(ii) and 505(j)(5)(F)(ii) of the Food Drug and Cosmetic Act, or FDCA, as amended by the Drug Price Competition and Patent Term Restoration Act of 1984, as amended, or the Hatch-Waxman Amendments, a drug that is granted regulatory approval may be eligible for five years of marketing exclusivity in the United States following regulatory approval if that drug is classified as a new chemical entity, or NCE. A drug can be classified as a NCE if the FDA has not previously approved any other drug containing the same active moiety.

The FDA typically publishes a determination on the marketing exclusivity of recently approved products in a cumulative supplement to its Approved Drug Products with Therapeutic Equivalence Evaluations, also known as the Orange Book, mid-month in the month following the drug’s approval. Vascepa was approved by the FDA in July 2012, but we have not yet been informed of a determination by the FDA on our pending exclusivity request for Vascepa. Since prior to FDA approval of the Vascepa new drug application, we have had an active dialogue with the FDA related to our marketing exclusivity request for Vascepa, which requested NCE status for Vascepa. We have repeatedly followed up with the FDA seeking a determination. While we continue to believe our arguments in support of an NCE determination for Vascepa are strong, the FDA may not agree with our arguments. Based on our discussions with the FDA, we have not been told and do not know what determination the FDA will reach regarding the pending exclusivity request for Vascepa or when the FDA will make such determination. Based on our communications with the FDA, we cannot make a reliable prediction as to when the FDA will communicate a determination on the matter. There can be no assurance that Vascepa will be granted NCE exclusivity, or that the FDA will make a determination on the pending exclusivity request in a timely manner.

NCE marketing exclusivity, if granted, would preclude approval during the five-year exclusivity period of certain 505(b)(2) applications or abbreviated new drug applications submitted by another company for another version of the drug. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement. In this case, Amarin may be afforded the benefit of a 30-month stay against the launch of such a competitive product that would extend from the end of the five-year exclusivity period, and may also be afforded other extensions under applicable regulations, including a six-month pediatric exclusivity extension or a judicial extension if applicable requirements are met. If we are not able to gain or exploit the period of marketing exclusivity, we may face significant competitive threats to our commercialization of these compounds from other manufacturers, including the manufacturers of generic alternatives. Further, even if Vascepa is considered to be a NCE and we are able to gain five-year marketing exclusivity, another company could challenge that decision to seek to overturn FDA’s determination. Another company could also gain such marketing exclusivity under the provisions of the FDCA, as amended by the Hatch-Waxman Amendments, if such company can, under certain circumstances, complete a human clinical trial process and obtain regulatory approval of its product.

If Vascepa is not granted NCE marketing exclusivity, we expect it will be granted three years of new product exclusivity under the Hatch-Waxman Amendments. A three-year period of exclusivity is granted under the Hatch-Waxman Amendments for a drug product that contains an active moiety that has been previously approved when the application contains reports of new clinical investigations (other than bioavailability studies) conducted by the sponsor that were essential to approval of the application. Our MARINE trial was a new clinical investigation that was essential to the approval of our new drug application. We are entitled to at least three-year exclusivity even if the FDA determines that the EPA moiety was previously approved in Lovaza because our MARINE clinical investigation was essential for the approval of our new drug product, Vascepa.

Such three-year exclusivity protection would preclude the FDA from approving a marketing application for a duplicate of Vascepa, a product candidate that the FDA views as having the same conditions of approval as Vascepa (for example, the same indication and/or other conditions of use), or a 505(b)(2) NDA submitted to the FDA with Vascepa as the reference product, for a period of three years from the date of FDA approval, although the FDA may accept and commence review of such applications during the exclusivity period. Such three-year exclusivity grant would not prevent a company from challenging the validity of our patents at any time. In this case, Amarin may be afforded the benefit of a 30-month stay against the launch of such a competitive product that would extend from the period that Amarin responds to a pending patent challenge, and may also be afforded other extensions under applicable regulations, including a six-month pediatric exclusivity extension or a judicial extension if applicable requirements are met. This three-year form of exclusivity may also not prevent the FDA from approving an NDA that relies only on its own data to support the change or innovation.

Despite the use of confidentiality agreements and/or proprietary rights agreements, which themselves may be of limited effectiveness, it may be difficult for us to protect our trade secrets.

We will also rely upon trade secrets and know-how to help protect our competitive position. We rely on trade secrets to protect technology in cases when we believe patent protection is not appropriate or obtainable. However, trade secrets are difficult to protect. While we require certain of our academic collaborators, contractors and consultants to enter into confidentiality agreements, we may not be able to adequately protect our trade secrets or other proprietary information.

Risks Related to our Business

Potential technological changes in our field of business create considerable uncertainty.

We are engaged in the biopharmaceutical field, which is characterized by extensive research efforts and rapid technological progress. New developments in research are expected to continue at a rapid pace in both industry and academia. We cannot assure you that research and discoveries by others will not render some or all of our programs or product candidates uncompetitive or obsolete. Our business strategy is based in part upon new and unproven technologies to the development of therapeutics to improve cardiovascular health. We cannot assure you that unforeseen problems will not develop with these technologies or applications or that any commercially feasible products will ultimately be developed by us.

We are subject to potential product liability.

Following the commercial launch of Vascepa, we will be subject to the potential risk of product liability claims relating to the manufacturing and marketing of Vascepa. Any person who is injured as a result of using Vascepa may have a product liability claim against us without having to prove that we were at fault.

In addition, we could be subject to product liability claims by persons who took part in clinical trials involving our current or former development stage products. A successful claim brought against us could have a material adverse effect on our business. We cannot guarantee that a product liability claim will not be asserted against us in the future.

We may become subject to liability in connection with the wind-down of our EN101 program.

In 2007, we purchased Ester Neurosciences Limited, an Israeli pharmaceutical company, and its lead product candidate, EN101, an AChE-R mRNA inhibitor for the treatment of myasthenia gravis, or MG, a debilitating neuromuscular disease. In connection with the acquisition, we assumed a license to certain intellectual property assets related to EN101 from the Yissum Research Development Company of The Hebrew University of Jerusalem.

In June 2009, in keeping with our decision to re-focus our efforts on developing improved treatments for cardiovascular disease and cease development of all product candidates outside of our cardiovascular disease focus, we amended the terms of our acquisition agreement with the original shareholders of Ester. Under the terms of this amendment, Amarin was released from all research and development diligence obligations contained in the original agreement and was authorized to seek a partner for EN101. The amendment agreement also provided that any future payment obligations payable by us to the former shareholders of Ester would be made only out of income received from potential partners. In connection with this amendment agreement, in August 2009 we issued 1,315,789 ordinary shares to the former Ester shareholders. Under the terms of this amendment agreement, the former Ester shareholders have the option of reacquiring the original share capital of Ester if we are unable to successfully partner EN101.

Following our decision to cease development of EN101, Yissum terminated its license agreement with us. In June 2011, Yissum announced that it had entered into a license agreement with BiolineRX Ltd for the development of EN101 in a different indication, inflammatory bowel disease.

We have received several communications on behalf of the former shareholders of Ester asserting that we are in breach of its amended agreement due to the fact that Yissum terminated its license and we failed to return shares of Ester, and assets relating to EN101, to the shareholders, as was required under certain circumstances under the amended agreement. We do not believe these circumstances constitute a breach of the amended agreement, but there can be no assurance as to the outcome of this dispute.

A change in our tax residence could have a negative effect on our future profitability.

Under current UK legislation, a company incorporated in England and Wales, or which is centrally managed and controlled in the UK, is regarded as resident in the UK for taxation purposes. Under current Irish legislation, a company is regarded as resident for tax purposes in Ireland if it is centrally managed and controlled in Ireland, or, in certain circumstances, if it is incorporated in Ireland. Where a company is treated as tax resident under the domestic laws of both the UK and Ireland then the provisions of article 4(3) of the Double Tax Convention between the UK and Ireland provides that such enterprise shall be treated as resident only in the jurisdiction in which its place of effective management is situated. We have sought to conduct our affairs in such a way so as to be resident only in Ireland for tax purposes by virtue of having our place of effective management situated in Ireland. Trading income of an Irish company is generally taxable at the Irish corporation tax rate of 12.5%. Non-trading income of an Irish company (e.g., interest income, rental income or other passive income), is taxable at a rate of 25%.

However, we cannot assure you that we are or will continue to be resident only in Ireland for tax purposes. It is possible that in the future, whether as a result of a change in law or the practice of any relevant tax authority or as a result of any change in the conduct of our affairs, we could become, or be regarded as having become resident in a jurisdiction other than Ireland. Should we cease to be an Irish tax resident, we may be subject to a charge to Irish capital gains tax on our assets. Similarly, if the tax residency of any of our subsidiaries were to change from their current jurisdiction for any of the reasons listed above, we may be subject to a charge to local capital gains tax charge on the assets.

The loss of key personnel could have an adverse effect on our business.

We are highly dependent upon the efforts of our senior management. The loss of the services of one or more members of senior management could have a material adverse effect on us. As a small company with a streamlined management structure, the departure of any key person could have a significant impact and would be potentially disruptive to our business until such time as a suitable replacement is hired. Furthermore, because of the specialized nature of our business, as our business plan progresses we will be highly dependent upon our ability to attract and retain qualified scientific, technical and key management personnel. As we evolve from a development stage company to a commercial stage company we may experience turnover among members of our senior management team. We may have difficulty identifying and integrating new executives to replace any such losses. There is intense competition for qualified personnel in the areas of our activities. In this environment, we may not be able to attract and retain the personnel necessary for the development of our business, particularly if we do not achieve profitability. The failure to recruit key scientific, technical and management personnel would be detrimental to our ability to implement our business plan.

Risks Related to our Financial Position and Capital Requirements

We have a history of losses and anticipate that we will incur continued losses for an indefinite period of time.

We have not been profitable in any of the last five fiscal years. For the fiscal years ended December 31, 2012, 2011, and 2010, we reported losses of approximately $179.2 million, $69.1 million and $249.6 million, respectively, and we had an accumulated deficit at December 31, 2012 of $747.6 million. For the three months ended March 31, 2013 and 2012, we reported losses of approximately $62.2 million and $88.3 million, respectively, and we had an accumulated deficit at March 31, 2013 of $809.8 million. Substantially all of our operating losses resulted from costs incurred in connection with our research and development programs, from general and administrative costs associated with our operations, and from non-cash losses on changes in the fair value of warrant derivative liabilities. Additionally, as a result of our significant expenses relating to research and development and to commercialization, we expect to continue to incur significant operating losses for an indefinite period, even after we begin to generate revenues from our commercialization of Vascepa. Because of the numerous risks and uncertainties associated with developing and commercializing pharmaceutical products, we are unable to predict the magnitude of these future losses. Our historic losses, combined with expected future losses, have had and will continue to have an adverse effect on our cash resources, shareholders’ deficit and working capital. We expect our research and development expenses to be substantial for both 2013 and 2014 in connection with our REDUCE-IT cardiovascular outcomes study for Vascepa and other activities. In addition, we may incur significant sales, marketing, in-licensing and outsourced manufacturing expenses as we attempt to commercialize Vascepa. Our shift in focus from research and development to commercialization, and the changes in operating costs relating to that shift, will also require us to make changes to our accounting results and procedures, which may have an adverse effect on our reported revenue or profit, if any.

Although we began generating revenue from Vascepa in January 2013, we may never be profitable.

Our ability to become profitable depends upon our ability to generate revenue. In January 2013, we began to generate revenue from the marketing of Vascepa for use in the MARINE indication, but we may not be able to generate sufficient revenue to attain profitability. Our ability to generate profits on sales of Vascepa is subject to the market acceptance and commercial success of Vascepa and our ability to manufacture commercial quantities of Vascepa through third parties at acceptable cost levels, and may also depend upon our ability to enter into one or more strategic collaborations to effectively market and sell Vascepa.

Even though Vascepa has been approved by the FDA for marketing in the United States in the MARINE indication, it may not gain market acceptance or achieve commercial success and it may never be approved for the ANCHOR indication or any other indication. In addition, we anticipate continuing to incur significant costs associated with commercializing Vascepa. We may not achieve profitability soon after generating product sales, if ever. If we are unable to generate sufficient product revenues, we will not become profitable and may be unable to continue operations without continued funding.

Our historical financial results do not form an accurate basis for assessing our current business.

As a consequence of the many years developing Vascepa for commercialization and the recent commercial launch of Vascepa in the MARINE indication in the United States, our historical financial results do not form an accurate basis upon which investors should base their assessment of our business and prospects. In addition, we expect that our costs will increase substantially as we continue to commercialize Vascepa in the MARINE indication and seek to obtain additional regulatory approval of Vascepa in the ANCHOR indication, including the continuation of the REDUCE-IT cardiovascular outcomes study. Accordingly, our historical financial results reflect a substantially different business from that currently being conducted and from that expected in the future. In addition, we have a limited history of obtaining regulatory approval for, and no demonstrated ability to successfully commercialize, a product candidate. Consequently, any predictions about our future performance may not be as accurate as they could be if we had a history of successfully developing and commercializing pharmaceutical products.

Our operating results are unpredictable and may fluctuate. If our operating results are below the expectations of securities analysts or investors, the trading price of our stock could decline.

Our operating results are difficult to predict and will likely fluctuate from quarter to quarter and year to year, and Vascepa prescription figures will likely fluctuate from month to month. Due to the recent approval by the FDA of Vascepa and the lack of historical sales data, Vascepa sales will be difficult to predict from period to period and as a result, you should not rely on Vascepa sales results in any period as being indicative of future performance, and sales of Vascepa may be below the expectation of securities analysts or investors in the future. We believe that our quarterly and annual results of operations may be affected by a variety of factors, including:

•	the level of demand for Vascepa;

•

the extent to which coverage and reimbursement for Vascepa is available from government and health administration authorities, private health insurers, managed care programs and other third-party payers;

•	the timing, cost and level of investment in our sales and marketing efforts to support Vascepa sales and the resulting effectiveness of those efforts;

•	additional developments regarding our intellectual property portfolio and regulatory exclusivity protections, if any; and

•	the results of our sNDA application for the ANCHOR indication and the results of the REDUCE-IT study or post-approval studies for Vascepa.

We may require substantial additional resources to fund our operations. If we cannot find additional capital resources, we will have difficulty in operating as a going concern and growing our business.

We currently operate with limited resources. At May 31, 2013, we had cash and cash equivalents of approximately $159.7 million. We believe that our current resources will be sufficient to fund our projected operations for at least the next twelve months, which projected operations contemplate not only working capital and general corporate needs but also the continued commercial launch of Vascepa for the MARINE indication, commercial launch of Vascepa for the ANCHOR indication, if approved, and the advancement of the REDUCE-IT cardiovascular outcomes study.

In order to fund our commercialization plans, in particular to fully support the launch, marketing and sale of Vascepa in the ANCHOR indication, we will likely need to enter into a strategic collaboration or raise additional capital. We will also need additional capital to fully complete our REDUCE-IT cardiovascular outcomes trial.

Our future capital requirements will depend on many factors, including:

•	revenue generated from the commercial sale of Vascepa in the MARINE indication and, subject to FDA approval, the ANCHOR indication;

•

the costs associated with commercializing Vascepa for the MARINE indication in the United States and for additional indications in the United States and in jurisdictions in which we receive regulatory approval, if any, including the cost of sales and marketing capabilities, and the cost and timing of securing commercial supply of Vascepa and the timing of entering into strategic collaboration with others relating to the commercialization of Vascepa, if at all, and the terms of any such collaboration;

•	the continued cost associated with our REDUCE-IT cardiovascular outcomes study;

•	the time and costs involved in obtaining additional regulatory approvals for Vascepa;

•	the extent to which we continue to develop internally, acquire or in-license new products, technologies or businesses; and

•	the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights.

If adequate funds are not available to us in amounts or on terms acceptable to us or on a timely basis, or at all, and we do not enter into a collaboration agreement to help support the commercialization of Vascepa, our commercialization efforts for Vascepa may suffer materially, and we may need to delay the advancement of the REDUCE-IT cardiovascular outcomes trial.

Continued negative economic conditions would likely have a negative impact on our ability to obtain financing on acceptable terms.

While we may seek additional funding through public or private financings, we may not be able to obtain financing on acceptable terms, or at all. There can be no assurance that we will be able to access equity or credit markets in order to finance our current operations or expand development programs for Vascepa, or that there will not be a further deterioration in financial markets and confidence in economies. We may also have to scale back or further restructure our operations. If we are unable to obtain additional funding on a timely basis, we may be required to curtail or terminate some or all of our research or development programs or our commercialization strategies.

Raising additional capital may cause dilution to our existing shareholders, restrict our operations or require us to relinquish rights.

To the extent we are permitted under our Purchase and Sale Agreement with Biopharma, we may seek additional capital through a combination of private and public equity offerings, debt financings and collaboration, strategic and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a shareholder.

As of June 30, 2013, there were warrants outstanding for the purchase of up to 9,866,826 ADSs each representing one of our ordinary shares, with a weighted average exercise price of $1.44 per share. We may issue additional warrants to purchase ADSs or ordinary shares in connection with any future financing we may conduct. In addition, on January 9, 2012, we issued $150 million in aggregate principal amount of 3.50% exchangeable senior notes due 2032, or the notes. The notes are exchangeable under certain circumstances into cash, our ADS, or a combination of cash and ADS, at our election, with a current exchange rate of 113.4752 ADS per $1,000 principal amount of notes. Although we intend to settle these notes in cash, if we elected physical settlement, the notes would initially be exchangeable into 17,021,280 ADS.

Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through collaboration, strategic alliance and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, Vascepa or product candidates beyond the rights we have already relinquished, or grant licenses on terms that are not favorable to us.

Potential business combinations or other strategic transactions may disrupt our business or divert management’s attention.

On a regular basis, we explore potential business combination transactions, including an acquisition of us by a third party, exclusive licenses of Vascepa or other strategic transactions or collaborations with third parties. The consummation and performance of any such future transactions or collaborations will involve risks, such as:

•	diversion of managerial resources from day-to-day operations;

•	exposure to litigation from the counterparties to any such transaction, other third parties or our shareholders;

•	misjudgment with respect to the value;

•	higher than expected transaction costs; or

•	an inability to successfully consummate any such transaction or collaboration.

As a result of these risks, we may not be able to achieve the expected benefits of any such transaction or collaboration or deliver the value thereof to our shareholders. If we are unsuccessful in consummating any such transaction or collaboration, we may be required to reevaluate our business only after we have incurred substantial expenses and devoted significant management time and resources.

Risks Related to Ownership of our ADSs and Common Shares

The price of our ADSs and common shares may be volatile.

The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market prices of the securities of many pharmaceutical and medical technology companies have been especially volatile in the past, and this trend is expected to continue in the future.

As of June 30, 2013 we had 150,732,881 common shares outstanding. As of June 30, 2013 there were 150,334,422 shares held as ADSs and 398,459 held as common shares (which are not held in the form of ADSs). In our October 2009 private placement we issued 66.4 million ADSs and warrants to purchase an additional 33.2 million ADSs. There is a risk that there may not be sufficient liquidity in the market to accommodate significant increases in selling activity or the sale of a large block of our securities. Our ADSs have historically had limited trading volume, which may also result in volatility. If any of our large investors, such as the participants in our October 2009 private placement, seek to sell substantial amounts of our ADSs, particularly if these sales are in a rapid or disorderly manner, or other investors perceive that these sales could occur, the market price of our ADSs could decrease significantly.

The market price of our ADSs and common shares may also be affected by factors such as:

•	the status of our pending exclusivity request with the FDA for Vascepa;

•	developments or disputes concerning ongoing patent prosecution efforts and any future patent or proprietary rights;

•	regulatory developments in the United States, the European Union or other countries;

•	actual or potential medical results relating to our products or our competitors’ products;

•	interim failures or setbacks in product development;

•	innovation by us or our competitors;

•	currency exchange rate fluctuations; and

•	period-to-period variations in our results of operations.

Actual or potential sales of our common shares by our employees, including members of our senior management team, pursuant to pre-arranged stock trading plans could cause our stock price to fall or prevent it from increasing for numerous reasons, and actual or potential sales by such persons could be viewed negatively by other investors.

In accordance with the guidelines specified under Rule 10b5-1 of the Securities and Exchange Act of 1934 and our policies regarding stock transactions, a number of our directors and employees, including members of our senior management team, have adopted and may continue to adopt pre-arranged stock trading plans to sell a portion of our common stock. Generally, sales under such plans by members of our senior management team and directors require public filings. Actual or potential sales of our ADSs by such persons could cause the price of our ADSs to fall or prevent it from increasing for numerous reasons. For example, a substantial amount of our ADSs becoming available (or being perceived to become available) for sale in the public market could cause the market price of our ADSs to fall or prevent it from increasing. Also, actual or potential sales by such persons could be viewed negatively by other investors.

We may be a passive foreign investment company, or PFIC, which would result in adverse U.S. federal tax consequences to U.S. investors.

Amarin Corporation plc and certain of our subsidiaries may be classified as “passive foreign investment companies,” or PFICs, for U.S. federal income tax purposes. The tests for determining PFIC status for a taxable year depend upon the relative values of certain categories of assets and the relative amounts of certain kinds of income. The application of these factors depends upon our financial results, which are beyond our ability to predict or control, and which may be subject to legal and factual uncertainties.

We believe it prudent to assume that we were classified as a PFIC in 2012. However, it is possible that, because of the commencement of sales and marketing of Vascepa, we may not be classified as a PFIC in 2013 or in future years, although there can be no assurance in this regard.

If we are a PFIC, U.S. holders of notes, ordinary shares or ADSs would be subject to adverse U.S. federal income tax consequences, such as ineligibility for any preferred tax rates on capital gains or on actual or deemed dividends, interest charges on certain taxes treated as deferred, and additional reporting requirements under U.S. federal income tax laws and regulations. Whether or not U.S. holders of our ADSs make a timely “QEF election” or “mark-to-market election” may affect the U.S. federal income tax consequences to U.S. holders with respect to the acquisition, ownership and disposition of Amarin ADSs and any distributions such U.S. Holders may receive.

A QEF election and other elections that may mitigate the effect of our being classified as a PFIC are unavailable with respect to the notes. Investors should consult their own tax advisors regarding all aspects of the application of the PFIC rules to the notes, ordinary shares and ADSs.

Failure to meet our obligations under our Purchase and Sale Agreement with Biopharma could adversely affect our financial results and liquidity.

Pursuant to our December 2012 Purchase and Sale Agreement with Biopharma, we are obligated to make payments to Biopharma based on the amount of our net product sales of Vascepa and any future products based on ethyl-EPA, or covered products, subject to certain quarterly caps.

Pursuant to this agreement, we may not, among other things: (i) incur indebtedness greater than a specified amount, which we refer to as the Indebtedness Covenant; (ii) pay a dividend or other cash distribution, unless we have cash and cash equivalents in excess of a specified amount after such payment; (iii) amend or restate our memorandum and articles of association unless such amendments or restatements do not affect Biopharma’s interests under the transaction; (iv) encumber any of the collateral securing our performance under the agreement; and (v) abandon certain patent rights, in each case without the consent of Biopharma.

Upon a transaction resulting in a change of control of Amarin, as defined in the agreement, Biopharma will be automatically entitled to receive any amounts not previously paid, up to our maximum repayment obligation. As defined in the agreement, “change of control” includes, among other things, (i) a greater than 50 percent change in the ownership of Amarin, (ii) a sale or disposition of any collateral securing our debt with Biopharma and (iii) , unless Biopharma has been paid a certain amount under the indebtedness, the licensing of Vascepa to a third party for sale in the United States. The acceleration of the payment obligation in the event of a change of control transaction may make us less attractive to potential acquirers, and the payment of such funds out of our available cash or acquisition proceeds would reduce acquisition proceeds for our stockholders.

To secure our obligations under the agreement, we granted Biopharma a security interest in our rights in patents, trademarks, trade names, domain names, copyrights, know-how and regulatory approvals related to the covered products, all books and records relating to the foregoing and all proceeds of the foregoing, which we refer to as the collateral. If we (i) fail to deliver a payment when due and do not remedy that failure within specific notice period, (ii) fail to maintain a first-priority perfected security interest in the collateral in the United States and do not remedy that failure after receiving notice of such failure or (iii) become subject to an event of bankruptcy, then Biopharma may attempt to collect the maximum amount payable by us under this agreement (after deducting any payments we have already made).

There can be no assurance that we will not breach the covenants or other terms of, or that an event of default will not occur under, this agreement and, if a breach or event of default occurs, there can be no assurance that we will be able to cure the breach within the time permitted. Any failure to pay our obligations when due, any breach or default of our covenants or other obligations, or any other event that causes an acceleration of payment at a time when we do not have sufficient resources to meet these obligations, could have a material adverse effect on our business, results of operations, financial condition and future viability.

Our existing indebtedness could adversely affect our financial condition.

Our existing indebtedness, which we entered into in January 2012, consists of $150.0 million in aggregate principal amount of 3.50% exchangeable senior notes due 2032, with provisions for the notes to be called on or after January 19, 2017. Our indebtedness and the related annual debt service requirements may adversely impact our business, operations and financial condition in the future. For example, they could:

•	increase our vulnerability to general adverse economic and industry conditions;

•

limit our ability to raise additional funds by borrowing or engaging in equity sales in order to fund future working capital, capital expenditures, research and development and other general corporate requirements;

•	require us to dedicate a substantial portion of our cash to service payments on our debt; or

•	limit our flexibility to react to changes in our business and the industry in which we operate or to pursue certain strategic opportunities that may present themselves.

The accounting method for convertible debt securities that may be settled in cash, such as our notes, could have a material effect on our reported financial results.

Under the FASB Accounting Standards Codification, or ASC, we may be required to separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC on the accounting for our outstanding convertible notes may be that the equity component is required to be included in the additional paid-in capital section of stockholders’ equity on our consolidated balance sheets and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. As a result, we may be required to record non-cash interest expense as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. We may be required to report higher interest expense in our financial results because ASC may require interest to include both the current period’s amortization of the debt discount and the instrument’s coupon interest, which could adversely affect our reported or future financial results and the trading price of our ADSs.

Servicing our debt may require a significant amount of cash, and we may not have sufficient cash flow from our business to provide the funds sufficient to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations, including the notes, and have a material adverse effect on the trading price of our ADSs.

We may be able to incur substantial additional debt in the future, subject to the restrictions contained in our future debt instruments, if any, which would intensify the risks discussed above.

The conditional exchange feature of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional exchange feature of the notes is triggered, holders of notes will be entitled to exchange the notes at any time during specified periods at their option. If one or more holders elect to exchange their notes, unless we elect to satisfy its exchange obligation by delivering solely the ADSs (other than cash in lieu of any fractional ADS), we would be required to settle a portion or all of its exchange obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to exchange their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

The fundamental change repurchase feature of the notes may delay or prevent an otherwise beneficial takeover attempt of us.

The indenture governing the notes will require us to repurchase the notes for cash upon the occurrence of a fundamental change of Amarin and, in certain circumstances, to increase the exchange rate for a holder that exchanges its notes in connection with a make-whole fundamental change. A takeover of us may trigger the requirement that we purchase the notes and/or increase the exchange rate, which could make it more costly for a potential acquirer to engage in a combinatory transaction with us. Such additional costs may have the effect of delaying or preventing a takeover of us that would otherwise be beneficial to investors.

We do not intend to pay cash dividends on the ordinary shares in the foreseeable future.

We have never paid dividends on ordinary shares and do not anticipate paying any cash dividends on the ordinary shares in the foreseeable future. Under English law, any payment of dividends would be subject to relevant legislation and our Articles of Association, which requires that all dividends must be approved by our Board of Directors and, in some cases, our shareholders, and may only be paid from our distributable profits available for the purpose, determined on an unconsolidated basis.

The rights of our shareholders may differ from the rights typically offered to shareholders of a U.S. corporation.

We are incorporated under English law. The rights of holders of ordinary shares and, therefore, certain of the rights of holders of ADSs, are governed by English law, including the provisions of the Companies Act 2006, and by our Articles of Association. These rights differ in certain respects from the rights of shareholders in typical U.S. corporations. The principal differences include the following:

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Under English law and our Articles of Association, each shareholder present at a meeting has only one vote unless demand is made for a vote on a poll, in which case each holder gets one vote per share owned. Under U.S. law, each shareholder typically is entitled to one vote per share at all meetings. Under English law, it is only on a poll that the number of shares determines the number of votes a holder may cast. You should be aware, however, that the voting rights of ADSs are also governed by the provisions of a deposit agreement with our depositary bank.

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Under English law, subject to certain exceptions and disapplications, each shareholder generally has preemptive rights to subscribe on a proportionate basis to any issuance of ordinary shares or rights to subscribe for, or to convert securities into, ordinary shares for cash. Under U.S. law, shareholders generally do not have preemptive rights unless specifically granted in the certificate of incorporation or otherwise.

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Under English law and our Articles of Association, certain matters require the approval of 75% of the shareholders who vote (in person or by proxy) on the relevant resolution (or on a poll shareholders representing 75% of the ordinary shares voting (in person or by proxy)), including amendments to the Articles of Association. This may make it more difficult for us to complete corporate transactions deemed advisable by our board of directors. Under U.S. law, generally only majority shareholder approval is required to amend the certificate of incorporation or to approve other significant transactions.

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In the United Kingdom, takeovers may be structured as takeover offers or as schemes of arrangement. Under English law, a bidder seeking to acquire us by means of a takeover offer would need to make an offer for all of our outstanding ordinary shares/ADSs. If acceptances are not received for 90% or more of the ordinary shares/ADSs under the offer, under English law, the bidder cannot complete a “squeeze out” to obtain 100% control of us. Accordingly, acceptances of 90% of our outstanding ordinary shares/ADSs will likely be a condition in any takeover offer to acquire us, not 50% as is more common in tender offers for corporations organized under Delaware law. By contrast, a scheme of arrangement, the successful completion of which would result in a bidder obtaining 100% control of us, requires the approval of a majority of shareholders voting at the meeting and representing 75% of the ordinary shares voting for approval.

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Under English law and our Articles of Association, shareholders and other persons whom we know or have reasonable cause to believe are, or have been, interested in our shares may be required to disclose information regarding their interests in our shares upon our request, and the failure to provide the required information could result in the loss or restriction of rights attaching to the shares, including prohibitions on certain transfers of the shares, withholding of dividends and loss of voting rights. Comparable provisions generally do not exist under U.S. law.

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The quorum requirement for a shareholders’ meeting is a minimum of two shareholders entitled to vote at the meeting and present in person or by proxy or, in the case of a shareholder which is a corporation, represented by a duly authorized officer. Under U.S. law, a majority of the shares eligible to vote must generally be present (in person or by proxy) at a shareholders’ meeting in order to constitute a quorum. The minimum number of shares required for a quorum can be reduced pursuant to a provision in a company’s certificate of incorporation or bylaws, but typically not below one-third of the shares entitled to vote at the meeting.

U.S. shareholders may not be able to enforce civil liabilities against us.

We are incorporated under the laws of England and Wales, and our subsidiaries are incorporated in various jurisdictions, including foreign jurisdictions. A number of the officers and directors of each of our subsidiaries are non-residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to affect service of process within the United States upon such persons or to enforce against them judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our English solicitors that there is doubt as to the enforceability in England in original actions, or in actions for enforcement of judgments of U.S. courts, of civil liabilities to the extent predicated upon the federal securities laws of the United States.

Our directors, management and affiliated investment funds exercise significant control over our company, which will limit your ability to influence corporate matters.

As of June 30, 2013 our executive officers, directors and affiliated investment funds collectively controlled approximately 10.2% of our outstanding ordinary shares, excluding any shares subject to ADSs that such persons may have the right to acquire upon exercise of outstanding options or warrants. As a result, these shareholders, if they act together, will be able to influence our management and affairs and all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions.

In addition, we entered into an agreement with various participants in the October 2009 private placement under which investment funds affiliated with Orbimed Advisors LLC, Sofinnova Ventures and Abingworth LLP have the ability to designate persons for Amarin to nominate to its Board of Directors and the other participants have given these investments funds a proxy to vote their securities in favor of these nominees. We have a continuing obligation to nominate one (1) designee of investment funds affiliated with Sofinnova Ventures to its Board of Directors for so long as such funds beneficially own at least fifty percent (50%) of the ADSs they purchased in the October 2009 private placement. Dr. James I. Healy was designated by investment funds affiliated with Sofinnova Ventures pursuant to this arrangement. In addition, we have agreed to nominate one (1) designee of investment funds affiliated with Abingworth LLP to its Board of Directors for so long as such funds beneficially own at least five percent (5%) of our outstanding voting securities. Dr. Joseph Anderson was designated by investment funds affiliated with Abingworth LLP under this arrangement. Dr. Anderson has resigned from the Board of Directors effective at our 2013 Annual General Meeting of Shareholders, to be held in July 2013. This concentration of ownership and the above-described arrangement may have the effect of delaying or preventing a change in control of our company that other shareholders may desire and might negatively affect the market price of the ADSs.

U.S. holders of the ADSs or ordinary shares may be subject to U.S. federal income taxation at ordinary income tax rates on undistributed earnings and profits.

There is a risk that we will be classified as a controlled foreign corporation, or CFC, for U.S. federal income tax purposes. If we are classified as a CFC, any ADS holder or shareholder that is a U.S. person that owns directly, indirectly or by attribution, 10% or more of the voting power of our outstanding shares may be subject to U.S. income taxation at ordinary income tax rates on all or a portion of our undistributed earnings and profits attributable to “subpart F income.” Such 10% holder may also be taxable at ordinary income tax rates on any gain realized on a sale of ordinary shares or ADS, to the extent of our current and accumulated earnings and profits attributable to such shares. The CFC rules are complex and U.S. Holders of the ordinary shares or ADSs are urged to consult their own tax advisors regarding the possible application of the CFC rules to them in their particular circumstances.

Risks Related to this Offering

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or our market value. See “Use of Proceeds” for a description of our management’s intended use of the proceeds from this offering.

You will experience immediate dilution in the book value per share of the ADSs you purchase.

Because the price per share of our ADSs being offered is substantially higher than the book value per share of our ADSs, you will suffer substantial dilution in the net tangible book value of the ADSs you purchase in this offering. Based on an assumed public offering price of $6.17 per ADS, if you purchase ADSs in this offering, you will suffer immediate and substantial dilution of $5.88 per ADS compared to the net tangible book value of the ADSs as of March 31, 2013. To the extent outstanding options and warrants are exercised, you will experience significant additional dilution. See “Dilution” for a more detailed discussion of the dilution you will incur in this offering.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain express or implied forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “would,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “assume,” “intend,” “potential,” “continue” or other similar words or the negative of these terms. These statements are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in “Risk Factors” and in our periodic filings with the SEC, incorporated by reference or included in this prospectus supplement and the accompanying prospectus. Accordingly, you should not place undue reliance upon these forward-looking statements. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Forward-looking statements contained herein include, but are not limited to, statements about:

•	our expectations related to the use of proceeds from this offering;

•	our ability to maintain sufficient cash and other liquid resources to meet our operating requirements;

•	decisions by regulatory authorities regarding regulatory exclusivity with respect to our approved applications, in particular as it relates to our initial product Vascepa;

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decisions by regulatory authorities regarding whether and when to approve our drug applications as well as their decisions regarding labeling and other matters that could affect the commercial potential of our products;

•	levels of future commercial sales of Vascepa;

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the success with which developed products may be commercialized, in particular our ability to continue to execute, through our recently hired sales force or otherwise, the commercial launch of Vascepa;

•	the timing of communications with the FDA;

•	whether and when we will be able to enter into and consummate strategic collaborations with respect to our products or product candidates on acceptable terms;

•	the speed with which regulatory authorizations, regulatory exclusivity decisions and pricing approvals and product launches may be achieved;

•	the success of our research and development activities;

•	the safety and efficacy of our products and product candidates;

•	the propensity of clinicians to prescribe our products to approved patient populations;

•	estimates of the potential markets for our products and product candidates;

•	our expectations reading the qualification of additional third party manufacturing suppliers and estimates of the capacity of manufacturing and other facilities to support our products;

•	competitive developments affecting our products or product candidates, including generic and branded competition;

•	the scope of our intellectual property protection and the likelihood of securing additional patent protection;

•	our ability to protect our patents and other intellectual property;

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the effect of possible domestic and foreign legislation or regulatory action affecting, among other things, pharmaceutical pricing and reimbursement, including under Medicaid and Medicare in the United States, and involuntary approval of prescription medicines for over-the-counter use and the trend toward managed care and health care cost containment;

•	claims and concerns that may arise regarding the safety or efficacy of our products or product candidates;

•	governmental laws and regulations affecting our operations, including those affecting taxation; and

•	growth in costs and expenses.

The forward-looking statements made or incorporated by reference herein relate only to events as of the date on which the statements are made. We have included important factors in the cautionary statements included herein and incorporated herein by reference, including under the caption entitled “Risk Factors” that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. Except as required by law, we do not assume any intent to update any forward-looking statements after the date on which the statement is made, whether as a result of new information, future events or circumstances or otherwise.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Citibank, N.A. has agreed to act as the depositary bank for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A., London Branch, having its principal office at Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB, England.

We have appointed Citibank as depositary bank pursuant to an amended and restated as of November 4, 2011. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6 filed on September 16, 2011. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-176898 when retrieving such copy.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety.

Each ADS represents the right to receive one ordinary share on deposit with the custodian. An ADS also represents the right to receive any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. The custodian, the depositary bank and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary bank, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary bank, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. Owners of ADSs will be able to exercise beneficial ownership interests in the deposited property only through the registered holders of the ADSs, by the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary bank, and by the depositary bank (on behalf of the owners of the corresponding ADSs) directly, or indirectly through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of England and Wales, which may be different from the laws in the United States.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the

ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date, after deduction the applicable fees, taxes and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to English laws and regulations.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary bank will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary bank will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary bank holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever we make a free distribution of shares for the securities on deposit with the custodian, we will deposit the applicable number of shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-shares ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares or preference shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary shares ratio upon a distribution of ordinary shares or preference shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

The depositary bank will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of ADSs.

The depositary bank will not distribute the rights to you if:

•	We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•	We fail to deliver satisfactory documents to the depositary bank; or

•	It is not reasonably practicable to distribute the rights.

The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

The depositary bank will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder under English law would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

The depositary bank will not distribute the property to you and will sell the property if:

•	We do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

•	We do not deliver satisfactory documents to the depositary bank; or

•	The depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes Affecting Ordinary Shares and Preference Shares

The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the new ordinary shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Shares. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares

Upon completion of this offering, the ordinary shares being offered pursuant to this prospectus will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will issue ADSs to the underwriters named in this prospectus.

After the closing of this offer, the depositary bank may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by U.S. and U.K. legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the ordinary shares or preference shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

When you make a deposit of ordinary shares you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

•	The ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.

•	You are duly authorized to deposit the ordinary shares.

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The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•	The ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary bank and also must:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs

As an ADS holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares may be limited by U.S. and U.K. legal considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary bank the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•

Temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder of ADSs representing ordinary shares, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described under the heading “Description of Securities–Description of Ordinary Shares” in this prospectus.

At our request, the depositary bank will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs.

If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs in accordance with such voting instructions.

Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner. Securities for which no voting instructions have been received will not be voted.

Fees and Charges

As an ADS holder, you will be required to pay the following service fees to the depositary bank:

Service	Fees
• Issuance of ADSs upon deposit of Shares (excluding issuances as a result of distributions described in paragraph (4) below).	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) issued.

• Delivery of Deposited Securities against surrender of ADSs.	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) surrendered.

• Distribution of cash dividends or other cash distributions (i.e., sale of rights and other entitlements).	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) held.

• Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs.	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) held.

• Distribution of securities other than ADSs or rights to purchase additional ADSs (i.e., spin-off shares).	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) held.

• Depositary Services.	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) held on the applicable record date(s) established by the Depositary.

As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

•

Fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares or preference shares in England (i.e., upon deposit and withdrawal of ordinary shares or preference shares).

•	Expenses incurred for converting foreign currency into U.S. dollars.

•	Expenses for cable, telex and fax transmissions and for delivery of securities.

•	Taxes and duties upon the transfer of securities (i.e., when ordinary shares are deposited or withdrawn from deposit).

•	Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

Depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

The Depositary fees payable for cash distributions are generally deducted from the cash being distributed. In the case of distributions other than cash (i.e., stock dividend, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes.

The depositary bank may reimburse us for certain expenses incurred by us in respect of the ADR program established pursuant to the deposit agreement, by making available a portion of the depositary fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank may agree from time to time.

Amendments and Termination

We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except in order to comply with applicable by law).

We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary bank will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary

The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary bank’s obligations to you. Please note the following:

•	We and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•

The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•

The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•

We and the depositary bank disclaim any liability if we or the depositary bank are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our Articles of Association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•

We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our Articles of Association or in any provisions of or governing the securities on deposit.

•

We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•

We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

Pre-Release Transactions

Subject to the terms and conditions of the deposit agreement, the depositary may issue to broker/dealers ADSs before receiving a deposit of ordinary shares or release ordinary shares to broker/dealers before receiving ADSs for cancellation. These transactions are commonly referred to as “pre-release transactions,” and are entered into between the depositary bank and the applicable broker/dealer. The deposit agreement limits the aggregate size of pre-release transactions (not to exceed 30% of the number of ADSs outstanding) and imposes a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary bank may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the 21,700,000 ADSs that we are offering will be approximately $121.1 million, or approximately $139.3 million if the underwriters exercise in full their option to purchase 3,255,000 additional ADSs, after deducting the underwriting discounts and commissions and offering expenses payable by us.

We intend to use the net proceeds from this offering to continue the commercial launch of Vascepa® (icosapent ethyl) capsules in the MARINE indication, prepare for and commercially launch Vascepa in the ANCHOR indication, if approved, advance our REDUCE-IT cardiovascular outcomes trial, and for general corporate and working capital purposes.

The amounts and timing of these expenditures will depend on a number of factors, such as the success of the commercial launch of Vascepa, whether Vascepa is approved in the ANCHOR indication, the timing, scope, progress and results of our research and development efforts and the timing and progress of any partnering efforts. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds from this offering. Accordingly, we will retain broad discretion over the use of such proceeds.

Based on our current operating plans, we believe the proceeds from this financing, together with our current cash and cash equivalents, will be sufficient to fund our operations, including the potential need to expand our commercial presence following any approval of Vascepa in the ANCHOR indication, alone or in conjunction with commercial partners, through the end of 2014.

Until we use the net proceeds from this offering, we intend to invest the funds in short-term, investment-grade, interest-bearing securities.

DILUTION

Our net tangible book value as of March 31, 2013 was approximately $(71.3) million, or $(0.47) per ADS. Net tangible book value per ADS is determined by dividing our total tangible assets, less total liabilities, by the number of our ordinary shares outstanding as of March 31, 2013. Dilution in net tangible book value per ADS represents the difference between the amount per ADS paid by purchasers of ADSs in this offering and the net tangible book value per share of our ADSs immediately after this public offering.

After giving effect to the sale of 21,700,000 ADSs in this offering, and after deducting the underwriting discounts and commissions and offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2013 would have been approximately $49.8 million, or $0.29 per ADS. This represents an immediate increase in net tangible book value of $0.76 per ADS to existing shareholders and immediate dilution in net tangible book value of $5.88 per ADS to investors purchasing our ADSs in this offering. The following table illustrates this dilution on a per ADS basis:

Assumed public offering price per ADS		$6.17
Net tangible book value per ADS as of March 31, 2013	$(0.47)
Increase per ADS attributable to investors in this offering	$0.76

As adjusted net tangible book value per ADS after this offering		$0.29

Dilution per ADS to investors in this offering		$5.88

If the underwriters exercise in full their option to purchase 3,255,000 additional ADSs, the as adjusted net tangible book value after this offering would be $0.39 per ADS, representing an increase in net tangible book value of $0.86 per ADS to existing shareholders and immediate dilution in net tangible book value of $5.78 per ADS to investors purchasing our ADSs in this offering.

The above discussion and table are based on 150,671,802 ordinary shares outstanding as of March 31, 2013, and exclude as of such date:

•

11,255,975 ADSs, each ADS representing one ordinary share, issuable upon exercise of outstanding options, at a weighted average exercise price of $7.59 per share, issuable under the Plans and other equity compensation plans;

•	warrants to purchase a total of 9,866,826 ADSs, each ADS representing one ordinary share, at a weighted average exercise price of $1.44 per share;

•	7,240,125 ADSs, each ADS representing one ordinary share, available for grant under our 2011 Stock Incentive Plan; and

•	ADSs issuable upon the conversion of our outstanding 3.5% exchangeable senior notes due 2032 in the aggregate principal amount of $150.0 million.

To the extent that outstanding options or warrants are exercised, investors purchasing our ADSs in this offering will experience significant further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

CERTAIN U.K. TAX CONSIDERATIONS

Capital Gains

If you are not resident in the United Kingdom (“UK”) for UK tax purposes, you will not be liable for UK tax on capital gains realized or accrued on the sale or other disposition of ordinary shares or ADSs unless the ordinary shares or ADSs are held in connection with your trade carried on in the UK through a branch or agency and the ordinary shares or ADSs are or have been used, held or acquired for the purposes of such trade or such branch or agency.

An individual holder of ordinary shares or ADSs who ceases to be resident in the UK for UK tax purposes for a period of less than 5 years and who disposes of ordinary shares or ADSs during that period may also be liable on returning to the UK for UK capital gains tax despite the fact that the individual may not be resident in the UK at the time of the disposal.

Inheritance Tax

If you are an individual domiciled in the United States and are not a national of the UK for the purposes of the Inheritance and Gift Tax Treaty 1978 between the United States and the UK, any ordinary shares or ADS beneficially owned by you will not generally be subject to UK inheritance tax on your death or on a gift made by you during your lifetime, provided that any applicable United States federal gift or estate tax liability is paid, except where the ordinary share or ADS is part of the business property of your UK permanent establishment. Where the ordinary shares or ADSs have been placed in trust by a settlor who, at the time of the settlement, was domiciled in the United States and not a national of the UK, the ordinary shares or ADSs will not generally be subject to UK inheritance tax.

Stamp Duty and Stamp Duty Reserve Tax

Transfer of ADSs and ADRs representing ADSs

No UK stamp duty or stamp duty reserve tax will be payable on an instrument transferring an ADS or an ADR representing an ADS or on a written agreement to transfer an ADS or an ADR representing an ADS whether made in or outside the UK.

Issue and Transfer of Ordinary Shares

The issue of ordinary shares by Amarin will not give rise to a charge to UK stamp duty or stamp duty reserve tax. Transfers of ordinary shares, as opposed to ADSs or ADRs representing ADSs, will attract ad valorem stamp duty at the rate of 0.5% of the amount or value of the consideration. A charge to stamp duty reserve tax, at the rate of 0.5% of the amount or value of the consideration, will arise on an agreement to transfer ordinary shares. The stamp duty reserve tax is payable on the seventh day of the month following the month in which the charge arises. Where an instrument of transfer is executed and duly stamped before the expiry of a period of six years beginning with the date of that agreement, any stamp duty reserve tax that has not been paid ceases to be payable.

Taxation of Dividends

Under UK law, there is no withholding tax on dividends.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations with respect to the acquisition, ownership and disposition of ordinary shares or ADSs by a U.S. Holder (as defined below). This summary applies to you only if you hold ordinary shares or ADSs as a capital asset. This summary is based upon the U.S. Internal Revenue Code of 1986, as amended, which is referred to herein as the Code, regulations promulgated under the Code and administrative rulings and judicial decisions as in effect on the date of this prospectus, all of which are subject to change and to differing interpretations, possibly with retroactive effect, which could result in U.S. federal income tax considerations different from those summarized below.

This summary is general in nature and does not address the effects of any state or local taxes, the tax consequences in jurisdictions other than the United States or any U.S. federal taxes other than income tax (such as estate or gift tax). In addition, it does not address tax consequences that may be relevant to you in your particular circumstances, including alternative minimum tax consequences, nor does it apply to you if you are a holder with a special status, such as:

•	a person that owns, or is treated as owning under certain ownership attribution rules, 10% or more of the voting power of Amarin;

•	a broker, dealer or trader in securities or currencies;

•	a bank, mutual fund, life insurance company or other financial institution;

•	a tax-exempt entity;

•	a qualified retirement plan or individual retirement account;

•	a person that holds ordinary shares or ADSs as part of a straddle, hedge, constructive sale or other integrated transaction for tax purposes;

•	a partnership, S corporation or other pass-through entity;

•	an investor in a partnership, S corporation or other pass-through entity;

•	a person who received ordinary shares or ADSs in connection with the performance of services; and

•	a person whose functional currency for U.S. federal income tax purposes is not the U.S. dollar.

This summary does not address the U.S. federal income tax considerations with respect to non-U.S. Holders arising from the acquisition, ownership and disposition of ordinary shares or ADSs. A “non-U.S. Holder” is a beneficial owner of ordinary shares or ADSs that is not a U.S. Holder or a partnership for U.S. federal income tax purposes.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds ordinary shares or ADSs, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. A partner of a partnership that owns or may acquire ordinary shares or ADSs should consult the partner’s tax advisor regarding the specific tax consequences of the acquisition and ownership of ordinary shares or ADSs.

YOU SHOULD CONSULT YOUR OWN ADVISOR REGARDING THE TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF ORDINARY SHARES AND ADSS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

U.S. Holders

The following discussion applies to you if you are a “U.S. Holder.” For purposes of this discussion, a “U.S. Holder” is any beneficial owner of an ordinary share or ADS that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States, any state thereof or the District of Columbia;

•	a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or,

•

a trust (1) that validly elects to be treated as a U.S. person for U.S. federal income tax purposes, or (2) the administration over which a U.S. court can exercise primary supervision and all of the substantial decisions of which one or more U.S. persons have the authority to control.

Distributions

Subject to the discussion under “—Passive Foreign Investment Company,” below, the gross amount of distributions, if any, payable on ordinary shares and ADSs generally would be treated as dividend income to the extent paid out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). A U.S. Holder would be required to include the amount of such distribution in gross income as a dividend (without reduction for any income tax withheld from such distribution). Because Amarin does not maintain calculations of its earnings and profits in accordance with U.S. federal income tax principles, U.S. Holders should assume that any distribution by Amarin with respect to the ordinary shares and ADSs will constitute ordinary dividend income.

Amarin, which is incorporated under the laws of England and Wales, believes that it qualifies as a resident of Ireland for purposes of the Convention between the Government of the United States of America and the Government of Ireland, entered into force on December 17, 1997, as amended and currently in force, which is referred to herein as the U.S.-Irish Tax Treaty, although there can be no assurance in this regard. Subject to the discussion under “—Passive Foreign Investment Company,” below, if the U.S.-Irish Tax Treaty is applicable, such dividends will generally be “qualified dividend income” in the hands of non-corporate U.S. Holders, provided that certain significant holding period and other requirements are met. Under current law, dividends that are qualified dividend income will generally be taxed at preferential rates.

U.S. Holders generally may claim the amount of Irish withholding tax withheld either as a deduction from gross income or as a credit against U.S. federal income tax liability. However, the foreign tax credit is subject to numerous complex limitations that must be determined and applied on an individual basis. Generally, the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” In addition, this limitation is calculated separately with respect to specific categories of income. The amount of a distribution with respect to the ordinary shares or ADSs that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Irish income tax purposes, potentially resulting in a reduced foreign tax credit for the U.S. Holder. Each U.S. Holder should consult its own tax advisors regarding the foreign tax credit rules.

The amount of a distribution paid to a U.S. Holder of ordinary shares or ADSs in foreign currency generally will be equal to the U.S. dollar value of such distribution based on the exchange rate applicable on the date of receipt. A U.S. Holder that does not convert foreign currency received as a distribution into U.S. dollars on the date of receipt generally will have a tax basis in such foreign currency equal to the U.S. dollar value of such foreign currency on the date of receipt. Such a U.S. Holder generally will recognize ordinary income or loss on the subsequent sale or other taxable disposition of such foreign currency (including an exchange for U.S. dollars).

Sale or Other Disposition of Ordinary Shares or ADSs

Subject to the discussion under “—Passive Foreign Investment Company,” below, in general, if you sell or otherwise dispose of ordinary shares or ADSs in a taxable disposition:

•

you will recognize gain or loss equal to the difference (if any) between the U.S. dollar value of the amount realized on such sale or other taxable disposition and your adjusted tax basis in such ordinary shares or ADSs;

•

any gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period for the ordinary shares or ADSs sold or otherwise disposed of is more than one year at the time of such sale or other taxable disposition; and,

•

any gain or loss will generally be treated as U.S.-source income for U.S. foreign tax credit purposes, although special rules apply to U.S. Holders who have a fixed place of business outside the United States to which this gain is attributable.

Under current law, long-term capital gains of non-corporate taxpayers are taxed at reduced rates. The deductibility of capital losses is subject to limitations.

If you are a cash basis taxpayer who receives foreign currency in connection with a sale or other taxable disposition of ordinary shares or ADSs, the amount realized will be based on the U.S. dollar value of the foreign currency received with respect to such ordinary shares and ADSs, as determined on the settlement date of such sale or other taxable disposition.

If you are an accrual basis taxpayer who receives foreign currency in a sale or other taxable disposition of ordinary shares or ADSs, you generally may elect the same treatment required of cash basis taxpayers with respect to a sale or other taxable disposition of such ordinary shares or ADSs, provided the election is applied consistently from year to year. The election may not be changed without the consent of the Internal Revenue Service. If you are an accrual basis taxpayer and do not elect to be treated as a cash basis taxpayer (pursuant to the U.S. Treasury Regulations applicable to foreign currency transactions) for this purpose, you would recognize a foreign currency gain or loss for U.S. federal income tax purposes to the extent of differences between the U.S. dollar value of the foreign currency received on the date of the sale (or other taxable disposition) of ordinary shares or ADSs and the settlement date. Any such currency gain or loss generally will be treated as ordinary income or loss and would be in addition to gain or loss, if any, recognized on the sale (or other taxable disposition) of such ordinary shares or ADSs.

Passive Foreign Investment Company

PFIC Rules Generally. U.S. Holders of ordinary shares and ADSs should be aware that each of Amarin and certain of its subsidiaries could constitute a “passive foreign investment company” (a “PFIC”) for U.S. federal income tax purposes. The tests for determining PFIC status for a taxable year depend upon the relative values of certain categories of assets and the relative amounts of certain kinds of income. The application of these factors depends upon our financial results for the year, which are beyond our ability to predict or control, and the application of the relevant rules is subject to legal and factual uncertainties. We believe it prudent to assume that we were classified as a PFIC in 2012. However, it is possible that, because of the commencement of sales and marketing of Vascepa, we may not be classified as a PFIC in 2013 or in future years, although there can be no assurance in this regard.

In general terms, Amarin will be a PFIC for any tax year in which either (i) 75% or more of its gross income is passive income (the “income test”) or (ii) the average percentage, by fair market value, of its assets that produce or are held for the production of passive income is 50% or more (the “asset test”). “Passive income” includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

If Amarin is a PFIC for any year, subject to the discussion of QEF and mark-to-market elections below, a U.S. taxpayer who disposes or is deemed to dispose of an ordinary share or ADS at a gain or who receives a distribution treated as an “excess distribution” on an ordinary share or ADS generally would be required to allocate such gain and distribution ratably to each day in the U.S. taxpayer’s holding period for the ordinary share or ADS in question.

The portion of any excess distributions including gains, which are treated for all purposes as excess distributions, allocated to the current tax year or to a year prior to the first year in which Amarin was a PFIC would be includible as ordinary income in the current tax year. In contrast, the portion of any excess distributions allocated to the first year in the U.S. Holder’s holding period in which Amarin was a PFIC and any subsequent year or years (excluding the current year) would be taxed at the highest marginal rate applicable to ordinary income for each year (regardless of the U.S. Holder’s actual marginal rate for that year and without reduction by any losses or loss carryforwards) and would be subject to interest charges to reflect the value of the U.S. federal income tax deferral.

In accordance with the rules above, if Amarin is or was a PFIC at any time during the U.S. Holder’s holding period, none of the gain recognized on the sale or other disposition of an ordinary share or ADS would be eligible for the preferential long-term capital gains rate. In addition, dividends generally will not be qualified dividend income if in the year of payment or the preceding year Amarin is a PFIC.

Certain elections may sometimes be used to reduce the adverse impact of the PFIC rules on U.S. Holders (“qualifying electing fund” (“QEF”) and “mark-to-market” elections), but these elections may accelerate the recognition of taxable income and may result in the recognition of ordinary income.

QEF Election. The rules described above for excess distributions would not apply to a U.S. Holder if the U.S. Holder makes a timely QEF election for the first taxable year of the U.S. Holder’s holding period for ordinary shares or ADSs during which Amarin is a PFIC and Amarin complies with specified reporting requirements. A timely QEF election for a taxable year generally must be made on or before the due date (as may be extended) for filing the taxpayer’s U.S. federal income tax return for the year. A U.S. Holder who makes a QEF election generally must report on a current basis a pro rata share of Amarin’s ordinary earnings and net capital gain for any taxable year in which Amarin is a PFIC, whether or not those earnings or gains are distributed. A U.S. Holder who makes a QEF election must file a Form 8621 with its annual income tax return. For U.S. Holders who seek to make a QEF election, with respect to our ordinary shares or ADSs, Amarin will make available an information statement that will contain the necessary information required for making a QEF election and permit such U.S. Holders access to certain information in the event of an audit by the U.S. tax authorities.

If a U.S. Holder does not make a QEF election for the first taxable year of the U.S. Holder’s holding period for ordinary shares or ADSs during which Amarin is a PFIC, the QEF election will not be treated as timely and the adverse tax regime described above would apply to dispositions of or excess distributions on the ordinary shares or ADSs. In such case, a U.S. Holder may make a deemed sale election whereby the U.S. Holder would be treated as if the U.S. Holder had sold the ordinary shares or ADSs in a fully taxable sale at fair market value on the first day of such taxable year in which the QEF election takes effect. Such U.S. Holder would be required to recognize any gain on the deemed sale as an excess distribution and pay any tax and interest due on the excess distribution when making the deemed sale election. The effect of such further election would be to restart the U.S. Holder’s holding period in the ordinary shares or ADSs, subject to the QEF regime, and to purge the PFIC status of such ordinary shares or ADSs going forward.

Mark-to-Market Election. If Amarin is or becomes a PFIC, a U.S. Holder of ordinary shares or ADSs may elect to recognize any gain or loss on ordinary shares or ADSs on a mark-to-market basis at the end of each taxable year, so long as the ordinary shares and ADSs, respectively, are regularly traded on a qualifying exchange. The mark-to-market election under the PFIC rules is an alternative to the QEF election. A U.S. Holder who makes a mark-to-market election generally must recognize as ordinary income all appreciation inherent in the U.S. Holder’s investment in ordinary shares or ADSs on a mark-to-market basis and may recognize losses inherent in such ordinary shares or ADSs only to the extent of prior mark-to-market gain recognition. The income and deductions entailed by the mark-to-market regime will increase and decrease the U.S. Holder’s adjusted basis in its ordinary shares or ADSs. Upon a sale or other disposition of ordinary shares or ADSs that have been marked-to-market, any gain recognized will be treated as ordinary income. The mark-to-market election must be made by the due date (as may be extended) for filing the U.S. Holder’s federal income tax return for the first year in which the election is to take effect. If a mark-to-market election is made after the first taxable year of a U.S. Holder’s holding period, any gain recognized in the year of the election will be treated like an excess distribution (as described above). Whether or not the mark-to-market election is available will depend on whether the ordinary shares or ADSs are regularly traded on a qualifying exchange and Amarin cannot provide assurance that the ordinary shares or ADSs will be considered “regularly traded” (which determination is based on the volume of trading of the ordinary shares or ADSs) for all years in which Amarin may be a PFIC.

Rules for Lower-Tier PFIC Subsidiaries. Special adverse rules apply to U.S. Holders of ordinary shares or ADSs for any year in which Amarin is a PFIC and has a non-U.S. subsidiary that is also a PFIC (a “lower-tier PFIC”). If Amarin is or becomes a PFIC and a U.S. Holder does not make a QEF election (as described above) in respect of any lower-tier PFIC, the U.S. Holder could incur liability for the deferred tax and interest charge described above if (i) Amarin receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC or (ii) the U.S. Holder disposes of all or part of its ordinary shares or ADSs. A QEF election that is made for ordinary shares or ADSs will not apply to a lower tier PFIC, although a separate QEF election may be made with respect to a lower-tier PFIC. For U.S. Holders who seek to make a QEF election, with respect to our ordinary shares or ADSs, Amarin will make available an information statement that will contain the necessary information required for making a QEF election with respect to any lower-tier PFIC and permit such U.S. Holders access to certain information in the event of an audit by the U.S. tax authorities. For U.S. Holders that make a mark-to-market election for Amarin, if available, no such election may be made with respect to the stock of lower-tier PFIC that a U.S. Holder is treated as owning if such stock is not marketable. Hence, the mark-to-market election will not be effective to eliminate a U.S. Holder’s liability for the deferred tax and interest charge described above with respect to deemed dispositions of lower-tier PFIC stock or distributions from a lower-tier PFIC.

Reporting. A U.S. Holder’s ownership of ordinary shares or ADSs in a PFIC generally must be reported by filing Form 8621 with the U.S. Holder’s annual U.S. federal income tax return. Every U.S. Holder who is a shareholder in a PFIC must file an annual report containing the information required by the Internal Revenue Service.

Estate Planning. Special adverse rules that impact certain estate planning goals could apply to ordinary shares and ADSs if Amarin is a PFIC.

Tax Advice. The PFIC rules are extremely complex, and U.S. Holders are urged to consult their own tax advisers regarding the potential tax consequences of Amarin being classified as a PFIC.

Recent Legislative Developments

Newly enacted legislation requires certain U.S. Holders that are individuals, estates or trusts to pay up to an additional 3.8% tax on dividends and capital gains for taxable years beginning after December 31, 2012. In addition, new legislation requires certain U.S. Holders who are individuals that hold certain foreign financial assets to report information relating to such assets, subject to certain exceptions. Failure to provide such information could result in significant additional taxes and penalties. U.S. Holders should consult their own tax advisors regarding the effect, if any, of this legislation on acquisition, ownership and disposition of ordinary shares or ADSs.

U.S. Information Reporting and Backup Withholding

U.S. Holders of ordinary shares and ADSs may be subject to information reporting and may be subject to backup withholding on distributions on ordinary shares and ADSs or on the proceeds from a sale or other disposition of ordinary shares and ADSs paid within the United States. Payments of distributions on, or the proceeds from the sale or other disposition of ordinary shares and ADSs to or through a foreign office of a broker generally will not be subject to backup withholding, although information reporting may apply to those payments in certain circumstances. Backup withholding will generally not apply, however, to a U.S. Holder who:

•

furnishes a correct taxpayer identification number and certifies that the U.S. Holder is not subject to backup withholding on IRS Form W-9, Request for Taxpayer Identification Number and Certification (or substitute form); or

•	is otherwise exempt from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder under the backup withholding rules may be credited against the holder’s U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld by filing the appropriate claim for refund with the IRS in a timely manner.

UNDERWRITING

We have entered into an underwriting agreement with Citigroup Global Markets Inc. and Jefferies LLC, as joint book-running managers and underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase, jointly and severally, 21,700,000 of our ADSs.

The underwriters have agreed to purchase ADSs from us at a price of $5.60 per ADS, which will result in approximately $121.5 million of proceeds to us before deducting expenses. The underwriters may receive from purchasers of the ADSs normal brokerage commissions in amounts agreed with such purchasers. The underwriters propose to offer the ADSs from time to time for sale in one or more transactions on the NASDAQ Global Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by the underwriters and subject to the underwriters’ right to reject any order in whole or in part. The underwriters may effect such transactions by selling ADSs to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or purchasers of ADSs for whom they may act as agents or to whom they may sell as principal. The underwriters are committed to purchase all the ADSs offered by us if they purchase any ADSs.

The underwriting agreement provides that the underwriters’ obligation to purchase ADSs depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the obligation to purchase all of the ADSs offered hereby (other than those ADSs covered by their option to purchase additional ADSs as described below), if any of the shares are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material adverse change in our business or in the financial markets; and

•	we deliver customary closing documents to the underwriters.

The underwriters have an option to buy up to 3,255,000 additional ADSs from us. The underwriters have 30 days from the date of this prospectus supplement to exercise this option.

Sales of shares made outside of the United States may be made by affiliates of the underwriters.

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $400,000.

A prospectus in electronic format may be made available on the web sites maintained by the underwriters or one or more selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of ADSs to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters to the selling group members that may make Internet distributions on the same basis as other allocations.

We, our executive officers and directors have agreed, subject to specified exceptions, not to directly or indirectly:

•

sell, offer, contract or grant any option to sell (including, without limitation, any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, or otherwise dispose of any ADSs or ordinary shares, options or warrants to acquire ADSs or ordinary shares or securities exchangeable or exercisable for or convertible into ADSs or ordinary shares;

•	enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the ADSs, ordinary shares or such other securities; or

•	publicly announce the intention to do any of the foregoing.

The restrictions described above do not apply to:

•

transfers by gift, will or intestate succession to the immediate family of a holder or to a family limited partnership, trust or other financial vehicle, the partners, owners or beneficiaries of which, as the case may be, are exclusively the holder and/or a member or members of the holder’s immediate family;

•	the distribution or transfer of any ADSs or ordinary shares owned by the holder to limited partners, members or stockholders of the holder;

•

the sale or transfer of ADSs or ordinary shares pursuant to any written trading plan or agreement with a broker designed to comply with Rule 10b5-1(c)(1) of the Exchange Act (a “Rule 10b5-1 Plan”) (which Rule 10b5-1 Plan may not be amended during the lock-up period);

•

entering into any new Rule 10b5-1 Plan during the lock-up period, provided that any such Rule 10b5-1 Plan shall specify that no sales of securities subject to the lock-up agreement may be sold during the lock-up period;

•	any sales or other dispositions of ADSs or ordinary shares acquired in open market transactions after the consummation of this offering;

•

the grant of options, rights or warrants by us pursuant to any of our existing employee stock option, stock bonus, benefit or other employee compensation plans or arrangements or the issuance of ordinary shares or ADSs (A) pursuant to any exercise of options, rights or warrants granted under such plans or arrangements or (B) pursuant to any exercise of rights or warrants or the conversion or exchange of any existing securities convertible into or exchangeable for ordinary shares or ADSs; or

•

ordinary shares or ADSs issued and sold by us to a third party as part of a research or development license, joint venture, promotion, marketing or commercialization agreement or other similar collaboration or partnership between us and such third party relating to one or more of our product candidates, products or technologies; provided, that (A) the amount of shares received by such third party is less than 5% of the outstanding ordinary shares and ADSs and (B) such third party agrees to be bound by the terms of the lock-up agreement.

The above restrictions terminate (i) for us, on the 90th day after the date of this prospectus supplement, and (ii) for our executive officers and directors, after the close of trading on the later of (x) 45 days after the date of this prospectus supplement or (y) immediately after market close on the second full trading day following the issuance of a press release (or other method of broad public dissemination) announcing our quarterly earnings for the quarter ended June 30, 2013, or the D&O lock-up period. We currently expect to announce our earnings for the quarter ended June 30, 2013 on or about August 8, 2013.

Citigroup Global Markets Inc. and Jefferies LLC may, at any time or from time to time before the termination of the restricted period, without notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our directors and officers who will execute a lock-up agreement providing consent to the sale of ADSs or ordinary shares (other than under one of the exceptions described above) prior to the expiration of the lock-up period.

We have in place an insider trading policy which, among other things, prohibits certain insiders (including our directors) and affiliated entities (including investment funds over which our insiders have the ability to influence or direct investment decisions over our securities) from trading in our ADSs or ordinary shares except during specified “trading windows” following the release of our quarterly or annual earnings. In connection with this offering, we have agreed in the underwriting agreement that we will not, without the prior written consent of the underwriters, (i) grant any insider or affiliated entity a waiver or release under the insider trading policy or (ii) amend or otherwise modify the insider trading policy in any manner that would have the effect of granting such a waiver or release or otherwise altering the way in which the provisions thereof as in effect on the date hereof apply to any insider or affiliated entity as of the date hereof, in each case during the D&O lock-up period. The insider trading policy also states that the special trading restrictions set forth therein continue to apply to Insiders following the termination of any such insider’s service to or employment with us until any material, nonpublic information possessed by such insider has become public or is no longer material. In connection with this offering, we have agreed in the underwriting agreement that, during the D&O lock-up period, without the prior written consent of the underwriters, we will not grant any insider or affiliated entity who possesses material, nonpublic information at the time of such Insider’s separation of service with us a waiver under the insider trading policy until such time as such material, nonpublic information has become public or is no longer material.

We have agreed to indemnify each underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, and to contribute to payments such underwriter may be required to make in respect of those liabilities.

Our ADSs are listed on the NASDAQ Global Market under the symbol “AMRN.”

In connection with the offering, the underwriters may purchase and sell ADSs in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering. The underwriters must close a short position created by short sales by purchasing ADSs in the open market. The underwriters are more likely to create a short position if the underwriters are concerned that, after pricing, there may be downward pressure on the price of the ADS that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for, or purchases of, ADSs made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our ADSs or preventing or retarding a decline in the market price of our ADSs. As a result, the price of our ADSs may be higher than the price that might otherwise exist in the open market. An underwriter may conduct these transactions on the NASDAQ Global Market, in the over-the-counter market or otherwise.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our ADSs. In addition, neither we nor the underwriters make any representation that an underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Other Relationships

The underwriters and each of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and each of their affiliates have, from time-to-time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (Iceland, Norway and Liechtenstein in addition to member states of the European Union) which has implemented the Prospectus Directive (each, a Relevant Member State), the underwriters have represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) they have not made and will not make an offer of shares which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Each Underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the ADSs described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the ADSs has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sales of the ADSs to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The ADSs may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The ADSs may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The ADSs offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

•

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to Prospective Investors in Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”)) in relation to the ADSs has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a) you confirm and warrant that you are either:

(i) a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii) a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii) a person associated with the company under section 708(12) of the Corporations Act; or

(iv) a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(b) you warrant and agree that you will not offer any of the ADSs for resale in Australia within 12 months of the ADSs being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Notice to Prospective Investors in Chile

The ADSs are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus and other offering materials relating to the offer of the ADSs do not constitute a public offer of, or an invitation to subscribe for or purchase, the ADSs in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not “addressed to the public at large or to a certain sector or specific group of the public”).

LEGAL MATTERS

Goodwin Procter LLP of Boston, Massachusetts is acting as counsel to the Company in connection with this offering. K&L Gates LLP of London, England, is acting as special counsel to the Company in connection with this offering and will issue an opinion with respect to the validity of the issuance of the securities being offered hereby. Cahill Gordon & Reindel LLP of New York, New York is counsel to the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from Amarin Corporation plc’s Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of Amarin Corporation plc and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document. For additional information about our company, please refer to other documents we have filed with the SEC and that are incorporated by reference into this prospectus supplement and the accompanying prospectus, as listed under the heading “Incorporation of Certain Information by Reference” in this prospectus supplement and the accompanying prospectus. Additional information about us can be found on our website, at www.amarincorp.com, and in our filings with the SEC. Copies of our filings with the SEC are available at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, and online at www.sec.gov and our website at www.amarincorp.com. We have included the SEC’s website address and our website address as inactive textual references only. Neither the contents of the SEC’s website or our website, nor any other website that may be accessed from such websites, is incorporated in or otherwise considered a part of this prospectus supplement or the accompanying prospectus except as expressly set forth under the heading “Incorporation of Certain Information by Reference” in this prospectus supplement and the accompanying prospectus. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information from other documents that we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus supplement and the accompanying prospectus. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement and the accompanying prospectus. We incorporate by reference into this prospectus supplement and the accompanying prospectus the information or documents listed below that we have filed with the SEC:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2012;

2.	The information specifically incorporated by reference into our 2012 Annual Report on Form 10-K referred to above from our definitive proxy statement on Schedule 14A, filed with the SEC on April 23, 2013;

3.	Our Quarterly Report on Form 10-Q for the periods ended March 31, 2013 (filed with the SEC on May 9, 2013);

4.	Our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on June 19, 2013 and July 8, 2013; and

5.	The section entitled “Description of Registrant’s Securities to be Registered” contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on March 19, 1993, including any amendment or report filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus supplement and deemed to be part of this prospectus supplement from the date of the filing of such reports and documents.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to: Amarin Corporation plc, c/o Amarin Pharma, Inc., 1430 Route 206, Bedminster, NJ 07921, attention: Investor Relations, or by telephone request to (908) 719-1315.

PROSPECTUS

Ordinary Shares

Ordinary Shares, in the form of American Depositary Shares

Preference Shares

Preference Shares, in the form of American Depositary Shares

Debt Securities

Warrants

We or our selling security holders may offer and sell from time to time an indeterminate number of our: ordinary shares, each of which may be represented by one American Depositary Share; preference shares, each of which may be represented by one American Depositary Share; senior or subordinated debt securities; warrants to purchase any securities that may be sold under this prospectus; and any combination of these securities, individually or as units. We will describe in a prospectus supplement the securities we are offering and selling, as well as the specific terms of the securities and the identity of any selling security holders. We will not receive any of the proceeds from the sale of securities by the selling security holders.

We or our selling security holders may offer these securities in amounts, at prices and on terms determined at the time of offering. We or our selling security holders may sell the securities directly to you, through agents, or through underwriters and dealers. If we or our selling security holders use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

Our American Depositary Shares representing ordinary shares are traded on the NASDAQ Capital Market under the symbol “AMRN”. If we decide to list any of these other securities on a national securities exchange upon issuance, the applicable prospectus supplement to this prospectus will identify the exchange and the date when we expect trading to begin. On March 25, 2011, the closing price of our American Depositary Shares on the NASDAQ Capital Market was $7.43 per share.

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 4 of this prospectus and in the applicable prospectus supplement for certain risks you should consider. You should read the entire prospectus carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 29, 2011.

PROSPECTUS SUMMARY

About this Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a shelf registration process. Under the shelf registration process, we or our selling security holders may offer the securities described in this prospectus from time to time at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we or our selling security holders may offer. Each time we or our selling security holders offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity;

•	original issue discount, if any;

•	rates and times of payment of interest, dividends or other payments, if any;

•	redemption, conversion, exchange, settlement or sinking fund terms, if any;

•

conversion, exchange or settlement prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion, exchange or settlement prices or rates and in the securities or other property receivable upon conversion, exchange or settlement;

•	ranking;

•	restrictive covenants, if any;

•	voting or other rights, if any; and

•	important federal income tax considerations not otherwise described herein.

Registration of the securities covered by this prospectus does not mean that these securities will necessarily be offered or sold. As of the date of filing this registration statement, we have no specific plans for selling the securities registered hereunder.

A prospectus supplement may include a discussion of risks or other special considerations applicable to us or the offered securities. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. Please carefully read both this prospectus, including the information incorporated by reference into this prospectus, and the applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information.” This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC website or at the SEC’s public reading room mentioned under the heading “Where You Can Find More Information.”

We have not authorized any broker-dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy securities, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus and the accompanying prospectus supplement speaks only as of the date set forth on the cover page and may not reflect subsequent changes in our business, financial condition, results of operations and prospects even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

We or our selling security holders may sell the securities directly to or through underwriters, dealers or agents. We or our selling security holders, and our or their underwriters or agents, reserve the right to accept or reject all or part of any proposed purchase of securities. If we or our selling security holders do offer securities through underwriters or agents, we will include in the applicable prospectus supplement:

•	the names of those underwriters or agents;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us or our selling security holders.

About Amarin Corporation plc

We are a clinical-stage biopharmaceutical company focused on developing improved treatments for cardiovascular disease. We are currently focusing our efforts on AMR101, a prescription-grade omega-3 fatty acid, comprising not less than 96% ultra pure icosapent ethyl (ethyl-EPA). Icosapent ethyl is the ethyl ester of the essential omega-3 fatty acid “eicosapentaenoic acid” (EPA). In November 2010 we reported top-line results from the MARINE trial, the first of our two planned Phase 3 clinical trials of AMR101. In the MARINE trial, AMR101 was investigated as a treatment for very high triglycerides (≥500 mg/dL). AMR101 is presently being investigated in a second Phase 3 clinical trial, the ANCHOR trial, for the treatment of patients with high triglycerides (≥200 and <500mg/dL) who are also receiving statin therapy. Elevated triglyceride levels have been associated with the increased risk of developing cardiac disease as well as being a component of certain other metabolic disorders, such as diabetes and obesity.

The MARINE trial was conducted under a Special Protocol Assessment, or SPA, with the U.S. Food and Drug Administration, or FDA. The ANCHOR trial is currently being conducted under a separate SPA. An SPA is an evaluation by the FDA of a protocol with the goal of reaching an agreement that the Phase III trial protocol design, clinical endpoints, and statistical analyses are acceptable to support regulatory approval. The FDA agreed that, based on the information we submitted to the agency, the design and planned analysis of the MARINE and ANCHOR trials adequately address the objectives necessary to support a regulatory submission. An SPA is generally binding upon the FDA unless a substantial scientific issue essential to determining safety or efficacy is identified after the testing begins.

The MARINE trial was a multi-center, placebo-controlled, randomized, double-blind, 12-week pivotal study to evaluate the efficacy and safety of 2 grams and 4 grams of AMR101 in 229 patients with fasting triglyceride levels ≥500 mg/dL. Patients with this level of triglycerides are characterized as having very high triglyceride levels as outlined in the National Cholesterol Education Program (NCEP) Expert Panel (Adult Treatment Panel III, 2002), or the NCEP Guidelines. The primary endpoint in the trial was the percentage change in triglyceride level from baseline compared to placebo after 12 weeks of treatment. Reported top-line results of this trial included announcement that AMR101 met the primary endpoint at both the 4 gram and 2 gram doses. In addition to achieving the primary endpoint of the trial, no statistically significant increase in low-density lipoprotein cholesterol, or LDL-C, was observed in this trial at either dose. Additionally, we observed in the trial a safety profile for AMR101 similar to placebo.

The ANCHOR trial is a multi-center, placebo-controlled, randomized, double-blind, 12-week pivotal study to evaluate the efficacy and safety of 2 grams and 4 grams of AMR101 in patients with high triglycerides (>200 and <500mg/dL) who are on statin therapy. Patients in this trial are characterized as having high triglyceride levels, as outlined in the NCEP Guidelines, with mixed dyslipidemia (two or more lipid disorders). The primary endpoint in the trial is the percentage change in triglyceride level from baseline compared to placebo after 12 weeks of treatment. No prescription Omega-3 based drug, such as AMR101, is currently approved in the United States for treating high triglyceride levels in statin-treated patients who have mixed dyslipidemia. In December 2010, we announced that we completed patient enrollment and randomization with 702 patients enrolled and randomized to the 2 gram, 4 gram and placebo arms of the trial. We expect to announce top-line results from the ANCHOR trial in the second quarter of 2011.

We expect to submit a New Drug Application, or NDA, to the FDA in the third quarter of 2011 requesting approval to market and sell AMR101 for the indication being studied in the MARINE trial in the United States. Depending on the timing of the NDA and the results of the ANCHOR trial, we may elect to add the ANCHOR trial results to the NDA we are preparing. If the ANCHOR results are added to the NDA, the NDA would seek approval for the indication studied in the MARINE trial with the ANCHOR results either as a separate indication for use or referenced in the label as data supporting the safe use of AMR101 in the treatment of high triglyceride levels in statin-treated patients who have mixed dyslipidemia. In order to obtain a separate indication for AMR101 based on the ANCHOR trial results, the FDA requires that we have a clinical outcomes study substantially underway at the time of the NDA filing. The results of an outcomes study are not required for FDA approval of the broader indication and an outcomes study is not required for the indication being studied in the MARINE trial. Opportunities to market and sell AMR101 outside the United States are currently under evaluation.

In January 2011, we completed an equity offering from which we received approximately $98.7 million in proceeds, net of fees and transaction costs. Together with our cash balance of $31.4 million at December 31, 2010, we believe we have sufficient financial resources to enable us to file an NDA and begin commercial preparation of AMR101 regardless of the NDA submission strategy we choose.

For more information regarding our business, including our history and development, our pipeline of drug candidates and our collaboration efforts, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 16, 2011.

Amarin Corporation plc (formerly Ethical Holdings plc) is a public limited company listed in the United States on the NASDAQ Capital Market. Amarin was originally incorporated in England as a private limited company on March 1, 1989 under the Companies Act 1985, and re-registered in England as a public limited company on March 19, 1993.

Our registered office is located at 110 Cannon Street, London, EC4N 6AR, England. Our principal executive offices are located at First Floor, Block 3, The Oval, Shelbourne Road, Ballsbridge, Dublin 4, Ireland and our telephone number is +353-1-6699-020. Our principal research and development facilities are located at 12 Roosevelt Avenue, Mystic, Connecticut 06355. Our website address is www.amarincorp.com. Information contained on, or accessible through, our website is not a part of this prospectus.

For additional information about our company, please refer to other documents we have filed with the SEC and that are incorporated by reference into this prospectus, as listed under the heading “Incorporation of Certain Information by Reference.” Additional information about us can be found on our website, at www.amarincorp.com, and in our periodic and current reports filed with the SEC. Copies of our current and periodic reports filed with the SEC are available at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, and online at www.sec.gov and our website at www.amarincorp.com.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned elsewhere in this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into it contain forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “would,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “assume,” “intend,” “potential,” “continue” or other similar words or the negative of these terms. These statements are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in “Risk Factors” and in our periodic filings with the SEC, incorporated by reference or included in this prospectus or any prospectus supplement. Accordingly, you should not place undue reliance upon these forward-looking statements. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, the timing of events and circumstances and actual results could differ materially from those projected in the forward looking statements. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

•	our ability to maintain sufficient cash and other liquid resources to meet our operating and any debt service requirements;

•	the success of our research and development activities;

•

decisions by regulatory authorities regarding whether and when to approve our drug applications, as well as their decisions regarding labeling and other matters that could affect the commercial potential of our products;

•	the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;

•	whether and when we will be able to enter into and consummate strategic collaborations with respect to our products or product candidates on acceptable terms;

•	the success with which developed products may be commercialized;

•	competitive developments affecting our products or product candidates, including generic and branded competition;

•

the effect of possible domestic and foreign legislation or regulatory action affecting, among other things, pharmaceutical pricing and reimbursement, including under Medicaid and Medicare in the United States, and involuntary approval of prescription medicines for over-the-counter use and the trend toward managed care and health care cost containment;

•	our ability to protect our patents and other intellectual property;

•	claims and concerns that may arise regarding the safety or efficacy of our products or product candidates;

•	governmental laws and regulations affecting our operations, including those affecting taxation; and

•	growth in costs and expenses.

The forward-looking statements made or incorporated by reference in this prospectus relate only to events as of the date on which the statements are made. We have included important factors in the cautionary statements included in this prospectus and incorporated herein by reference, including under the caption entitled “Risk Factors” that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. Except as required by law, we do not assume any intent to update any forward-looking statements after the date on which the statement is made, whether as a result of new information, future events or circumstances or otherwise.

DESCRIPTION OF SECURITIES

We or our selling security holders may offer our ordinary shares, each of which may be represented by one American Depositary Share, preference shares, each of which may be represented by one American Depositary Share, various series of senior or subordinated debt securities, warrants to purchase any such securities and any combination of these securities, individually or as units, from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. Each time we or our selling security holders offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities.

Description of Ordinary Shares

In the following summary, a “shareholder” is the person registered in our register of members as the holder of the relevant securities. For those ordinary shares that have been deposited in our ADS facility pursuant to our deposit agreement with Citibank, N.A., Citibank or its nominee is deemed the shareholder.

Dividends

Holders of shares are entitled to receive such dividends as may be declared by the board of directors. All dividends are declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid. To date there have been no dividends paid to holders of ordinary shares.

Any dividend unclaimed after a period of twelve years from the date of declaration of such dividend shall be forfeited and shall revert to us. In addition, the payment by the board of directors of any unclaimed dividend, interest or other sum payable on or in respect of an ordinary share into a separate account shall not constitute us as a trustee in respect thereof.

Rights in a Liquidation

Holders of ordinary shares are entitled to participate in any distribution of assets upon a liquidation, subject to prior satisfaction of the claims of creditors and preferential payments to holders of outstanding Preference Shares.

Voting Rights

Voting at any general meeting of shareholders is by a show of hands, unless a poll is demanded. A poll may be demanded by:

•	the chairman of the meeting;

•	at least two shareholders entitled to vote at the meeting;

•	any shareholder or shareholders representing in the aggregate not less than one-tenth of the total voting rights of all shareholders entitled to vote at the meeting; or

•

any shareholder or shareholders holding shares conferring a right to vote at the meeting on which there have been paid up sums in the aggregate equal to not less than one-tenth of the total sum paid up on all the shares conferring that right.

In a vote by a show of hands, every shareholder who is present in person or by proxy at a general meeting has one vote. In a vote on a poll, every shareholder who is present in person or by proxy shall have one vote for every share of which they are registered as the holder (provided that no shareholder shall have more than one vote on a show of hands notwithstanding that he may have appointed more than one proxy to vote on his behalf). The quorum for a shareholders’ meeting is a minimum of two persons, present in person or by proxy. To the extent the Articles of Association provide for a vote by a show of hands in which each shareholder has one vote, this differs from U.S. law, under which each shareholder typically is entitled to one vote per share at all meetings.

Unless otherwise required by law or the Articles of Association, voting in a general meeting is by ordinary resolution. An ordinary resolution is approved by a majority vote of the shareholders present at a meeting at which there is a quorum. Examples of matters that can be approved by an ordinary resolution include:

•	the election of directors;

•	the approval of financial statements;

•	the declaration of final dividends;

•	the appointment of auditors;

•	the increase of authorized share capital; or

•	the grant of authority to issue shares.

A special resolution or an extraordinary resolution requires the affirmative vote of not less than three-fourths of the eligible votes. Examples of matters that must be approved by a special resolution include modifications to the rights of any class of shares, certain changes to the Articles of Association, or our winding-up.

Capital Calls

The board of directors has the authority to make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder shall pay to us as required by such notice the amount called on his shares. If a call remains unpaid after it has become due and payable, and the fourteen days’ notice provided by the board of directors has not been complied with, any share in respect of which such notice was given may be forfeited by a resolution of the board.

Limitations on Ownership

Under UK law and the Articles of Association, there are no limitations on the right of nonresidents of the United Kingdom or owners who are not citizens of the United Kingdom to hold or vote our ordinary shares.

Description of Preference Shares

The following description of our preference shares is only a summary of the general terms of the preference shares of any series that may be offered under this prospectus. We will prepare a prospectus supplement each time we or our selling security holders offer preference shares, which you should read carefully. The prospectus supplement relating to a series of preference shares or to securities that are convertible into or exchangeable for the preference shares will summarize the terms of the preference shares of the particular series. Those terms will be set out in the resolutions establishing the series that our board of directors or an authorized committee adopt, and may be different from those summarized below. If so, the applicable prospectus supplement will so provide, and the description of the preference shares of that series contained in the prospectus supplement will apply. In the following summary, a “holder” is the person registered in our register of members as the holder of the relevant securities. For those preference shares, if any, that are deposited in an American Depositary Receipt facility pursuant to a deposit agreement, that may be entered into (for additional details see “Description of American Depositary Shares”) with Citibank N.A., the depositary or its nominee is deemed the shareholder.

Our board of directors has the authority, without further action by shareholders, to issue preference shares of £0.05 per share in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preference shares, including dividend rights, conversion rights, voting rights, rights and terms of redemption, and liquidation preference, any or all of which may be greater than the rights of the ordinary shares.

Our board of directors will fix the rights, preferences, privileges, qualifications and restrictions of the preference shares of each series that we or our selling security holders offer under this prospectus and applicable prospectus supplements in the resolutions relating to that series. We will describe the terms of the series of preference shares we or our selling security holders are offering before the issuance of the related series of preference shares in a prospectus supplement. This description will include:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price per share;

•	the dividend rate per share, dividend period and payment dates and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preference shares on any securities exchange or market;

•

whether the preference shares will be convertible into our ordinary shares or other securities of ours, including warrants, and, if applicable, the conversion period, the conversion price, or how it will be calculated, and under what circumstances it may be adjusted;

•

whether the preference shares will be exchangeable into debt securities, and, if applicable, the exchange period, the exchange price, or how it will be calculated, and under what circumstances it may be adjusted;

•	voting rights, if any, of the preference shares;

•	preemption rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	a discussion of any material or special U.S. federal income tax considerations applicable to the preference shares;

•	the relative ranking and preferences of the preference shares as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•

any limitations on issuances of any class or series of preference shares ranking senior to or on a parity with the series of preference shares being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, rights, preferences, privileges, qualifications or restrictions of the preference shares.

If we or our selling security holders sell preference shares under this prospectus, the shares will be fully paid and non-assessable.

Our Articles of Association and English law provide that the holders of preference shares will have the right to vote separately as a class on any proposal involving changes that would adversely affect the powers, preferences, or special rights of holders of that series of preference shares.

Description of Debt Securities

This prospectus describes the general terms and provisions of the debt securities we or our selling security holders may offer under this prospectus. When we or our selling security holders offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a supplement to this prospectus, including any additional covenants or changes to existing covenants relating to such series. The prospectus supplement also will indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. You should read the actual indenture if you do not fully understand a term or the way we use it in this prospectus.

We or our selling security holders may offer senior or subordinated debt securities. Each series of debt securities may have different terms. The senior debt securities will be issued under one or more senior indentures, dated as of a date prior to such issuance, between us and the trustee identified in the applicable prospectus supplement, as amended or supplemented from time to time. We will refer to any such indenture throughout this prospectus as the “senior indenture.” Any subordinated debt securities will be issued under one or more separate indentures, dated as of a date prior to such issuance, between us and the trustee identified in the applicable prospectus supplement, as amended or supplemented from time to time. We will refer to any such indenture throughout this prospectus as the “subordinated indenture” and to the trustee under the senior or subordinated indenture as the “trustee.” The senior indenture and the subordinated indenture are sometimes collectively referred to in this prospectus as the “indentures.” The indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended. We included copies of the forms of the indentures as exhibits to our registration statement and they are incorporated into this prospectus by reference.

If we issue debt securities at a discount from their principal amount, then, for purposes of calculating the aggregate initial offering price of the offered securities issued under this prospectus, we will include only the initial offering price of the debt securities and not the principal amount of the debt securities.

We have summarized below the material provisions of the indentures and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. The prospectus supplement relating to any particular securities offered will describe the specific terms of the securities, which may be in addition to or different from the general terms summarized in this prospectus. Because the summary in this prospectus and in any prospectus supplement does not contain all of the information that you may find useful, you should read the documents relating to the securities that are described in this prospectus or in any applicable prospectus supplement. Please read “Where You Can Find More Information” to find out how you can obtain a copy of those documents. Except as otherwise indicated, the terms of the indentures are identical. As used under this caption, the term “debt securities” includes the debt securities being offered by this prospectus and all other debt securities issued by us under the indentures.

General

The indentures:

•	do not limit the amount of debt securities that we may issue;

•	allow us to issue debt securities in one or more series;

•	do not require us to issue all of the debt securities of a series at the same time;

•	allow us to reopen a series to issue additional debt securities without the consent of the holders of the debt securities of such series; and

•	provide that the debt securities will be unsecured, except as may be set forth in the applicable prospectus supplement.

Unless we give you different information in the applicable prospectus supplement, the senior debt securities will be unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. Payments on the subordinated debt securities will be subordinated to the prior payment in full of all of our senior indebtedness, as described under “Description of Debt Securities—Subordination” and in the applicable prospectus supplement.

Each indenture provides that we may, but need not, designate more than one trustee under an indenture. Any trustee under an indenture may resign or be removed and a successor trustee may be appointed to act with respect to the series of debt securities administered by the resigning or removed trustee. If two or more persons are acting as trustee with respect to different series of debt securities, each trustee shall be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee. Except as otherwise indicated in this prospectus, any action described in this prospectus to be taken by each trustee may be taken by each trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the applicable indenture.

The prospectus supplement for each offering will provide the following terms, where applicable:

•	the title of the debt securities and whether they are senior or subordinated;

•

the aggregate principal amount of the debt securities being offered, the aggregate principal amount of the debt securities outstanding as of the most recent practicable date and any limit on their aggregate principal amount, including the aggregate principal amount of debt securities authorized;

•

the price at which the debt securities will be issued, expressed as a percentage of the principal and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof or, if applicable, the portion of the principal amount of such debt securities that is convertible into ordinary shares or preference shares or the method by which any such portion shall be determined;

•

if convertible, the terms on which such debt securities are convertible, including the initial conversion price or rate and the conversion period and any applicable limitations on the ownership or transferability of ordinary shares or preference shares received on conversion;

•	the date or dates, or the method for determining the date or dates, on which the principal of the debt securities will be payable;

•	the fixed or variable interest rate or rates of the debt securities, or the method by which the interest rate or rates is determined;

•	the date or dates, or the method for determining the date or dates, from which interest will accrue;

•	the dates on which interest will be payable;

•	the record dates for interest payment dates, or the method by which we will determine those dates;

•	the persons to whom interest will be payable;

•	the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•

any make-whole amount, which is the amount in addition to principal and interest that is required to be paid to the holder of a debt security as a result of any optional redemption or accelerated payment of such debt security, or the method for determining the make-whole amount;

•	the place or places where the principal of, and any premium, or make-whole amount, and interest on, the debt securities will be payable;

•	where the debt securities may be surrendered for registration of transfer or conversion or exchange;

•	where notices or demands to or upon us in respect of the debt securities and the applicable indenture may be served;

•	the times, prices and other terms and conditions upon which we may redeem the debt securities;

•

any obligation we have to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of holders of the debt securities, and the times and prices at which we must redeem, repay or purchase the debt securities as a result of such an obligation;

•

the currency or currencies in which the debt securities are denominated and payable if other than United States dollars, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies and the terms and conditions relating thereto, and the manner of determining the equivalent of such foreign currency in United States dollars;

•

whether the principal of, and any premium, or make-whole amount, or interest on, the debt securities of the series are to be payable, at our election or at the election of a holder, in a currency or currencies other than that in which the debt securities are denominated or stated to be payable, and other related terms and conditions;

•

whether the amount of payments of principal of, and any premium, or make-whole amount, or interest on, the debt securities may be determined according to an index, formula or other method and how such amounts will be determined;

•

whether the debt securities will be in registered form, bearer form or both and (1) if in registered form, the person to whom any interest shall be payable, if other than the person in whose name the security is registered at the close of business on the regular record date for such interest, or (2) if in bearer form, the manner in which, or the person to whom, any interest on the security shall be payable if otherwise than upon presentation and surrender upon maturity;

•

any restrictions applicable to the offer, sale or delivery of securities in bearer form and the terms upon which securities in bearer form of the series may be exchanged for securities in registered form of the series and vice versa if permitted by applicable laws and regulations;

•

whether any debt securities of the series are to be issuable initially in temporary global form and whether any debt securities of the series are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global security may or shall be required to exchange their interests for other debt securities of the series, and the manner in which interest shall be paid;

•	the identity of the depositary for securities in registered form, if such series are to be issuable as a global security;

•	the date as of which any debt securities in bearer form or in temporary global form shall be dated if other than the original issuance date of the first security of the series to be issued;

•	the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or in the applicable indenture;

•

whether and under what circumstances we will pay any additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities in lieu of making such a payment;

•

whether and under what circumstances the debt securities being offered are convertible into ordinary shares or preference shares, as the case may be, including the conversion price or rate or manner or calculation thereof;

•

the circumstances, if any, specified in the applicable prospectus supplement, under which beneficial owners of interests in the global security may obtain definitive debt securities and the manner in which payments on a permanent global debt security will be made if any debt securities are issuable in temporary or permanent global form;

•	any provisions granting special rights to holders of securities upon the occurrence of such events as specified in the applicable prospectus supplement;

•

if the debt securities of such series are to be issuable in definitive form only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and/or terms of such certificates, documents or conditions;

•

the name of the applicable trustee and the nature of any material relationship with us or any of our affiliates, and the percentage of debt securities of the class necessary to require the trustee to take action;

•

any deletions from, modifications of, or additions to our events of default or covenants and any change in the right of any trustee or any of the holders to declare the principal amount of any of such debt securities due and payable;

•	applicable CUSIP numbers; and

•	any other terms of such debt securities not inconsistent with the provisions of the applicable indenture.

We may issue debt securities at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity of the debt securities. We refer to any such debt securities throughout this prospectus as “original issue discount securities.” The applicable prospectus supplement will describe the United States federal income tax consequences and other relevant considerations applicable to original issue discount securities.

We also may issue indexed debt securities. Payments of principal of and premium and interest on, indexed debt securities are determined with reference to the rate of exchange between the currency or currency unit in which the debt security is denominated and any other currency or currency unit specified by us, to the relationship between two or more currencies or currency units or by other similar methods or formulas specified in the prospectus supplement.

Except as described under “—Merger, Consolidation or Sale of Assets” or as may be set forth in any prospectus supplement, the debt securities will not contain any provisions that (1) would limit our ability to incur indebtedness or (2) would afford holders of debt securities protection in the event of (a) a highly leveraged or similar transaction involving us, or (b) a change of control or reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the debt securities. In the future, we may enter into transactions, such as the sale of all or substantially all of our assets or a merger or consolidation, that may have an adverse effect on our ability to service our indebtedness, including the debt securities, by, among other things, substantially reducing or eliminating our assets.

We will provide you with more information in the applicable prospectus supplement regarding any deletions, modifications, or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Payment

Unless we give you different information in the applicable prospectus supplement, the principal of, and any premium, or make-whole amount, and interest on, any series of the debt securities will be payable at the corporate trust office of the trustee. We will provide you with the address of the trustee in the applicable prospectus supplement. We may also pay interest by mailing a check to the address of the person entitled to it as it appears in the applicable register for the debt securities or by wire transfer of funds to that person at an account maintained within the United States.

All monies that we pay to a paying agent or a trustee for the payment of the principal of, and any premium, or make-whole amount, or interest on, any debt security will be repaid to us if unclaimed at the end of two years after the obligation underlying payment becomes due and payable. After funds have been returned to us, the holder of the debt security may look only to us for payment, without payment of interest for the period which we hold the funds.

Denomination, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, the debt securities of any series will be issuable in denominations of $1,000 and integral multiples of $1,000.

Subject to the limitations imposed upon debt securities that are evidenced by a computerized entry in the records of a depository company rather than by physical delivery of a note, a holder of debt securities of any series may:

•

exchange them for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and kind upon surrender of such debt securities at the corporate trust office of the applicable trustee or at the office of any transfer agent that we designate for such purpose; and

•	surrender them for registration of transfer or exchange at the corporate trust office of the applicable trustee or at the office of any transfer agent that we designate for such purpose.

Every debt security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer satisfactory to the applicable trustee or transfer agent. Payment of a service charge will not be required for any registration of transfer or exchange of any debt securities, but we or the trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If in addition to the applicable trustee, the applicable prospectus supplement refers to any transfer agent initially designated by us for any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents for any series of debt securities.

Neither we, nor any trustee, will be required to:

•

issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day that the notice of redemption of any debt securities selected for redemption is mailed and ending at the close of business on the day of such mailing;

•

register the transfer of or exchange any debt security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part; and

•

issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.

Merger, Consolidation or Sale of Assets

The indentures provide that we may, without the consent of the holders of any outstanding debt securities, (1) consolidate with, (2) sell, lease or convey all or substantially all of our assets to, or (3) merge with or into, any other entity provided that:

•

either we are the continuing entity, or the successor entity, if other than us, assumes the obligations (A) to pay the principal of, and any premium (or make-whole amount) and interest on, all of the debt securities and (B) to duly perform and observe all of the covenants and conditions contained in each indenture;

•

after giving effect to the transaction, there is no event of default under the indentures and no event which, after notice or the lapse of time, or both, would become such an event of default, occurs and continues; and

•	an officers’ certificate and legal opinion covering such conditions are delivered to each applicable trustee.

Covenants

Existence. Except as permitted under “—Merger, Consolidation or Sale of Assets,” the indentures require us to do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights and franchises. However, the indentures do not require us to preserve any right or franchise if we determine that any right or franchise is no longer desirable in the conduct of our business.

Payment of taxes and other claims. The indentures require us to pay, discharge or cause to be paid or discharged, before they become delinquent (1) all taxes, assessments and governmental charges levied or imposed on us, our subsidiaries or our subsidiaries’ income, profits or property, and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of our subsidiaries. However, we will not be required to pay, discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Provision of financial information. The indentures require us to (1) within 15 days of each of the respective dates by which we are required to file our annual reports, quarterly reports and other documents with the SEC, file with the trustee copies of the annual report, quarterly report and other documents that we file with the SEC under Section 13 or 15(d) of the Exchange Act, (2) file with the trustee and the SEC any additional information, documents and reports regarding compliance by us with the conditions and covenants of the indentures, as required, (3) within 30 days after the filing with the trustee, mail to all holders of debt securities, as their names and addresses appear in the applicable register for such debt securities, without cost to such holders, summaries of any documents and reports required to be filed by us pursuant to (1) and (2) above, and (4) supply, promptly upon written request and payment of the reasonable cost of duplication and delivery, copies of such documents to any prospective holder.

Additional covenants. The applicable prospectus supplement will set forth any additional covenants of Amarin relating to any series of debt securities.

Events of Default, Notice and Waiver

Unless the applicable prospectus supplement states otherwise, when we refer to “events of default” as defined in the indentures with respect to any series of debt securities, we mean:

•	default in the payment of any installment of interest on any debt security of such series continuing for 30 days;

•	default in the payment of principal of, or any premium, or make-whole amount, on any debt security of such series for five business days at its stated maturity;

•	default in making any sinking fund payment as required for any debt security of such series for five business days;

•

default in the performance or breach of any covenant or warranty in the debt securities or in the indenture by us continuing for 60 days after written notice as provided in the applicable indenture, but not of a covenant added to the indenture solely for the benefit of a series of debt securities issued thereunder other than such series;

•	a default under any bond, debenture, note, mortgage, indenture or instrument:

(1)	having an aggregate principal amount of at least $30,000,000; or

(2)	under which there may be issued, secured or evidenced any existing or later created indebtedness for money borrowed by us or our subsidiaries, if we are directly responsible or liable as obligor or guarantor, if the default results in the indebtedness becoming or being declared due and payable prior to the date it otherwise would have, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within 30 days after notice to the issuing company specifying such default. Such notice shall be given to us by the trustee, or to us and the trustee by the holders of at least 10% in principal amount of the outstanding debt securities of that series. The written notice specifying such default and requiring us to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and shall state that such notice is a “Notice of Default” under such indenture;

•	bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of Amarin or any significant subsidiary; and

•	any other event of default provided with respect to a particular series of debt securities.

When we use the term “significant subsidiary,” we refer to the meaning ascribed to such term in Rule 1-02 of Regulation S-X promulgated under the Securities Act of 1933, as amended, or Securities Act.

If an event of default occurs and is continuing with respect to debt securities of any series outstanding, then the applicable trustee or the holders of 25% or more in principal amount of the debt securities of that series will have the right to declare the principal amount of all the debt securities of that series to be due and payable. If the debt securities of that series are original issue discount securities or indexed securities, then the applicable trustee or the holders of 25% or more in principal amount of the debt securities of that series will have the right to declare the portion of the principal amount as may be specified in the terms thereof to be due and payable. However, at any time after such a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of at least a majority in principal amount of outstanding debt securities of such series or of all debt securities then outstanding under the applicable indenture may rescind and annul such declaration and its consequences if:

•

we have deposited with the applicable trustee all required payments of the principal, any premium, or make-whole amount, interest and, to the extent permitted by law, interest on overdue installment of interest, plus applicable fees, expenses, disbursements and advances of the applicable trustee; and

•	all events of default, other than the non-payment of accelerated principal, or a specified portion thereof, and any premium, or make-whole amount, have been cured or waived.

The indentures also provide that the holders of at least a majority in principal amount of the outstanding debt securities of any series or of all debt securities then outstanding under the applicable indenture may, on behalf of all holders, waive any past default with respect to such series and its consequences, except a default:

•	in the payment of the principal, any premium, or make-whole amount, or interest;

•

in respect of a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holders of the outstanding debt security that is affected by the default; or

•	in respect of a covenant or provision for the benefit or protection of the trustee, without its express written consent.

The indentures require each trustee to give notice to the holders of debt securities within 90 days of a default unless such default has been cured or waived. However, the trustee may withhold notice if specified persons of such trustee consider such withholding to be in the interest of the holders of debt securities. The trustee may not withhold notice of a default in the payment of principal, any premium or interest on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series.

The indentures provide that holders of debt securities of any series may not institute any proceedings, judicial or otherwise, with respect to such indenture or for any remedy under the indenture, unless the trustee fails to act for a period of 60 days after the trustee has received a written request to institute proceedings in respect of an event of default from the holders of 25% or more in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to the trustee. However, this provision will not prevent any holder of debt securities from instituting suit for the enforcement of payment of the principal of, and any premium, or make-whole amount, and interest on, such debt securities at the respective due dates thereof.

The indentures provide that, subject to provisions in each indenture relating to its duties in the case of a default, a trustee has no obligation to exercise any of its rights or powers at the request or direction of any holders of any series of debt securities then outstanding under the indenture, unless the holders have offered to the trustee reasonable security or indemnity. The holders of at least a majority in principal amount of the outstanding debt securities of any series or of all debt securities then outstanding under an indenture shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon such trustee. However, a trustee may refuse to follow any direction which:

•	is in conflict with any law or the applicable indenture;

•	may involve the trustee in personal liability; or

•	may be unduly prejudicial to the holders of debt securities of the series not joining the proceeding.

Within 120 days after the close of each fiscal year, we will be required to deliver to each trustee a certificate, signed by one of our several specified officers, stating whether or not that officer has knowledge of any default under the applicable indenture. If the officer has knowledge of any default, the notice must specify the nature and status of the default.

Modification of the Indentures

The indentures provide that modifications and amendments may be made only with the consent of the affected holders of at least a majority in principal amount of all outstanding debt securities issued under that indenture. However, no such modification or amendment may, without the consent of the holders of the debt securities affected by the modification or amendment:

•	change the stated maturity of the principal of, or any premium, or make-whole amount, on, or any installment of principal of or interest on, any such debt security;

•	reduce the principal amount of, the rate or amount of interest on or any premium, or make-whole amount, payable on redemption of any such debt security;

•

reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security;

•	change the place of payment or the coin or currency for payment of principal of, or any premium, or make-whole amount, or interest on, any such debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

•

reduce the percentage in principal amount of any outstanding debt securities necessary to modify or amend the applicable indenture with respect to such debt securities, to waive compliance with particular provisions thereof or defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable indenture; and

•

modify any of the foregoing provisions or any of the provisions relating to the waiver of particular past defaults or covenants, except to increase the required percentage to effect such action or to provide that some of the other provisions may not be modified or waived without the consent of the holder of such debt security.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive, insofar as that series is concerned, our compliance with material restrictive covenants of the applicable indenture.

We and our respective trustee may make modifications and amendments of an indenture without the consent of any holder of debt securities for any of the following purposes:

•	to evidence the succession of another person to us as obligor under such indenture;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in such indenture;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•

to add or change any provisions of an indenture (1) to change or eliminate restrictions on the payment of principal of, or premium, or make-whole amount, or interest on, debt securities in bearer form, or (2) to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

•

to change or eliminate any provisions of an indenture, provided that any such change or elimination shall become effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of such provision;

•	to secure the debt securities;

•	to establish the form or terms of debt securities of any series;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under an indenture by more than one trustee;

•

to cure any ambiguity, defect or inconsistency in an indenture, provided that such action shall not adversely affect the interests of holders of debt securities of any series issued under such indenture; and

•

to supplement any of the provisions of an indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that such action shall not adversely affect the interests of the holders of the outstanding debt securities of any series.

Voting

The indentures provide that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the indentures or whether a quorum is present at a meeting of holders of debt securities:

•

the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof;

•

the principal amount of any debt security denominated in a foreign currency that shall be deemed outstanding shall be the United States dollar equivalent, determined on the issue date for such debt security, of the principal amount or, in the case of an original issue discount security, the United States dollar equivalent on the issue date of such debt security of the amount determined as provided in the preceding bullet point;

•

the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided for such indexed security under such indenture; and

•	debt securities owned by us or any other obligor upon the debt securities or by any affiliate of ours or of such other obligor shall be disregarded.

The indentures contain provisions for convening meetings of the holders of debt securities of a series. A meeting will be permitted to be called at any time by the applicable trustee, and also, upon request, by us or the holders of at least 25% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in such indenture. Except for any consent that must be given by the holder of each debt security affected by the modifications and amendments of an indenture described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series represented at such meeting.

Notwithstanding the preceding paragraph, except as referred to above, any resolution relating to a request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority of the aggregate principal amount of the outstanding debt securities of a series, may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of such specified percentage.

Any resolution passed or decision taken at any properly held meeting of holders of debt securities of any series will be binding on all holders of such series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. However, if any action is to be taken relating to a consent or waiver which may be given by the holders of at least a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding such percentage will constitute a quorum.

Notwithstanding the foregoing provisions, the indentures provide that if any action is to be taken at a meeting with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that such indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected by such action, or of the holders of such series and one or more additional series:

•	there shall be no minimum quorum requirement for such meeting; and

•

the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such indenture.

Subordination

Unless otherwise provided in the applicable prospectus supplement, subordinated securities will be subject to the following subordination provisions.

Upon any distribution to our creditors in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any subordinated securities will be subordinated to the extent provided in the applicable indenture in right of payment to the prior payment in full of all senior debt. However, our obligation to make payments of the principal of and interest on such subordinated securities otherwise will not be affected. No payment of principal or interest will be permitted to be made on subordinated securities at any time if a default on senior debt exists that permits the holders of such senior debt to accelerate its maturity and the default is the subject of judicial proceedings or we receive notice of the default. After all senior debt is paid in full and until the subordinated securities are paid in full, holders of subordinated securities will be subrogated to the rights of holders of senior debt to the extent that distributions otherwise payable to holders of subordinated securities have been applied to the payment of senior debt. The subordinated indenture will not restrict the amount of senior debt or other indebtedness of Amarin and its subsidiaries. As a result of these subordination provisions, in the event of a distribution of assets upon insolvency, holders of subordinated securities may recover less, ratably, than our general creditors.

The term “senior debt” will be defined in the applicable indenture as the principal of and interest on, or substantially similar payments to be made by us in respect of, other outstanding indebtedness, whether outstanding at the date of execution of the applicable indenture or subsequently incurred, created or assumed. The prospectus supplement may include a description of additional terms implementing the subordination feature.

No restrictions will be included in any indenture relating to subordinated securities upon the creation of additional senior debt.

If this prospectus is being delivered in connection with the offering of a series of subordinated securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior debt outstanding as of the end of our most recent fiscal quarter.

Discharge, Defeasance and Covenant Defeasance

Unless otherwise indicated in the applicable prospectus supplement, the indentures allow us to discharge our obligations to holders of any series of debt securities issued under any indenture when:

•

either (1) all securities of such series have already been delivered to the applicable trustee for cancellation; or (2) all securities of such series have not already been delivered to the applicable trustee for cancellation but (A) have become due and payable, (B) will become due and payable within one year, or (C) if redeemable at our option, are to be redeemed within one year, and we have irrevocably deposited with the applicable trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable, an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal and any premium, or make-whole amount, and interest to the date of such deposit if such debt securities have become due and payable or, if they have not, to the stated maturity or redemption date;

•	we have paid or caused to be paid all other sums payable; and

•	an officers’ certificate and an opinion of counsel stating the conditions to discharging the debt securities have been satisfied have been delivered to the trustee.

Unless otherwise indicated in the applicable prospectus supplement, the indentures provide that, upon our irrevocable deposit with the applicable trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at stated maturity, or government obligations, or both, applicable to such debt securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, and any premium, or make-whole amount, and interest on, such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor, the issuing company may elect either:

•	to defease and be discharged from any and all obligations with respect to such debt securities; or

•

to be released from its obligations with respect to such debt securities under the applicable indenture or, if provided in the applicable prospectus supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an event of default with respect to such debt securities.

Notwithstanding the above, we may not elect to defease and be discharged from the obligation to pay any additional amounts upon the occurrence of particular events of tax, assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities, or to hold monies for payment in trust.

The indentures only permit us to establish the trust described in the paragraph above if, among other things, it has delivered to the applicable trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from or published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the indenture. In the event of such defeasance, the holders of such debt securities would be able to look only to such trust fund for payment of principal, any premium, or make-whole amount, and interest.

When we use the term “government obligations,” we mean securities that are:

•

direct obligations of the United States or the government that issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

•

obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States or other government that issued the foreign currency in which the debt securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States or such other government, which are not callable or redeemable at the option of the issuer thereof and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such government obligation or a specific payment of interest on or principal of any such government obligation held by such custodian for the account of the holder of a depository receipt. However, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the government obligation or the specific payment of interest on or principal of the government obligation evidenced by such depository receipt.

Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, (1) the holder of a debt security of such series is entitled to, and does, elect under the terms of the applicable indenture or the terms of such debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such debt security, or (2) a conversion event occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, and premium, or make-whole amount, and interest on, such debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such debt security into the currency, currency unit or composite currency in which such debt security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate.

When we use the term “conversion event,” we mean the cessation of use of:

•

a currency, currency unit or composite currency both by the government of the country that issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

•	the European Currency Unit both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities; or

•	any currency unit or composite currency other than the European Currency Unit for the purposes for which it was established.

Unless otherwise provided in the applicable prospectus supplement, all payments of principal of, and any premium, or make-whole amount, and interest on, any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in United States dollars.

In the event that (1) we effect covenant defeasance with respect to any debt securities and (2) those debt securities are declared due and payable because of the occurrence of any event of default, the amount in the currency, currency unit or composite currency in which such debt securities are payable, and government obligations on deposit with the applicable trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default. However, the issuing company would remain liable to make payments of any amounts due at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Conversion Rights

The terms and conditions, if any, upon which the debt securities are convertible into ordinary shares or preference shares will be set forth in the applicable prospectus supplement. The terms will include whether the debt securities are convertible into ordinary shares or preference shares, the conversion price, or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at the issuing company’s option or the option of the holders, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the debt securities and any restrictions on conversion.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to such series. Global securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company, or DTC, as depository. We may issue global securities in either registered or bearer form and in either temporary or permanent form. We will describe the specific terms of the depository arrangement with respect to a series of debt securities in the applicable prospectus supplement relating to such series. We expect that unless the applicable prospectus supplement provides otherwise, the following provisions will apply to depository arrangements.

Once a global security is issued, the depository for such global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by such global security to the accounts of participants that have accounts with such depository. Such accounts shall be designated by the underwriters, dealers or agents with respect to such debt securities or by us if we offer such debt securities directly. Ownership of beneficial interests in such global security will be limited to participants with the depository or persons that may hold interests through those participants.

We expect that, under procedures established by DTC, ownership of beneficial interests in any global security for which DTC is the depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to beneficial interests of participants with the depository, and records of participants, with respect to beneficial interests of persons who hold through participants with the depository. Neither we nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its participants relating to beneficial ownership interests in the debt securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as described below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture. Beneficial owners of debt securities evidenced by a global security will not be considered the owners or holders thereof under the applicable indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the trustee under the indenture. Accordingly, each person owning a beneficial interest in a global security with respect to which DTC is the depository must rely on the procedures of DTC and, if such person is not a participant with the depository, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the applicable indenture. We understand that, under existing industry practice, if DTC requests any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners through such participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

Payments of principal of, and any premium, or make-whole amount, and interest on, individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to or at the direction of the depository or its nominee, as the case may be, as the registered owner of the global security under the applicable indenture. Under the terms of the applicable indenture, we and the trustee may treat the persons in whose name debt securities, including a global security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither we nor the trustee have or will have any responsibility or liability for the payment of such amounts to beneficial owners of debt securities including principal, any premium, or make-whole amount, or interest. We believe, however, that it is currently the policy of DTC to immediately credit the accounts of relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants. Redemption notices with respect to any debt securities represented by a global security will be sent to the depository or its nominee. If less than all of the debt securities of any series are to be redeemed, we expect the depository to determine the amount of the interest of each participant in such debt securities to be redeemed to be determined by lot. Neither we, the trustee, any paying agent nor the security registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such debt securities or for maintaining any records with respect thereto.

Neither we nor the trustee will be liable for any delay by the holders of a global security or the depository in identifying the beneficial owners of debt securities, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global security or the depository for all purposes. The rules applicable to DTC and its participants are on file with the SEC.

If a depository for any debt securities is at any time unwilling, unable or ineligible to continue as depository and we do not appoint a successor depository within 90 days, we will issue individual debt securities in exchange for the global security representing such debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the applicable prospectus supplement relating to such debt securities, determine not to have any of such debt securities represented by one or more global securities and in such event will issue individual debt securities in exchange for the global security or securities representing such debt securities. Individual debt securities so issued will be issued in denominations of $1,000 and integral multiples of $1,000.

The debt securities of a series may also be issued in whole or in part in the form of one or more bearer global securities that will be deposited with a depository, or with a nominee for such depository, identified in the applicable prospectus supplement. Any such bearer global securities may be issued in temporary or permanent form. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of debt securities to be represented by one or more bearer global securities will be described in the applicable prospectus supplement.

No Recourse

There is no recourse under any obligation, covenant or agreement in the applicable indenture or with respect to any security against any of our or our successor’s past, present or future stockholders, employees, officers or directors.

Description of Warrants

We or our selling security holders may offer warrants for the purchase of ordinary shares, each of which may be represented by one American Depositary Share, preference shares, each of which may be represented by one or more American Depositary Share, and/or senior or subordinated debt securities in one or more series, from time to time. We may issue warrants independently or together with ordinary shares, each of which may be represented by one American Depositary Share, preference shares, each of which may be represented by one American Depositary Share, and/or senior or subordinated debt securities, and the warrants may be attached to or separate from those securities.

If we or our selling security holders offer warrants, they will be evidenced by warrant certificates issued under one or more warrant agreements, which are contracts between us and an agent for the holders of the warrants. We urge you to read the prospectus supplement related to any series of warrants we may offer, as well as the complete warrant agreement and warrant certificate that contain the terms of the warrants. If we or our selling security holders offer warrants, forms of warrant agreements and warrant certificates relating to warrants for the purchase of such ordinary shares, preference shares and debt securities will be incorporated by reference into the registration statement of which this prospectus is a part from reports we would subsequently file with the SEC.

Description of American Depositary Shares

Citibank, N.A. acts as the depositary for our American Depositary Shares representing our ordinary shares. Citibank’s depositary offices are located at 388 Greenwich Street, 14th Floor, New York, New York

10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts,” or “ADRs.” The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is the London office of Citibank International plc, located at 25 Molesworth Street, Lewisham London SE 137 EX D, England.

We have appointed Citibank as depositary for our ADSs representing ordinary shares pursuant to a deposit agreement. A copy of the deposit agreement (including any amendments) is on file with the SEC under cover of a registration statement on Form F-6; you may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please refer to Registration Number 333-5946 when retrieving a copy of the deposit agreement.

We are providing you with a summary description of the material terms of the ADSs representing ordinary shares and of the material rights of owners of ADSs representing ordinary shares. We expect that the material terms of any ADSs representing preference shares and the material rights of owners of any ADSs representing preference shares will be similar to the material terms of the ADSs representing ordinary shares and the material rights of owners of ADSs representing ordinary shares, as provided in the following summary. A summary description of any differences in such material terms and material rights from the description set forth below will be included in a prospectus supplement. Please remember that summaries by their nature lack the precision of the information summarized and that a holder’s rights and obligations as an owner of ADSs will be determined by reference to the terms of the applicable deposit agreement and not by this summary. If you intend to hold ADSs, we urge you to review the applicable deposit agreement (including any amendments) in its entirety. Each ADS representing ordinary shares represents one ordinary share on deposit with the custodian and any ADS representing preference shares will represent one preference share on deposit with the custodian. An ADS will also represent any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

If you become an owner of ADSs, you will become a party to the applicable deposit agreement and therefore will be bound to its terms and to the terms of the ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares and to the holders of preference shares will continue to be governed by the laws of England and Wales, which may be different from the laws in the United States.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name or through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank to determine what those procedures are. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADR registered in your name and, as such, we will refer to you as the holder. When we refer to you, we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Distributions

As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of a cash dividend or other cash distribution, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to English laws and regulations.

The conversion into U.S. dollars will take place only if this can be done on a reasonable basis, in the judgment of the depositary, and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property, such as undistributed rights, held by the custodian in respect of securities on deposit.

Distributions of Shares

Whenever we make a free distribution of shares for the securities on deposit with the custodian, we will deposit the applicable number of shares with the custodian. Upon receipt of a free distribution of ordinary shares or preference shares, the depositary will either distribute to holders new ADSs representing the ordinary shares or preference shares deposited with the custodian or modify the ratio of ADSs to ordinary shares or preference shares, in which case each ADS you hold will represent rights and interests in the additional ordinary shares or preference shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ratio of ADSs to ordinary shares or preference shares upon a distribution of ordinary shares or preference shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares or preference shares so distributed.

No such distribution of new ADSs will be made if it would violate the U.S. securities laws or other applicable law. If the depositary does not distribute new ADSs or change the ADS-to-share ratio as described above, it may sell the shares received and distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

In the event that we distribute rights to purchase additional ordinary shares or preference shares, the depositary will determine whether it is lawful and feasible to distribute rights to purchase additional ADSs to holders.

The depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and feasible to make the rights available to holders of ADSs. We may be required to provide certain documentation contemplated in the deposit agreement, such as opinions to address the lawfulness of the transaction. You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights.

The depositary will not distribute the rights to you if:

•	it is not lawful or feasible to distribute the rights;

•	we fail to deliver satisfactory documents to the depositary; or

•	it appears that the rights are about to lapse.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Other Distributions

If we distribute property other than cash, ordinary shares, rights to purchase additional ordinary shares, preference shares or rights to purchase additional preference shares and if we provide all of the documentation contemplated in the applicable deposit agreement, the depositary will distribute the property to the holders in a manner it deems equitable and practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

If in the opinion of the depositary a distribution is not feasible, it will not distribute the property to you and may sell the property with our reasonable approval. The depositary may deem a distribution not to be feasible if:

•	any amounts are required to be withheld for taxes or governmental charges;

•	any obligations arise under applicable securities laws or exchange control regulations or laws; or

•	there is any requirement that distributable securities be registered under the Securities Act or otherwise.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Changes Affecting Ordinary Shares and Preference Shares

The ordinary shares or preference shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such ordinary shares or preference shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your ADSs would represent the right to receive the property received or exchanged in respect of the ordinary shares or preference shares held on deposit. The depositary may in such circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for new ADSs. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares or Preference Shares

The depositary may create ADSs on your behalf if you or your broker deposits ordinary shares or preference shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares or preference shares to the custodian. Your ability to deposit ordinary shares or preference shares and receive ADSs may be limited by U.S. and U.K. legal considerations applicable at the time of deposit. Neither ordinary shares nor preference shares will be accepted for deposit until the depositary receives evidence that there has been compliance with English currency exchange regulations. The depositary will only issue ADSs in whole numbers.

When you make a deposit of ordinary shares or preference shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	the ordinary shares or preference shares are validly issued, fully paid and non-assessable;

•	all preemptive rights, if any, with respect to such ordinary shares or preference shares have been validly waived or exercised;

•	you are duly authorized to deposit the ordinary shares or preference shares, as applicable; and

•	the ordinary shares or preference shares presented for deposit have not been stripped of any rights or entitlements.

In addition, unless you are depositing ordinary shares or preference shares in exchange for ADSs that are restricted ADSs, you will also be deemed to represent that the ordinary shares or preference shares presented for deposit are not restricted securities as defined in the deposit agreement.

Withdrawal of Shares upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying ordinary shares or preference shares at the custodian’s offices. Your ability to withdraw the ordinary shares or preference shares, as applicable, may be limited by U.S. and U.K. legal considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares or preference shares represented by your ADSs, you will be required to pay the depositary the fees for cancellation of ADSs and any charges and taxes payable in connection with the surrender and withdrawal. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares or preference shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

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temporary delays that may arise because (i) the transfer books for the ordinary shares or preference shares, as applicable, or ADSs are closed, or (ii) ordinary shares or preference shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

•	obligations to pay fees, taxes and similar charges would arise as a result of such withdrawal; or

•	restrictions may be imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs.

Restricted ADSs

Each holder depositing ordinary shares that constitute “restricted securities” (as defined in the deposit agreement) with the depositary will receive restricted ADSs pursuant to and in accordance with letter agreements between the depositary and us. We entered into these letter agreements to, inter alia, establish procedures for (i) the deposit of “restricted securities” with the depositary, (ii) the issuance by the depositary of restricted ADSs related to such restricted securities and (iii) the transfer or exchange of interests in the restricted ADSs, including the certifications and other requirements that will be required to affect such transactions under various circumstances.

Restricted ADSs may only be transferred or exchanged in accordance with the letter agreements. Except as set forth in the letter agreements and except as required by applicable law, restricted ADSs will have the same rights and obligations and will be treated as ADSs that are not “restricted ADSs” for all other purposes. Restricted ADSs may not be transferred except pursuant to an effective registration statement under the Securities Act or an available exemption from the registration requirements of the Securities Act.

Voting Rights

As a holder of ADSs representing ordinary shares, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described under the heading “Description of Securities—Ordinary Shares” in this prospectus. Holders of ADSs representing preference shares will generally have the right to instruct the depositary to exercise the voting rights for the preference shares represented by their ADSs. Holders of any series of preference shares will have voting rights, if any, fixed by our board of directors and described in the prospectus supplement relating to such series of preference shares. Our Articles of Association and English law provide that the holders of any series of preference shares will have the right to vote separately as a class on any proposal involving changes that would adversely affect the powers, preferences, or special rights of holders of such series of preference shares.

The depositary will mail to you any notice of shareholders’ meetings received from us, together with a statement that holders will be entitled to instruct the depositary to exercise the voting rights of the securities represented by ADSs, and information explaining how to give such instructions.

If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities represented by the holder’s ADSs in accordance with such voting instructions and the terms of the deposit agreement.

If poll voting is duly demanded and no instructions are received, the depositary will deem the holders to have granted a discretionary proxy to the person designated by us, unless we request otherwise. However, no discretionary proxy will be deemed granted for any proposition that:

•	involves the solicitation of opposing proxies or other substantial opposition; or

•	authorizes a merger, consolidation or other matter that may materially affect the rights and privileges of holders.

The depositary has agreed to appoint one or more representatives to vote at shareholders’ meetings either on a show of hands or a poll. In general, proxies may be voted only if a vote on a poll is duly demanded. See “Description of Securities—Ordinary Shares—Voting Rights” above. The depositary will not join in demanding a vote on a poll unless instructed by at least two holders of ADSs or holders of ADSs owning at least 10% of the voting interests of all holders having the right to vote at such meeting. If a poll is not demanded, the depositary shall follow the instructions of a majority in interest of the holders of ADSs who have instructed the depositary to vote.

Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations, the terms of our Articles of Association, and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

Fees and Charges

As an ADS holder, under the deposit agreement you will be required to pay the following service fees to the depositary:

Service	Fees
Issuance of ADSs	Up to 5¢ per ADS issued (or portion thereof)
Cancellation/Surrender of ADSs	Up to 5¢ per ADS canceled (or portion thereof)

As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary and certain taxes and governmental charges such as:

•

fees for the transfer and registration of ordinary shares or preference shares charged by the registrar and transfer agent for the ordinary shares or preference shares in England (i.e., upon deposit and withdrawal of ordinary shares or preference shares);

•	expenses incurred for converting foreign currency into U.S. dollars;

•	expenses for cable, telex and fax transmissions and for delivery of securities; and

•	taxes and duties upon the transfer of securities (i.e., when ordinary shares or preference shares are deposited or withdrawn from deposit).

We have agreed to pay certain other charges and expenses of the depositary. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes.

Amendments and Termination

We may agree with the depositary to modify the applicable deposit agreement at any time without your consent. We undertake to give holders three months’ prior notice of any modifications that would prejudice any substantial rights of the holders under the deposit agreement. We will not consider to be prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay.

You will be bound by the modifications to the applicable deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The applicable deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares or preference shares represented by your ADSs.

We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination.

Upon termination of the applicable deposit agreement, withdrawal of the ordinary shares or preference shares and distributions to holders will occur as described below.

•

For a period of six months after termination, you will be able to request the cancellation of your ADSs and the withdrawal of the ordinary shares or preference shares represented by your ADSs and the delivery of all other property held by the depositary in respect of those ordinary shares or preference shares on the same terms as prior to the termination. During such six-month period the depositary will continue to collect all distributions received on the ordinary shares or preference shares on deposit (i.e., dividends) but will not distribute any such property to you until you request the cancellation of your ADSs.

•

After the expiration of such six-month period, the depositary may sell the securities held on deposit. The depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in an unsegregated non-interest bearing escrow account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office at reasonable times, but solely for the purpose of communicating with other holders in the interest of business matters of our company or relating to the ADSs or the deposit agreement.

The depositary will maintain facilities in New York City to record and process the execution, delivery, registration, transfer and surrender of ADRs. These facilities may be closed from time to time when deemed expedient by the depositary, or at our request.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:

•	we and the depositary are obligated only to use our best judgment and good faith in performing the duties specifically stated in the deposit agreement without negligence or bad faith;

•	the depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith;

•	we and the depositary will not be obligated to appear in, prosecute or defend any lawsuit or other proceeding unless satisfactory indemnity is provided against all expenses and liabilities; and

•

we and the depositary disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADRs, or any other person believed by either of us in good faith to be competent to give such advice or information.

Pre-Release Transactions

The depositary may, in certain circumstances, issue ADSs before receiving a deposit of ordinary shares or preference shares or release ordinary shares or preference shares before receiving ADSs. These transactions are commonly referred to as “pre-release transactions.” The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions, including the need to receive collateral, the type of collateral required, the representations required from brokers, etc. The depositary may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if in its judgment conversion can be made on a reasonable basis. The depositary will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the depositary determines that the foreign currency is not convertible on a reasonable basis, or if any required approvals are not obtainable or are not obtained within a reasonable period, the depositary may take the following actions in its discretion:

•	convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical;

•	distribute the foreign currency to holders for whom the distribution is lawful and practical; and

•	hold the foreign currency for the applicable holders for whom such conversion and distribution is not lawful and practicable.

CERTAIN MATERIAL U.K. TAX CONSIDERATIONS

Capital Gains

If you are not resident or ordinarily resident in the United Kingdom (“UK”) for UK tax purposes, you will not be liable for UK tax on capital gains realized or accrued on the sale or other disposition of ordinary shares or ADSs unless the ordinary shares or ADSs are held in connection with your trade carried on in the UK through a branch or agency and the ordinary shares or ADSs are or have been used, held or acquired for the purposes of such trade or such branch or agency.

An individual holder of ordinary shares or ADSs who ceases to be resident or ordinarily resident in the UK for UK tax purposes for a period of less than 5 years and who disposes of ordinary shares or ADSs during that period may also be liable on returning to the UK for UK capital gains tax despite the fact that the individual may not be resident or ordinarily resident in the UK at the time of the disposal.

Inheritance Tax

If you are an individual domiciled in the United States and are not a national of the UK for the purposes of the Inheritance and Gift Tax Treaty 1978 between the United States and the UK, any ordinary shares or ADS beneficially owned by you will not generally be subject to UK inheritance tax on your death or on a gift made by you during your lifetime, provided that any applicable United States federal gift or estate tax liability is paid, except where the ordinary share or ADS is part of the business property of your UK permanent establishment.

Where the ordinary shares or ADSs have been placed in trust by a settlor who, at the time of the settlement, was domiciled in the United States and not a national of the UK, the ordinary shares or ADSs will not generally be subject to UK inheritance tax.

Stamp Duty and Stamp Duty Reserve Tax

Transfer of ADSs

No UK stamp duty will be payable on an instrument transferring an ADS or on a written agreement to transfer an ADS provided that the instrument of transfer or the agreement to transfer is executed and remains at all times outside the UK. Where these conditions are not met, the transfer of, or agreement to transfer, an ADS could, depending on the circumstances, attract a charge to ad valorem stamp duty at the rate of 0.5% of the value of the consideration.

No stamp duty reserve tax will be payable in respect of an agreement to transfer an ADS, whether made in or outside the UK.

Issue and Transfer of Ordinary Shares

Except in relation to persons whose business is or includes the issue of depositary receipts or the provision of clearance services or their nominees (whose particular circumstances are not considered further in this report), the issue of ordinary shares by Amarin will not give rise to a charge to UK stamp duty or stamp duty reserve tax.

Transfers of ordinary shares, as opposed to ADSs, will attract ad valorem stamp duty at the rate of 0.5% of the amount or value of the consideration. A charge to stamp duty reserve tax, at the rate of 0.5% of the amount or value of the consideration, will arise on an agreement to transfer ordinary shares. The stamp duty reserve tax is payable on the seventh day of the month following the month in which the charge arises. Where an instrument of transfer is executed and duly stamped before the expiry of a period of six years beginning with the date of that agreement, any stamp duty reserve tax that has not been paid ceases to be payable.

Taxation of Dividends

Under UK law, there is no withholding tax on dividends.

CERTAIN MATERIAL IRISH TAX CONSIDERATIONS

The summary only applies to U.S. Holders that legally and beneficially hold their ordinary shares or ADSs evidenced by ADRs as capital assets (i.e. investments) and does not address special classes of holders including, but not limited to, dealers in securities, insurance companies, pension schemes, employee share ownership trusts, collective investment undertakings, charities, tax-exempt organizations, financial institutions and close companies, each of which may be subject to special rules not discussed below.

Solely for the purposes of this summary of Irish Tax Considerations, a “U.S. Holder” means a holder of ordinary shares or ADSs evidenced by ADRs that (i) beneficially owns the ordinary shares or ADSs registered in their name; (ii) is resident in the United States for the purposes of the Ireland-United States Double Taxation Convention, or the Treaty; (iii) in the case of an individual holder, is not also resident or ordinarily resident in Ireland for Irish tax purposes; (iv) in the case of a corporate holder, is not a resident in Ireland for Irish tax purposes and is not ultimately controlled by persons resident in Ireland; and (v) is not engaged in any trade or business and does not perform independent personal services through a permanent establishment or fixed base in Ireland.

For Irish taxation purposes, and for the purposes of the Treaty, U.S. Holders of ADSs will be treated as the owners of the underlying ordinary shares represented by such ADSs.

Taxation of Dividends

We do not expect to pay dividends in the foreseeable future. Should we begin paying dividends, such dividends will generally be subject to dividend withholding tax, or DWT, in Ireland at the standard rate of income tax (currently 20%). Where DWT applies, we will be responsible for withholding such tax at source.

Dividends paid by us to U.S. Holders of ordinary shares or ADSs evidenced by ADRs will be exempt from DWT if, prior to the payment of such dividends, the recipient U.S. Holder delivers to us a declaration, a certificate of residency and, in the case of U.S. Holders that are corporations, an auditor’s certificate, each in the form prescribed by the Irish Revenue Commissioners.

Where DWT is withheld from dividend payments to U.S. Holders of ordinary shares or ADSs evidenced by ADRs, such U.S. Holders can apply to the Irish Revenue Commissioners claiming a full refund of DWT paid by filing a declaration, a certificate of residency and, in the case of U.S. Holders that are corporations, an auditor’s certificate, each in the form prescribed by the Irish Revenue Commissioners.

The DWT rate applicable to U.S. Holders is reduced to 5% under the terms of the Treaty for corporate U.S. Holders holding 10% or more of our voting shares, and to 15% for other U.S. Holders. While this will, subject to the application of Article 23 of the Treaty, generally entitle U.S. Holders to claim a partial refund of DWT from the Irish Revenue Commissioners, U.S. Holders will, in most circumstances, likely prefer to seek a full refund of DWT under Irish domestic legislation.

Capital Gains on Disposals of Ordinary Shares or ADSs

U.S. Holders will not be subject to Irish capital gains tax, or CGT, on the disposal of ordinary shares or ADSs provided that such ordinary shares or ADSs are quoted on a stock exchange at the time of disposition. A stock exchange for this purpose includes, among others, the Irish Stock Exchange, or ISE, or NASDAQ. While it is our intention to continue the listing of ADSs on NASDAQ, no assurances can be given in this regard.

If, for any reason, our ADSs cease to be listed on NASDAQ, U.S. Holders will not be subject to CGT on the disposal of their ordinary shares or ADSs provided that the ordinary shares or ADSs do not, at the time of the disposal, derive the greater part of their value from land, buildings, minerals, or mineral rights or exploration rights in Ireland.

Irish Capital Acquisitions Tax

A gift or inheritance of ordinary shares or ADSs will come within the charge to Irish capital acquisitions tax if either:

(i) the disponer or the donee/successor in relation to the gift or inheritance is resident or ordinarily resident in Ireland (or, in certain circumstances, if the disponer is domiciled in Ireland irrespective of his residence or that of the donee/successor); or

(ii) the ordinary shares or ADSs are regarded as property situated in Ireland (i.e. if the ordinary shares or ADSs are physically located in Ireland or if the register of the ordinary shares or ADSs is maintained in Ireland).

On the basis that the ordinary shares or ADSs should not be regarded as property situated in Ireland (given that the registers are not maintained in Ireland), a gift or inheritance of the ordinary shares or ADSs should only come within the charge to Irish capital acquisitions tax based on the residency of the disponer and donee.

Irish Stamp Duty

No Irish stamp duty or capital duty should arise on the issue or transfer for cash of ordinary shares or ADSs on the basis that such transactions do not relate to Irish stocks or securities of an Irish registered company.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations with respect to the acquisition, ownership and disposition of ordinary shares or ADSs by a U.S. Holder (as defined below). This summary applies to you only if you hold ordinary shares or ADSs as a capital asset. This summary is based upon the U.S. Internal Revenue Code of 1986, as amended, which is referred to herein as the Code, regulations promulgated under the Code and administrative rulings and judicial decisions as in effect on the date of this prospectus, all of which are subject to change, possibly with retroactive effect, and to differing interpretations, which could result in U.S. federal income tax considerations different from those summarized below.

This summary is general in nature and does not address the effects of any state or local taxes, or the tax consequences in jurisdictions other than the United States. In addition, it does not address tax consequences that may be relevant to you in your particular circumstances, including alternative minimum tax consequences, nor does it apply to you if you are a holder with a special status, such as:

•	a person that owns, or is treated as owning under certain ownership attribution rules, 10% or more of the voting power of Amarin;

•	a broker, dealer or trader in securities or currencies;

•	a bank, mutual fund, life insurance company or other financial institution;

•	a tax-exempt organization;

•	a qualified retirement plan or individual retirement account;

•	a person that holds ordinary shares or ADSs as part of a straddle, hedge, constructive sale or other integrated transaction for tax purposes;

•	a partnership, S corporation or other pass-through entity;

•	an investor in a partnership, S corporation or other pass-through entity;

•	a person who received ordinary shares or ADSs in connection with the performance of services; and

•	a person whose functional currency for U.S. federal income tax purposes is not the U.S. dollar.

This summary does not address the U.S. federal income tax considerations with respect to non-U.S. Holders arising from the acquisition, ownership and disposition of ordinary shares or ADSs. A “non-U.S. Holder” is a beneficial owner of ordinary shares or ADSs that is not a U.S. Holder.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds ordinary shares or ADSs, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. A partner of a partnership that owns or may acquire ordinary shares or ADSs should consult the partner’s tax advisor regarding the specific tax consequences of the acquisition and ownership of ordinary shares or ADSs.

YOU SHOULD CONSULT YOUR OWN ADVISOR REGARDING THE TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF ORDINARY SHARES AND ADSS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

U.S. Holders

The following discussion applies to you if you are a “U.S. Holder.” For purposes of this discussion, a “U.S. Holder” is any beneficial owner of an ordinary share or ADS that is:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or,

•

a trust (1) that validly elects to be treated as a U.S. person for U.S. federal income tax purposes, or (2) the administration over which a U.S. court can exercise primary supervision and all of the substantial decisions of which one or more U.S. persons have the authority to control.

Distributions

Subject to the discussion under “—Passive Foreign Investment Company,” below, the gross amount of distributions, if any, payable on ordinary shares and ADSs generally would be treated as dividend income to the extent paid out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). A U.S. Holder would be required to include the amount of such distribution in gross income as a dividend (without reduction for any income tax withheld from such distribution). Because Amarin does not maintain calculations of its earnings and profits in accordance with U.S. federal income tax principles, U.S. Holders should assume that any distribution by Amarin with respect to the ordinary shares and ADSs will constitute ordinary dividend income.

Amarin, which is incorporated under the laws of England and Wales, believes that it qualifies as a resident of Ireland for purposes of the Convention between the Government of the United States of America and the Government of Ireland, entered into force on December 17, 1997, as amended and currently in force, which is referred to herein as the U.S.-Irish Tax Treaty, although there can be no assurance in this regard. Subject to the discussion under “—Passive Foreign Investment Company,” below, if the U.S.-Irish Tax Treaty is applicable, such dividends will generally be “qualified dividend income” in the hands of individual U.S. Holders, provided that certain significant holding period and other requirements are met. Under current law, dividends that are qualified dividend income will generally be taxed at preferential rates.

U.S. Holders generally may claim the amount of Irish withholding tax withheld either as a deduction from gross income or as a credit against U.S. federal income tax liability. However, the foreign tax credit is subject to numerous complex limitations that must be determined and applied on an individual basis. Generally, the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” In addition, this limitation is calculated separately with respect to specific categories of income. The amount of a distribution with respect to the ordinary shares or ADSs that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Irish income tax purposes, potentially resulting in a reduced foreign tax credit for the U.S. Holder. Each U.S. Holder should consult its own tax advisors regarding the foreign tax credit rules.

The amount of a distribution paid to a U.S. Holder of ordinary shares or ADSs in foreign currency generally will be equal to the U.S. dollar value of such distribution based on the exchange rate applicable on the date of receipt. A U.S. Holder that does not convert foreign currency received as a distribution into U.S. dollars on the date of receipt generally will have a tax basis in such foreign currency equal to the U.S. dollar value of such foreign currency on the date of receipt. Such a U.S. Holder generally will recognize ordinary income or loss on the subsequent sale or other taxable disposition of such foreign currency (including an exchange for U.S. dollars).

Sale or Other Disposition of Ordinary Shares or ADSs

Subject to the discussion under “—Passive Foreign Investment Company,” below, in general, if you sell or otherwise dispose of ordinary shares or ADSs in a taxable disposition:

•

you will recognize gain or loss equal to the difference (if any) between the U.S. dollar value of the amount realized on such sale or other taxable disposition and your adjusted tax basis in such ordinary shares or ADSs;

•

any gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period for the ordinary shares or ADSs sold or otherwise disposed of is more than one year at the time of such sale or other taxable disposition; and,

•

any gain or loss will generally be treated as U.S.-source income for U.S. foreign tax credit purposes, although special rules apply to U.S. Holders who have a fixed place of business outside the United States to which this gain is attributable.

Under current law, long-term capital gains of individual taxpayers are taxed at reduced rates. The deductibility of capital losses is subject to limitations.

If you are a cash basis taxpayer who receives foreign currency in connection with a sale or other taxable disposition of ordinary shares or ADSs, the amount realized will be based on the U.S. dollar value of the foreign currency received with respect to such ordinary shares and ADSs, as determined on the settlement date of such sale or other taxable disposition.

If you are an accrual basis taxpayer who receives foreign currency in a sale or other taxable disposition of ordinary shares or ADSs, you generally may elect the same treatment required of cash basis taxpayers with respect to a sale or other taxable disposition of such ordinary shares or ADSs, provided the election is applied consistently from year to year. The election may not be changed without the consent of the Internal Revenue Service. If you are an accrual basis taxpayer and do not elect to be treated as a cash basis taxpayer (pursuant to the U.S. Treasury Regulations applicable to foreign currency transactions) for this purpose, you would recognize a foreign currency gain or loss for U.S. federal income tax purposes to the extent of differences between the U.S. dollar value of the foreign currency received on the date of the sale (or other taxable disposition) of ordinary shares or ADSs and the settlement date. Any such currency gain or loss generally will be treated as ordinary income or loss and would be in addition to gain or loss, if any, recognized on the sale (or other taxable disposition) of such ordinary shares or ADSs.

Passive Foreign Investment Company

PFIC Rules Generally. U.S. Holders of ordinary shares and ADSs should be aware that each of Amarin and certain of its subsidiaries could constitute a “passive foreign investment company” (a “PFIC”) for U.S. federal income tax purposes. The tests for determining PFIC status for a taxable year depend upon the relative values of certain categories of assets and the relative amounts of certain kinds of income. The application of these factors depends upon our financial results for the year, which are beyond our ability to predict or control, and the application of the relevant rules is subject to legal and factual uncertainties. While we cannot provide any assurance that we are, are not, or will or will not be, a PFIC now or in the future, we believe it prudent to assume that we may be classified as a PFIC now or in future years.

In general terms, Amarin will be a PFIC for any tax year in which either (i) 75% or more of its gross income is passive income (the “income test”) or (ii) the average percentage, by fair market value, of its assets that produce or are held for the production of passive income is 50% or more (the “asset test”). “Passive income” includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

If Amarin is a PFIC for any year, subject to the discussion of QEF and mark-to-market elections below, a U.S. taxpayer who disposes or is deemed to dispose of an ordinary share or ADS at a gain or who receives a distribution treated as an “excess distribution” on an ordinary share or ADS generally would be required to allocate such gain and distribution ratably to each day in the U.S. taxpayer’s holding period for the ordinary share or ADS in question.

The portion of any excess distributions including gains, which are treated for all purposes as excess distributions allocated to the current tax year or to a year prior to the first year in which Amarin was a PFIC would be includible as ordinary income in the current tax year. In contrast, the portion of any excess distributions allocated to the first year in the U.S. Holder’s holding period in which Amarin was a PFIC and any subsequent year or years (excluding the current year) would be taxed at the highest marginal rate applicable to ordinary income for each year (regardless of the U.S. Holder’s actual marginal rate for that year and without reduction by any losses or loss carryforwards) and would be subject to interest charges to reflect the value of the U.S. federal income tax deferral.

In accordance with the rules above, if Amarin is or was a PFIC at any time during the U.S. Holder’s holding period, none of the gain recognized on the sale or other disposition of an ordinary share or ADS would be eligible for the preferential long-term capital gains rate. In addition, dividends generally will not be qualified dividend income if in the year of payment or the preceding year Amarin is a PFIC.

Certain elections may sometimes be used to reduce the adverse impact of the PFIC rules on U.S. Holders (“qualifying electing fund” (“QEF”) and “mark-to-market” elections), but these elections may accelerate the recognition of taxable income and may result in the recognition of ordinary income.

QEF Election. The rules described above for excess distributions would not apply to a U.S. Holder if the U.S. Holder makes a timely QEF election for the first taxable year of the U.S. Holder’s holding period for ordinary shares or ADSs during which Amarin is a PFIC and Amarin complies with specified reporting requirements. A timely QEF election for a taxable year generally must be made on or before the due date (as may be extended) for filing the taxpayer’s U.S. federal income tax return for the year. A U.S. Holder who makes a QEF election generally must report on a current basis a pro rata share of Amarin’s ordinary earnings and net capital gain for any taxable year in which Amarin is a PFIC, whether or not those earnings or gains are distributed. A U.S. Holder who makes a QEF election must file a Form 8621 with its annual income tax return. For U.S. Holders who seek to make a QEF election, with respect to our ordinary shares or ADSs, Amarin will make available an information statement that will contain the necessary information required for making a QEF election and permit such U.S. Holders access to certain information in the event of an audit by the U.S. tax authorities.

If a U.S. Holder does not make a QEF election for the first taxable year of the U.S. Holder’s holding period for ordinary shares or ADSs during which Amarin is a PFIC, the QEF election will not be treated as timely and the adverse tax regime described above would apply to dispositions of or excess distributions on the ordinary shares or ADSs. In such case, a U.S. Holder may make a deemed sale election whereby the U.S. Holder would be treated as if the U.S. Holder had sold the ordinary shares or ADSs in a fully taxable sale at fair market value on the first day of such taxable year in which the QEF election takes effect. Such U.S. Holder would be required to recognize any gain on the deemed sale as an excess distribution and pay any tax and interest due on the excess distribution when making the deemed sale election. The effect of such further election would be to restart the U.S. Holder’s holding period in the ordinary shares or ADSs, subject to the QEF regime, and to purge the PFIC status of such ordinary shares or ADSs going forward.

Mark-to-Market Election. If Amarin is or becomes a PFIC, a U.S. Holder of ordinary shares or ADSs may elect to recognize any gain or loss on ordinary shares or ADSs on a mark-to-market basis at the end of each taxable year, so long as the ordinary shares and ADSs, respectively, are regularly traded on a qualifying exchange. The mark-to-market election under the PFIC rules is an alternative to the QEF election. A U.S. Holder who makes a mark-to-market election generally must recognize as ordinary income all appreciation inherent in the U.S. Holder’s investment in ordinary shares or ADSs on a mark-to-market basis and may recognize losses inherent in such ordinary shares or ADSs only to the extent of prior mark-to-market gain recognition. The income and deductions entailed by the mark-to-market regime will increase and decrease the U.S. Holder’s adjusted basis in its ordinary shares or ADSs. Upon a sale or other disposition of ordinary shares or ADSs that have been marked-to-market, any gain recognized will be treated as ordinary income. The mark-to-market election must be made by the due date (as may be extended) for filing the U.S. Holder’s federal income tax return for the first year in which the election is to take effect. Whether or not the mark-to-market election is available will depend on whether the ordinary shares or ADSs are regularly traded on a qualifying exchange and Amarin cannot provide assurance that the ordinary shares or ADSs will be considered “regularly traded” (which determination is based on the volume of trading of the ordinary shares or ADSs) for all years in which Amarin may be a PFIC.

Rules for Lower-Tier PFIC Subsidiaries. Special adverse rules apply to U.S. Holders of ordinary shares or ADSs for any year in which Amarin is a PFIC and has a non-U.S. subsidiary that is also a PFIC (a “lower-tier PFIC”). If Amarin is or becomes a PFIC and a U.S. Holder does not make a QEF election (as described above) in respect of any lower-tier PFIC, the U.S. Holder could incur liability for the deferred tax and interest charge described above if (i) Amarin receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC or (ii) the U.S. Holder disposes of all or part of its ordinary shares or ADSs. A QEF election that is made for ordinary shares or ADSs will not apply to a lower tier PFIC, although a separate QEF election may be made with respect to a lower-tier PFIC. For U.S. Holders who seek to make a QEF election, with respect to our ordinary shares or ADSs, Amarin will make available an information statement that will contain the necessary information required for making a QEF election and permit such U.S. Holders access to certain information in the event of an audit by the U.S. tax authorities. For U.S. Holders that make a mark-to-market election for Amarin, if available, no such election may be made with respect to the stock of lower-tier PFIC that a U.S. Holder is treated as owning if such stock is not marketable. Hence, the mark-to-market election will not be effective to eliminate a U.S. Holder’s liability for the deferred tax and interest charge described above with respect to deemed dispositions of lower-tier PFIC stock or distributions from a lower-tier PFIC.

Reporting. A U.S. Holder’s ownership of ordinary shares or ADSs in a PFIC generally must be reported by filing Form 8621 with the U.S. Holder’s annual U.S. federal income tax return. Every U.S. Holder who is a shareholder in a PFIC must file an annual report containing the information required by the Internal Revenue Service.

Estate Planning. Special adverse rules that impact certain estate planning goals could apply to ordinary shares and ADSs if Amarin is a PFIC.

Tax Advice. The PFIC rules are extremely complex, and U.S. Holders are urged to consult their own tax advisers regarding the potential tax consequences of Amarin being classified as a PFIC.

Recent Legislative Developments

Newly enacted legislation requires certain U.S. Holders that are individuals, estates or trusts to pay up to an additional 3.8% tax on dividends and capital gains for taxable years beginning after December 31, 2012. In addition, new legislation requires certain U.S. Holders who are individuals that hold certain foreign financial assets to report information relating to such assets, subject to certain exceptions. Failure to provide such information could result in significant additional taxes and penalties. U.S. Holders should consult their own tax advisors regarding the effect, if any, of this legislation on acquisition, ownership and disposition of ordinary shares or ADSs.

U.S. Information Reporting and Backup Withholding

U.S. Holders of ordinary shares and ADSs may be subject to information reporting and may be subject to backup withholding on distributions on ordinary shares and ADSs or on the proceeds from a sale or other disposition of ordinary shares and ADSs paid within the United States. Payments of distributions on, or the proceeds from the sale or other disposition of ordinary shares and ADSs to or through a foreign office of a broker generally will not be subject to backup withholding, although information reporting may apply to those payments in certain circumstances. Backup withholding will generally not apply, however, to a U.S. Holder who:

•

furnishes a correct taxpayer identification number and certifies that the U.S. Holder is not subject to backup withholding on IRS Form W-9, Request for Taxpayer Identification Number and Certification (or substitute form); or

•	is otherwise exempt from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder under the backup withholding rules may be credited against the holder’s U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld by filing the appropriate claim for refund with the IRS in a timely manner.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of our securities offered by us under this prospectus. Except as described in any prospectus supplement, we currently anticipate using the net proceeds from the sale of our securities offered hereby primarily for general corporate purposes which include, but are not limited to, funding development and, if approved, the commercialization of our product candidates and to discover additional product candidates. We may also use a portion of the net proceeds to pay off outstanding indebtedness, if any, and/or acquire or invest in complementary businesses, products and technologies. Although we have no specific agreements, commitments or understandings with respect to any acquisition, we evaluate acquisition opportunities and engage in related discussions with other companies from time to time.

Pending the use of the net proceeds, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

We will not receive any of the proceeds of the sale by selling security holders of the securities covered by this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical consolidated ratio of earnings to fixed charges for the periods shown. As of the date of this prospectus, we have no preference shares outstanding and we did not declare or pay any dividends on preference shares for the periods indicated. Therefore, the ratios of earnings to combined fixed charges and preference share dividends are the same as the ratios of earnings to fixed charges presented below.

	Year Ended December 31,
	2006	2007	2008	2009	2010
Ratio of earnings to fixed charges (1)	$—	$—	$—	$—	$—

(1)	Earnings were not sufficient to cover fixed charges and approximately equal to the net loss of $28,021,000, $45,847,000, $18,489,000, $30,606,000 and $249,589,000 for the years ended December 31, 2006, 2007, 2008, 2009 and 2010, respectively. For this reason, no ratios are provided for these periods.

SELLING SECURITY HOLDERS

Information about selling security holders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC which are incorporated into this prospectus by reference.

LEGAL MATTERS

Certain legal matters with respect to United States and New York law with respect to the validity of certain of the offered securities will be passed upon for the issuer by Goodwin Procter LLP, Boston, Massachusetts. Certain legal matters with respect to English law with respect to the validity of certain of the offered securities will be passed upon for the issuer by K&L Gates LLP (registered in England). Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from Amarin Corporation plc’s Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of Amarin Corporation plc and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and (2) express an adverse opinion on the effectiveness of internal control over financial reporting because of a material weakness). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information contained in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below which have been filed by us:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2010;

2.	Our Current Reports on Form 8-K filed with the SEC on January 6, 2011 and January 11, 2011;

3.	The section entitled “Description of Registrant’s Securities to be Registered” contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on March 19, 1993, including any amendment or report filed for the purpose of updating such description.

All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any report or documents that is not deemed filed under such provisions, (1) on or after the date of filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement and (2) on or after the date of this prospectus until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus is a part has been withdrawn, shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon such person’s written or oral request, a copy of any and all of the information incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates. Requests should be directed to Investor Relations of Amarin Corporation plc, c/o Amarin Pharma, Inc., Mystic Packer Building, 12 Roosevelt Avenue, Mystic, Connecticut 06355; telephone: (860) 572-4979. We have authorized no one to provide you with any information that differs from that contained in this prospectus. Accordingly, you should not rely on any information that is not contained in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of the front cover of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not include all of the information contained in the registration statement. You are referred to the registration statement and the included exhibits for further information. This prospectus is qualified in its entirety by such other information.

We are subject to the informational requirements of the Securities Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility. Additionally, we make these filings available, free of charge, on our website at www.amarincorp.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC.

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21,700,000 American Depositary Shares

Representing 21,700,000 Ordinary Shares

Prospectus Supplement

Citigroup	Jefferies

July 8, 2013